UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a - 101)
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Herman Miller, Inc.

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1 2015 Proxy Statement

September 1, 2015

Dear Fellow Herman Miller Shareholder,

Four years ago, we began a transformation at Herman Miller that we entitled Shift. We adopted this strategy in anticipation of changes in society and according to our view of how the unique DNA of Herman Miller could respond to these changes and create value for people who use our solutions, our employee-owners, and our investors. We believe this transformation will increase the size of the market we serve, position us in higher margin segments and categories, and strengthen the Herman Miller brand globally. These goals have guided our decisions and actions for several years, including 2015.

Our strategy for reaching these goals remains shifting from products to complete solutions, from North America-centric to global, from office to everywhere, and from an industry brand to becoming an industry + consumer brand. In summary, we are moving from competing in the North American office furniture industry to the broader arena of Place. Our customers are becoming increasingly global, and our operations are aligning to serve our customers wherever they live and operate. We are on our way to becoming the global leader in providing an authentic modern lifestyle for places where people live, work, learn, and heal. We continue to operate with a sense of purpose, knowing that ultimately our success will not be measured by our products and profits alone, but also by our impact on humanity.

Three challenges
Fiscal 2015 was a year of great accomplishment and a year of challenges. In a nutshell: We made a great deal of strategic progress, and many of our business units performed really well; however, we did not achieve our financial goals. Three primary factors led to our miss: First, we experienced a period where our win rate in the North American office furniture market was lower than we normally expect or needed to achieve our goals. This resulted from inadequate capacity in our sales team; delays in getting new products to market; a highly competitive environment; and showrooms not tuned to what our field teams needed to win. Second, the healthcare sector continued to struggle to find growth in demand, as healthcare construction remained soft and healthcare investment is moving from our historical strength, hospitals, to other venues of care. Third, at midyear, a significant change in the value of the U.S. dollar resulted in our non-U.S. sales being valued at a lower amount. Despite these challenges, our revenue in 2015 increased 14% to $2.14 billion, and our adjusted EBITDA (earnings before interest, taxes, depreciation and amortization (excluding non-controlling ownership interests))(1) increased 14% to $235 million.

The first two items are within our control, and we couldn’t be more pleased with how fast the organization has responded to correct our course and develop new capabilities that are now turning these weaknesses into strengths. The third factor, a strong dollar, is out of our control, and we will continue to respond to that reality as long as it continues.

Significant accomplishments
In contrast to these challenges, we had a number of significant accomplishments this past year. I would like to review with you the salient ones, how we continue to move toward our long-term goals, and why we believe Herman Miller is on exactly the right path toward a strong and sustainable organization built on inspiring designs to help our customers do great things. My team and I are confident in our people and our ability to achieve our long-term vision.

Speaking generally, we moved to align our business more closely with our markets and dealers. We worked to strengthen our brands and sharpen our capabilities. We continue to put the right people in the right positions, developing the talent we will need to reach our goals in the future. We have made great strides in unifying and improving the spaces where we meet our customers, and we introduced over 40 new products and product enhancements. Here are a few details.

The acquisition of DWR
In July 2014, we concluded the acquisition of Design Within Reach, the Stamford, Connecticut-based furniture retailer and authored design advocate with 2013 sales of $218 million. DWR currently operates 33 Retail Studio locations in the U.S. and Canada, two outlet stores, and an e-Commerce channel, and it publishes a popular print catalog offering modern furnishings, lighting, and accessories. We are learning many things from DWR, and they have given us a healthy and growing connection to consumers. The veteran DWR leadership team continues to direct the company and is successfully integrating DWR into the Herman Miller brand and strategy. I am extremely pleased with initial results from these efforts and believe we are well-positioned to create further value from this acquisition.

Investments in places where customers interact with us
Part of our strategy is to leverage our strong brand around the world and highlight our ability to provide complete solutions in addition to individual products. The places where we meet our customers should showcase these complete solutions. Last year, we completely refreshed showrooms in Mexico City, Los Angeles, New York, San Francisco, Atlanta, Houston, Washington, DC, and Toronto. We opened new showrooms in Dallas,

(1) Non-GAAP measurements: see accompanying reconciliations and explanations at page 56.

Sao Paolo, Sydney, and Dubai. We have finished refreshing 18 dealer showrooms and are currently working on 26 more. These efforts are bringing consistency and responsiveness to our showrooms, and the sales force and dealers have been an effective voice in shaping the way we design and maintain showrooms and sales facilities.

An increasing global presence
As part of continuing to strengthen our brand and presence globally, we are strategically opening manufacturing facilities outside the U.S. We have leased a new manufacturing facility in Bangalore, India. The team there has already begun producing Aeron chairs and will soon add the capacity to produce our other seating products. We are also nearing completion of a consolidated manufacturing and distribution operation in Melksham, close to our international headquarters in the United Kingdom. Despite the strong dollar, our Europe, Latin America, and Asia-Pacific business had a very good year in 2015. The International team continues to build the capabilities to serve our customers where they live and operate.

Investments and growth in our portfolio of solutions
Last year, we introduced some 40 new products and product extensions. For the year, 22%, or $380 million, of our sales came from products developed or acquired in the past four years. In addition, we are excited about our queue of innovations for office, living, learning, and healing places. We have developed, and this year will implement, changes in our new product commercialization process that we believe will shorten our time to market and ensure we continue to lead in innovation and design. The addition of Design Within Reach strengthened our family of brands. Herman Miller, Maharam, Geiger, Nemschoff, Meridian, Colebrook Bosson Saunders, and POSH are each leaders in their area of specialty.

Living Office continues as our guide for creating the best work environments
Living Office is a comprehensive approach to workplace design that accounts for the enormous changes in attitudes, work practices, and technology over the past decade. It begins with people and helps organizations express their culture and move toward strategic goals. Living Office builds on our long-standing expertise and understanding of people and work and how the work environment can serve individuals and organizations.

Over the previous year, we have worked to substantiate Living Office with a series of case studies demonstrating that this pragmatic and human way of creating work environments delivers real results for our customers. Our research team established seven “Living Office Labs” with customers, where we will experiment in real time and real life with this comprehensive approach. For the third year in a row, Living Office has been a major focus at NeoCon, our annual trade show in Chicago, and for the third year in a row, we won “Best Large Showroom.” This year we presented a range of work settings, each addressing a business problem and showing how our combination of products solved the problem.

Strengthening a culture of change through design
Our business and our markets continue to change. The worlds of healthcare, educational, residential, and contract furniture are shifting and overlapping. Products designed for one market often succeed in another. Our customers expect a broad range of choices from us. We foresaw all of these realities to some degree, and as they become more evident, we have the flexibility to respond to them with new products, services, and capabilities. We have a long-standing and growing ability to accept, respond to, and take advantage of change in our markets. This competence is never perfect, and we continue to build a culture of change at Herman Miller. Design at Herman Miller has been for over 80 years an effective way of responding to and taking advantage of change. In our view, design is a way of solving problems for people. And for us, design is both a core value and core strength.

Looking forward to 2016
We believe the global economy will continue to grow, albeit at a moderate pace, and the dynamics of our competitive arena will remain favorable. We will face continuing headwinds from the strong dollar and the challenge to replace revenue from a one-time, large project. We are encouraged by the work completed in the second half of last fiscal year to address our weaknesses and build on our strengths.

Our agenda includes expanded training for our field sales and dealer partners, so that they can best position the full breadth of our offer to drive value for our customers. Implementation of a new sales deployment model will increase the coverage of, and service to, our dealers and enable us to more fully serve targeted segments beyond our core corporate office customers. Development of an ambitious slate of new products will include new platforms and the evolution of existing products. We will enlarge the Design Within Reach studio footprint, and we expect to open six new studios with a mix of new locations and the conversion of existing studio markets to our new larger format. We will replace our showrooms in New York and Washington, D.C. with fresh new experiences to demonstrate our expanded offer. Last, we will invest in new manufacturing and information technology capabilities to drive efficiency and quality improvements.

The ongoing transformation of Herman Miller to a modern lifestyle company is ambitious. We have a dedicated and engaged community of employee-owners around the world who are fierce competitors and optimistic innovators. My team and I are committed to serving them as leaders. We believe no other company in our arena can match our innovation, our global reach, our multi-channel strategy, or our drive to make a difference in the world.

Thank you for your faithful support through your ownership of Herman Miller. We believe Herman Miller and the community of people that supports our company are strong and headed in the right direction. I sincerely hope you will continue to be part of our story.
Sincerely,
Brian C. Walker
President and Chief Executive Officer

Notice of Annual Meeting of Shareholders
The Annual Meeting of the Shareholders of Herman Miller, Inc. (the “Company”), will be held on October 12, 2015, by means of remote communication on the Internet at www.virtualshareholdermeeting.com/MLHR15, at 10:30 a.m. (EDT) for the following purposes:

1.	To elect four directors, each for a term of three years

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm

3.	To approve the Second Amendment to the Herman Miller, Inc. 2011 Long-Term Incentive Plan

4.	To vote, on an advisory basis, to approve the annual compensation paid to the Company's named executive officers

5.	To transact such other business as may properly come before the meeting or any adjournment thereof

Shareholders of record at the close of business on August 14, 2015, will be entitled to vote at the meeting.

Please note that this year's Annual Shareholders' Meeting will be held via the Internet only. The accompanying proxy materials include instructions on how to participate in the meeting and the means by which you may vote your shares of Company stock.

We encourage you to vote your Proxy, at your earliest convenience, by one of the following means:

By visiting www.proxyvote.com on the Internet

And if you request paper materials
By calling (within the U.S. or Canada) toll free at 1-800-690-6903; or
By signing and returning your Proxy card

You may also vote at the meeting via the internet by visiting www.virtualshareholdermeeting.com/MLHR15 and following the instructions. Regardless of whether you expect to attend the meeting through the Internet, please vote your shares in one of the ways listed above.

By order of the Board of Directors
H. Timothy Lopez, Secretary
September 1, 2015

4 2015 Proxy Statement

Herman Miller, Inc., and Subsidiaries 5

Herman Miller, Inc.
855 East Main Avenue
PO Box 302
Zeeland, Michigan 49464-0302

Proxy Statement Dated September 1, 2015
This Proxy Statement and the accompanying Proxy, which we are making available to shareholders on or about September 1, 2015, are furnished to the shareholders of Herman Miller, Inc. in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders. This meeting will be held on October 12, 2015, at 10:30 a.m. (EDT). Please note that this year's Annual Meeting will once again be held via the Internet rather than in person.

What is a proxy?
A proxy is your authorization for someone else to vote your shares for you in the way that you want to vote and allows you to be represented at our Annual Meeting if you are unable to attend the meeting. When you complete and submit a proxy card or use the automated telephone voting system or the Internet voting system, you are submitting a proxy. As used in this proxy statement, the terms “the Company,” “we,” “our” and “us” all refer to Herman Miller, Inc. and its subsidiaries.
What is a proxy statement?
A proxy statement is a document the United States Securities and Exchange Commission (“SEC”) requires to explain the matters on which we are asking you to vote at our Annual Meeting by proxy and to disclose certain information that may be helpful to you in deciding how to vote. This proxy statement was first made available to the shareholders on or about September 1, 2015.
Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?
We are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders.
On or about September 1, 2015, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all of the information contained in this proxy statement and the annual report, and it provides you with information on voting.
If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice of Internet Availability of Proxy Materials about how you may request to receive your materials in printed form on a one-time or ongoing basis.
Where is this year’s proxy statement available electronically?
You may view this proxy statement and the 2015 annual report electronically by going to www.proxyvote.com.
Who can vote?
Only record holders of our common stock at the close of business on August 14, 2015 can vote at the Annual Meeting. We refer to that date as the Record Date for the meeting. Each shareholder of record has one vote, for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.
What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name on the records of our transfer agent, then you are the shareholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How can I vote?” below.

6 2015 Proxy Statement

How can I vote?
If your shares are held in “street name,” follow the instructions provided by your brokerage firm, bank, or other nominee. If your shares are registered directly in your name on our records, you can vote in one of four ways:

•
Via Internet before the Annual Meeting: Go to www.proxyvote.com and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for Internet voting is 11:59 p.m., Eastern Time, October 11, 2015.

•
By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for voting by phone is 11:59 p.m., Eastern Time, October 11, 2015.

•	In Writing: If you received a proxy card, complete, sign, and date the proxy card and return it in the return envelope that we provided with your proxy card.

•	At the Annual Meeting: Log on to the Internet at www.virtualshareholdermeeting.com/MLHR15. At this site, you will be able to vote electronically. You will also be able to submit questions.

If you submit a proxy to the Company before the Annual Meeting, whether by proxy card, by telephone or by Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted for the four directors nominated by the Board of Directors; for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 28, 2016; for the amendment to our 2011 Long-Term Incentive Plan; and for the non-binding, advisory proposal to approve the compensation of our Named Executives.

Can I revoke my proxy?
You may revoke a proxy at any time before the proxy is exercised by:
(1) delivering written notice of revocation to the Corporate Secretary of the Company, 855 East Main Street, P.O. Box 302, Zeeland, Michigan 49464-0302;
(2) submitting another properly completed proxy card that is later dated;
(3) voting by telephone at a subsequent time;
(4) voting via the Internet at a subsequent time; or
(5) voting at the Annual Meeting.
If you hold your shares in “street name,” you must vote your shares in the manner that your brokerage firm, bank or other nominee has prescribed.
How many votes do we need to hold the Annual Meeting?
To carry on the business of the meeting, we must have a quorum. This means that at least a majority of the shares that are outstanding and entitled to vote as of the Record Date must be present in person or by proxy.
Shares are counted as present at the meeting if the shareholder either:

•	has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet); or

•	Is present at the Annual Meeting and votes electronically at the meeting.

On the Record Date, there were 59,841,101 shares of common stock issued and outstanding. Therefore, at least 29,920,551 shares need to be present at the Annual Meeting.
What matters will be voted on at the meeting?
We are asking you to vote on: (i) the election of four directors to serve three-year terms expiring in 2018; (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending May 28, 2016; (iii) the approval of an amendment to our 2011 Long-Term Incentive Plan and (iv) a non-binding advisory proposal on the compensation of our Named Executives, otherwise known as a “say-on-pay” proposal. We describe these matters more fully in this proxy statement.

Herman Miller, Inc., and Subsidiaries 7

How many votes are needed for each proposal?
Except with respect to the election of directors, a majority of votes cast at the meeting will approve each matter that arises at the Annual Meeting. The directors are elected by a plurality of votes. This means that the four individuals receiving the highest number of votes cast “for” their election will be elected as directors of the Company. A “withhold authority” vote will have the same effect as a vote against the election of a particular nominee. Under our Board's Governance Guidelines, in an election where the only nominees are those recommended by the Board, any director who receives a greater number of votes "withheld" than those "for" must tender his or her resignation. Under the Guidelines, the Nominating and Governance Committee will consider the resignation and recommend to the Board whether to accept or reject the tendered resignation. The Board must act on the resignation no later than 90 days after certification of the shareholder vote at the meeting. The Company will publicly disclose the Board's decision whether to accept any resignation or the reasons for rejecting the resignation, if applicable.
If your shares are held by a broker, bank or other nominee, the holder of your shares cannot vote the shares on the election of directors, the approval of the amendment to the Plan, or the say-on-pay vote unless it has received voting instructions from you. Each of these matters is considered a non-routine matter, and if you fail to provide instructions, the result is a “broker non-vote”.
Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum. Abstentions and broker non-votes are not, however, counted as votes cast on matters submitted for shareholder vote.
What happens if a nominee is unable to stand for re-election?
The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than four nominees. We have no reason to believe any nominee will be unable to stand for re-election.
What alternatives do I have in voting on each of the proposals?
Except with respect to the election of directors, you may vote “for,” “against,” or “abstain” on each proposal. In the election of directors, you may vote “for” or “withhold authority to vote for” each nominee.
Will the Annual Meeting be Webcast?
Yes. You may attend and participate in the Annual Meeting by logging onto the Internet at www.virtualshareholdermeeting.com/MLHR15. At this site, you will be able to vote electronically and submit questions during the meeting. You will need the 12-digit control number that you received with your proxy card or Notice of Internet Availability to enter and attend the meeting.
Where do I find the voting results of the meeting?
If available, we will announce voting results at the Annual Meeting. We will also disclose the voting results on a Form 8-K that we will file with the SEC within four business days after the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on October 12, 2015
This proxy statement along with our annual report are available at: www.proxyvote.com.
You may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2015, as filed with the SEC, without charge upon written request to the Secretary of the Company, Herman Miller, Inc., 855 East Main Street, P.O. Box 302, Zeeland, Michigan 49464-0302.

8 2015 Proxy Statement

Financial Highlights from Fiscal 2015
Net sales increased in 2015 for the fifth consecutive year to $2.14 billion, an increase of 14% from the prior fiscal year. Orders for the year were $2.15 billion, a year over year increase of 11.9%. These increases were driven primarily by the acquisition of Design Within Reach in July 2014, although all of our business segments delivered sales growth for the year, even in the face of foreign currency exchange headwinds. Strong gross margin performance, despite currency pressures, coupled with effective expense management resulted in a 14% increase in adjusted EBITDA (1) to $235 million. We also delivered operating cash flows of $167.7 million for the year. The recent announcement of our fourth dividend increase in the past three years continues to enhance our returns to shareholders.
Although our North American business delivered sales growth over fiscal 2014, we initiated a number of actions during the second and third quarters of the year to drive greater top-line momentum in this business. While the benefits of these actions will take time to fully materialize, we were encouraged by the acceleration of organic order rates(1) in North America to nearly 4% in the fourth quarter of fiscal 2015. Importantly, our dealers and sales people have reported these actions have increased their ability to win going forward in the markets they serve.
Our ELA business segment recorded strong organic sales growth(1) of almost 9% for the year, led by increases in the Middle East, continental Europe, Australia, and India. The improvement of our existing production capabilities in the United Kingdom and preparation for new growth in emerging markets combine to position us for further global growth.
The Specialty segment posted meaningful growth in sales and profitability in fiscal 2015. Our Geiger business, as the benchmark in craft wood furnishings, and Herman Miller Collection both leveraged a diverse slate of new products and focus on quality and detail to drive sales and profit growth. Maharam, the industry leading textile brand, also contributed significantly to profitability growth and is an important platform for long-term growth potential.
Our Consumer segment delivered growth from both the addition of Design Within Reach and our fast growing e-Commerce platform. Design Within Reach is well positioned to deliver long-term shareholder value through the continued conversion of legacy, small-format studios to larger footprint locations and continued expansion of exclusive product designs, including Herman Miller brand products, and the higher gross margins they offer.

(1) Non-GAAP measurements; see accompanying reconciliations and explanations at page 56.
Proposal #1 - Election of Directors
The Board of Directors of the Company has nominated David A. Brandon, Douglas D. French, John R. Hoke III and Heidi J. Manheimer for election as directors for a period of three years until the 2018 annual meeting. Each of the nominees is now serving as a director and, with the exception of Ms. Manheimer, previously has been elected as a director by our shareholders, and the Board approved each of the nominees following the recommendation of our Nominating and Governance Committee.
We include more information about the nominees below. Unless otherwise directed by a shareholder’s proxy, the persons named as proxy holders in the accompanying proxy will vote for the nominees named above. If any of the nominees become unavailable, which we do not anticipate, then the Board of Directors, at its discretion, may designate substitute nominees, in which event your proxy will be voted for such substituted nominees unless you have withheld authority to vote for directors. Shares cannot be voted for a greater number of people than the number of nominees named.
A plurality of the votes cast at the meeting is required to elect the nominees as our directors. Accordingly, the four individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker non-vote, or otherwise, will not be treated as votes cast at the meeting. In an election where the only nominees are those that the Board recommended, any director who receives a greater number of votes “withheld” than those “for” must tender his or her resignation under the majority voting provisions of our Board Governance Guidelines. Under those Guidelines, the Nominating and Corporate Governance Committee will consider the resignation and recommend to the Board whether to accept or reject the tendered resignation. The Board must act on the resignation no later than 90 days after certification of the shareholder vote at that meeting. The Company will publicly disclose the Board’s decision whether to accept any resignation or the reasons for rejecting the resignation, if applicable.
Following this year’s annual meeting of shareholders, the Board of Directors will consist of eleven directors, of which ten are independent. The maximum number of directors for the Board is thirteen. The Amended and Restated Bylaws of Herman Miller, Inc. require that directors shall be divided into three classes, each class to be as nearly equal in number as possible. Members of each class hold office until the third succeeding Annual Meeting following their election and until their successors are duly elected and qualified or until their removal or resignation.
The Board of Directors recommends a vote FOR the election of each person nominated by the Board.

Herman Miller, Inc., and Subsidiaries 9

Information about the Nominees and Directors
Certain information with respect to the nominees for election at the Meeting, as well as each of the other Directors, is set forth below and on the following pages, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each person held during the last five years, and the year in which each person became a Director of the Company. Additional information about each continuing Director is also included that describes some of the specific experiences, qualifications, attributes or skills that each Director possesses which the Board believes has prepared them to be effective Directors.

Nominees for Election as Director for Term to Expire in 2018
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years

David A. Brandon, 63	2011	Chairman and CEO, Toys "R" Us, Inc.	Domino's Pizza, Inc.
		since July 2015	DTE Energy Company
		Director of Intercollegiate Athletics, University of Michigan	Kaydon Corporation
		2010 to October 2014	The TJX Companies
Burger King, Corp.

Mr. Brandon is the Chairman and Chief Executive Officer of Toys "R" Us, Inc., a retailer of toys and juvenile products. Mr. Brandon served as the Director of Intercollegiate Athletics at the University of Michigan from 2010 to October 2014. Prior to that, he served as Chairman and Chief Executive Officer of Domino's Pizza, Inc., an international pizza delivery company operating over 9,000 stores in over 60 countries. Mr. Brandon was also President and Chief Executive Officer of Valassis, Inc. from 1989 to 1998 and Chairman of its Board of Directors from 1997 to 1998.

Mr. Brandon's years of experience as a Chief Executive Officer of several publicly-traded companies, his experience in global brand management and his for-profit and non-profit board service bring a unique perspective to the Board of Directors.

Douglas D. French, 61	2002	Managing Director, Santé Health Ventures	None
		since 2007

Mr. French has served as the founding partner of Santé Health Ventures, an early-stage healthcare venture fund since 2007. Prior to joining Santé Health Ventures, he served as the President and Chief Executive Officer of Ascension Health, the largest not-for-profit health system in the U.S. Mr. French has also served as CEO for St. Mary's Medical Center and St. Vincent Health System, both of midwest Indiana. He has more than three decades of health management experience including serving as a director for numerous public and private companies.
Mr. French's governance experience, as well as his leadership roles and expertise in the health management industry, provides a valuable resource to management and the Board of Directors.

John R. Hoke III, 50	2005	Vice President, Nike Global Design,	None
		since 2010

Since joining Nike, Inc., a marketer of athletic footwear, apparel, equipment, accessories and services in 1993, Mr. Hoke has led the communication of Nike's culture of creativity internally and externally. He is currently the Vice President of Global Design, inspiring and overseeing an international team of designers. Mr. Hoke also serves as a director to several not-for-profit organizations relating to art and design.
Mr. Hoke's design expertise, both domestically and internationally, including his leadership role in a major, global enterprise, brings additional, insightful perspective to our Board discussions and decisions.

Heidi J. Manheimer, 52	2014	Chief Executive Officer, Shiseido Cosmetics America	None
		from 2006 to September 2015

Ms. Manheimer has served as the Chief Executive Officer of Shiseido Cosmetics America, a global leader in skincare and cosmetics, since 2006, as President of U.S. Operations from 2002 to 2006 and as Executive Vice President and General Manager from 2000 to 2002. She has advised the Company that she has resigned her position with Shiseido effective September 30, 2015. Before joining Shiseido, she spent seven years at Barney's New York and seven years at Bloomingdales in the beauty care divisions, rising to senior leadership positions within each company. Ms. Manheimer currently sits on the Board of Directors of Burton Snowboards having been appointed in 2006. For many years, she has served on nonprofit and trade association boards, and she was elected Chairwoman of the Cosmetic Executive Women Foundation in 2014. Ms. Manheimer was appointed to the Herman Miller Board of Directors on January 17, 2014.

Ms. Manheimer’s extensive experience as a senior executive in the retail industry, experience with both e-commerce and international business practices and service as a board member for both profit and nonprofit businesses led the Board of Directors to appoint her as a director in fiscal year 2014.

10 2015 Proxy Statement

Directors Whose Terms Expire in 2016
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years

Lisa A. Kro, 50	2012	Co-Founder, Managing Director	Famous Dave's of America
		Mill City Capital L.P. since 2010
		Managing Director and CFO, Goldner Hawn Johnson & Morrison
		2004 to 2010

Ms. Kro is a founding partner of Mill City Capital, L.P., a private equity firm, where she is Managing Director. From 2004 to 2010, Ms. Kro was the Chief Financial Officer and a Managing Director of Goldner Hawn Johnson & Morrison, also a private equity firm. Prior to joining Goldner Hawn, she was a partner at KPMG LLP, an international public accounting firm.
Ms. Kro's service in auditing as well as her experience in the finance and capital environments enable her to contribute to a number of financial and strategic areas of the Company. Her experience on other boards, including previous service as the financial expert on the audit committee of another publicly-traded company, contributes to the oversight of the Company's financial accounting controls and reporting.

Dorothy A. Terrell, 70	1997	Founder and Managing Partner, FirstCap Advisors	General Mills, Inc.
		since 2010
		Venture Partner, First Light Capital
		from 2003 to 2010

Ms. Terrell is the Founder and Managing Partner of FirstCap Advisors, a venture capital and advisory firm committed to helping innovative technology companies move successfully through the critical early stages of product and business development. Prior to this she was a Partner at First Light Capital, a venture capital fund investing in early stage products and service companies in enterprise software and integration, communications and business-to-business e-commerce. Concurrent with her service to First Light Capital, she was President and CEO of the Initiative for a Competitive Inner City, a national not-for-profit organization. Ms. Terrell has over twenty-five years of experience in the technology industry. At NMS Communications she was Senior Vice President of Worldwide Sales and concurrently President of Platforms & Services Group. She was also a Corporate Officer at Sun Microsystems, Inc. and President of its subsidiary, SunExpress.

Ms. Terrell's experience as a senior executive, her knowledge and service in the technology arena and service to other boards make her an important resource as a member of the Board of Directors.

David O. Ulrich, 61	2001	Professor, University of Michigan since 1982	None

Dr. Ulrich is the Rensis Likert Collegiate Professor of Business Administration at the University of Michigan. He also provides counsel to more than half of the Fortune 200 companies, focusing on strategic management and competitive advantage issues as well as human resource management, leadership culture and talent. He has published thirty books and hundreds of articles on these and related topics.

Dr. Ulrich's academic research and consulting on strategic management and other business issues, among other factors, allow him to provide valuable input to management and the Board of Directors.

Michael A. Volkema, 59	1995	Chairman of the Board, Herman Miller, Inc.	Wolverine Worldwide, Inc.
since 2000

Mr. Volkema has been Chairman of the Board of Directors of Herman Miller, Inc. since 2000. He also served as CEO and President of the Company from 1995 to 2004. Mr. Volkema has more than thirty years of experience as a senior executive in the home and office furnishings industry. This experience includes corporate leadership, branded marketing, international operations, and public company finance and accounting through audit committee service.

Mr. Volkema is a key contributor to the Board based upon his knowledge of the Company's history and culture, operational experience, board governance knowledge, service on boards of other publicly held companies and industry experience.

Herman Miller, Inc., and Subsidiaries 11

Directors Whose Terms Expire in 2017
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years

Mary Vermeer Andringa, 65	1999	Chief Executive Officer and Board Chair	None
		Vermeer Corporation since November 2014
		President and Chief Executive Officer
		Vermeer Corporation from 2003 to 2014

Since 1989, Ms. Andringa has been an executive officer of Vermeer Corporation, a leading manufacturer of agricultural, construction, environmental and industrial equipment located in Pella, Iowa. She served as President and Chief Executive Officer of Vermeer from 2003 to November 2014. At that time she became Chief Executive Officer Chair of the Board. She will transition exclusively to Chair of the Board in November 2015. Mr. Andringa's tenure with Vermeer has spanned the gamut of functional expertise from marketing to international sales and acquisitions. With over thirty years of manufacturing experience, Ms. Andringa is past Chair of the National Association of Manufacturers which represents over 10,000 U.S.-based manufacturing entities.
Ms. Andringa's experience as a chief executive officer coupled with her focused efforts on lean manufacturing and continuous improvement initiatives as well as her involvement in international product sales and distribution provides an important resource to management and the Board of Directors.

J. Barry Griswell, 66	2004	President and CEO, Community Foundation of Greater	Och-Ziff Capital Management
		Des Moines 2008 to 2013	Group LLC
			Voya Financial Inc.
			National Financial Partners Corp.

Mr. Griswell is the retired Chairman and Chief Executive Officer of the Principal Financial Group and Principal Life, a global financial services provider which offers a wide range of insurance and financial products and services. With more than thirty years of financial services experience, Mr. Griswell was the President and CEO of MetLife Marketing Corporation prior to joining The Principal. He is a former director and non-executive chairman of the board of the Principal Financial Group. Mr. Griswell is currently a director of Och-Ziff Capital Management Group where he serves as the chair of the Executive Compensation Committee, and is a member of the Audit Committee and the Nominating and Governance Committee. He also is a director of Voya Financial, formally known as ING, U.S., where he serves on the Audit Committee and the Nominating and Governance Committee and as chair of the Executive Compensation and Benefits Committee.
Mr. Griswell's financial expertise, governance experience and service as an executive of a publicly-traded corporation make him a key contributor to the Board of Directors.
 make him a key contributor to the Board of Directors.

Brian C. Walker, 53	2003	President and Chief Executive Officer	Briggs & Stratton Corporation
		Herman Miller, Inc. since 2004	Universal Forest Products

Since 2004, Mr. Walker has served as President and Chief Executive Officer of the Company. Previously, he held other executive leadership positions with the Company having served as the Chief Operating Officer of Herman Miller Inc., President of Herman Miller North America and Chief Financial Officer. Mr. Walker is a Certified Public Accountant and serves as the lead director and chairs the Compensation Committee of Briggs & Stratton Corporation.

Mr. Walker is the only member of Company management on the Board of Directors, which provides an important link to the Company's ongoing business operations and challenges. Moreover, Mr. Walker's knowledge of the Company's history and culture, operational and executive leadership roles with the Company, accounting acumen and governance experience make him an important contributor to the Board's deliberations.

The Nominating and Governance Committee has not received any nominations from any of our shareholders in connection with our 2015 Annual Meeting. Except for Ms. Manheimer who was appointed to our Board in 2014, the nominees who are standing for election as directors at the 2015 Annual Meeting are incumbent directors. Ms. Manheimer was recommended to serve as a director by the Nominating and Governance Committee after conducting a search.

12 2015 Proxy Statement

Corporate Governance and Board Matters
Board Governance Guidelines
Our Board of Directors is committed to sound and effective corporate governance practices, strong oversight of corporate risk management, ethical conduct and compensation. These practices reflect the Board's long-standing philosophy that a proper structure, appropriate policies and procedures, and reflective cultural factors provide the cornerstone to good governance. The Board documented those practices by adopting our Board Governance Guidelines ("Guidelines"). These Guidelines address director responsibilities, the composition of the Board, required Board meetings and materials, Board committee composition and responsibilities, and other corporate governance matters. Under our Guidelines, a majority of the members of our Board must qualify as independent under the listing standards of the NASDAQ National Markets requirements. Our Guidelines also require the Board to have, among other committees, an Audit Committee, an Executive Compensation Committee, and a Nominating and Governance Committee, and that each member of those committees qualifies as an independent director under the NASDAQ listing standards. Our Guidelines, as well as the charters of each of the foregoing committees, are available for review on our website at www.hermanmiller.com/governance.
The Guidelines, with respect to the position of Chief Executive Officer (“CEO”) and Chairperson, state that “the Board believes the roles of CEO and Chairperson should normally be separated. If the positions are combined, the Board will closely monitor the performance and working relationship between the CEO/Chairperson and the Board and will establish a Lead Director who acts as a liaison between directors and the CEO/Chairman and who chairs meetings of the independent directors.” Consistent with our Guidelines, the roles of CEO and Chairperson are currently separate.

The Board's Role in Risk Oversight
The Company's management annually engages in an enterprise risk management process, the key output of which is a series of risk matrices intended to identify and categorize strategic risks. The matrices also identify (1) those members of senior management who are responsible for monitoring each major risk, and (2) whether that risk is reviewed by the Board or a committee of the Board. The development of the matrices is facilitated by the Company's Business Risk Group, through discussions with executive and senior management. Management and the Business Risk Group annually review and discuss the risk assessment process and results with the Audit Committee, and if applicable, recommend what risks are being adequately addressed, directly or indirectly, on a regular basis and of what risks should be further discussed with the full Board or other committees and the appropriate form and timing of such discussions.

During the past fiscal year the Company's Business Risk Group reviewed the Company's compensation policies and practices to determine if those policies or practices are likely to have a material adverse impact on the Company. The Business Risk Group conducted its review in late 2014 and provided a report to the Committee in January 2015. In conducting its review of the plans the Committee considered both the structure of the compensation plans and the presence of risk mitigating features such as caps, multi-year earning requirements, vesting provisions and “clawbacks.” Based on the evaluation, the Committee determined that the Company's compensation policies and practices are not likely to create a material adverse impact on the Company.

Under the Guidelines the Board of Directors is responsible for evaluating CEO performance, monitoring succession planning, reviewing the Company's major financial objectives, evaluating whether the business is being properly managed and overseeing the processes for maintaining the integrity of the Company with respect to its financial statements, public disclosures and compliance with laws. The Board has delegated the primary oversight for managing the risk with respect to some of these to the various board committees as described in the committee charters.

Code of Conduct
Our Board has adopted a Code of Conduct that applies to all of our employees, officers, and directors. This code also serves as the code of ethics for our CEO and senior financial officers. This code is posted on our website at http://www.hermanmiller.com/about-us/who-is-herman-miller/legal/corporate-code-of-conduct.html. Any changes to or waivers of the code must be approved by the Board of Directors and will be disclosed. The Code of Conduct was last modified in December 2009. The Code of Conduct is reviewed annually and there were no modifications or waivers to the code in fiscal 2015. The Code of Conduct meets the requirements of the NASDAQ listing standards.
Determination of Independence of Board Members
As required by our Guidelines, our Board has determined that each of our directors, other than Mr. Walker, qualifies as an “Independent Director,” as such term is defined in the NASDAQ listing standards, and that none of those independent directors has a material relationship with the Company. The Board's determination was made as a result of its review of completed individual questionnaires addressing the nature and extent of each member's relationship with the Company and taking into consideration the definition of “Independent Director” under the NASDAQ rules. Our Board also determined that each member of the Audit Committee, and Executive Compensation Committee meets the independence requirements applicable to those committees as prescribed by the NASDAQ listing standards, and, as to the Audit Committee, the applicable rules of the Securities and Exchange Commission.

Herman Miller, Inc., and Subsidiaries 13

Corporate Governance and Board Matters (continued)
Meeting Attendance
Each of our directors is expected to attend all meetings of the Board and applicable committee meetings. We hold the Annual Meeting via the Internet, and the directors are encouraged to join the webcast. Six of our directors did so for our 2014 Annual Shareholders Meeting. During fiscal 2015, the Board held five meetings; each director attended at least 75 percent of the aggregate number of meetings of our Board and Board committees on which they served. Consistent with the requirements of our Guidelines, the independent members of our Board met in executive sessions, without the presence of management, at the conclusion of each regularly scheduled Board meeting.
Communications with the Board
Shareholders and other parties interested in communicating directly with one or more of our directors may do so by writing to us, c/o Corporate Secretary, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302. The Corporate Secretary will forward all relevant correspondence to the director or directors to whom the communication is directed.
Director Nominations
Our Bylaws contain certain procedural requirements applicable to shareholder nominations of directors. Shareholders may nominate a person to serve as a director if they provide written notice to us not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's Annual Meeting of Shareholders and, with respect to any special meeting of shareholders, not later than the close of business on the 10th day following the date on which the meeting is first publicly announced or, if there is no announcement, the 10th day following the date on which the notice of that meeting was first sent to our shareholders. The notice must include (1) the name and address of the shareholder providing notice and of the person or persons nominated, including information on the securities of the Company held by those individuals, including any derivative securities, the details of which are set forth in our Bylaws, (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to attend the meeting in person or by proxy, (3) for each proposed nominee, (a) all information relating to that person that would be required to be disclosed in a proxy statement required to be made in connection with solicitations or proxies for election of directors in a contested election pursuant to Section 14 of the Securities and Exchange Act of 1934 (including that person's written consent to be named in the proxy statement as a nominee and to serve as a director if elected), and (b) a description of all direct and indirect compensation and other material monetary arrangements existing during the past three years, as well as any other material relationships between or among the shareholders (and beneficial owner, if any) and their respective affiliates and associates and the proposed nominee and his or her respective affiliates and associates, including all information required to be disclosed pursuant to Rule 404 under Regulation S-K, and (4) the completed and signed questionnaire from each nominee with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made.

Our Nominating and Governance Committee is responsible for reviewing the qualifications and independence of the members of the Board. To meet the needs of the Company in a rapidly changing environment, the Guidelines explain that the Company requires a high-performance board of directors whose members subscribe to our values and meet the specific resource needs of the business. To that end, the Nominating and Governance Committee considers a number of factors it deems appropriate when considering candidates for the Board; such factors may include experience and knowledge of the Company's history and culture, technical experience and backgrounds such as manufacturing, design, marketing, technology, finance, management structure and philosophy, and experience as a senior executive of a public company. The Nominating and Governance Committee may also consider such factors as race and gender as well as various industry experience in annually assessing and reviewing the current slate of directors and potential director candidates as the need arises. The Nominating and Governance Committee is responsible for assessing the appropriate skills and characteristics required of Board members. These factors, and others as considered useful by the Nominating and Governance Committee or the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

A shareholder may also make a recommendation to the Nominating and Governance Committee regarding any individual that the shareholder desires the Committee to consider for possible nomination as a candidate for election to the Board. The Board believes that all candidates, including those that shareholders recommend, should be evaluated in the same manner.

Under our Bylaws and Governance Guidelines, no person is to be elected as a director: (a) after he or she attains age 72 or (b) for a term that expires later than the annual meeting of shareholders at or immediately after such person attains age 72.

14 2015 Proxy Statement

Board Committees
Our Board has four standing committees. Committee responsibilities are detailed in written charters. These charters are available on our Internet website at www.hermanmiller.com/charters. The committees are as follows:
Nominating and Governance Committee
We have a Nominating and Governance Committee comprised of Dorothy A. Terrell (chair), Mary V. Andringa and David O. Ulrich. The Nominating and Governance Committee develops and recommends to the Board governance standards and policies and board compensation including that of the Chairman of the Board. In addition, the committee identifies and recommends to the Board candidates for election to the Board. The Committee met four times during the last fiscal year.
Audit Committee
We have an Audit Committee comprised of Lisa A. Kro (chair), Douglas D. French and Heidi J. Manheimer. The Board has determined that Ms. Kro is qualified as an “Audit Committee financial expert” within the meaning of the applicable SEC regulations. This committee, composed entirely of independent directors under the applicable listing standards of the NASDAQ listing requirements, as well as the requirements of the Sarbanes-Oxley Act of 2002, is responsible for overseeing management's reporting practices, internal controls and risk management on behalf of the Board of Directors. The Committee is also responsible for appointing, approving the compensation of, and overseeing our independent registered public accounting firm. The Audit Committee met eight times during the last fiscal year.

Executive Compensation Committee
We have an Executive Compensation Committee comprised of J. Barry Griswell (chair), David A. Brandon and John R. Hoke III. The Executive Compensation Committee recommends to the Board the annual executive incentive plan and the annual remuneration of our Chief Executive Officer and President, approves the annual remuneration and executive incentive plan for the other executive officers, approves the grants of employee stock options and other equity awards, and acts as the administrative committee for our equity-based compensation plans. A description of the Committee's processes and procedures for the consideration and determination of executive and director compensation is set forth under the caption “Compensation Disclosure and Analysis -The Executive Compensation Committee” below in this Proxy Statement. The Committee met four times during the last fiscal year.

Executive Committee
We have an Executive Committee comprised of Michael A. Volkema (chair), J. Barry Griswell, Lisa A. Kro and Dorothy A. Terrell. The Executive Committee acts from time to time on behalf of the Board in managing our business and affairs (except as limited by law or our Bylaws) and is delegated certain assignments and functions by the Board of Directors. The Committee met four times during the last fiscal year.
Executive Compensation Committee Interlocks and Insider Participation
No member of the Executive Compensation Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party except as noted under Certain Relationships and Related Party Transactions. In addition, no current executive officer of the Company has ever served as a member of the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Herman Miller, Inc., and Subsidiaries 15

Proposal #2 - Ratification of Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has appointed Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm for the fiscal year ending May 28, 2016. Representatives of Ernst & Young will be present at the Annual Meeting of Shareholders and available to respond to appropriate questions submitted in advance. The Ernst & Young representatives will have the opportunity to make a statement if they so desire.

Although the submission of this matter for approval by shareholders is not legally required, our Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of our shareholders. If our shareholders do not approve the selection of Ernst & Young, the selection of this firm as our independent registered public accounting firm will be reconsidered by the Audit Committee. This ratification of the appointment of Ernst & Young requires the affirmative vote of a majority of the votes cast on this proposal. Unless otherwise instructed by you, brokers, banks, and other street name holders will have the discretionary authority to vote your shares on this matter.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.
Disclosure of Fees Paid to Independent Auditors
Aggregate fees billed to us for the fiscal years ended May 31, 2014 and May 30, 2015, by our independent registered public accounting firm, Ernst & Young, were as follows:

Fiscal Year Ended	May 31, 2014	May 30, 2015
Audit Fees(1)	1,308,883	1,563,000
Audit Related Fees	—	—
Tax Fees(2)	118,613	25,300
Total	$1,427,496	$1,588,300

(1)
Includes fees billed for the audit of and accounting consultations related to our consolidated financial statements included on Form 10-K, including the associated audit of our internal controls, the review of our financial statements included in our quarterly reports on Form 10-Q, and services in connection with statutory and regulatory filings.

(2)	Includes fees billed for tax compliance, tax advice and tax planning.

Our Audit Committee has adopted a policy for pre-approving services performed by Ernst & Young and other firms. This policy requires the Committee's pre-approval of all services that may be provided by our independent registered public accounting firm and certain audit services provided by other firms. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services. All of the services provided by Ernst & Young under the captions “Audit Fees,” “Audit Related Fees,” and “Tax Fees” were approved by the Audit Committee under this policy.

16 2015 Proxy Statement

Report of the Audit Committee
The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the Company; the audits of the Company’s financial statements and management’s assessment of the Company’s internal controls; the qualifications of the public accounting firm engaged as the Company’s independent registered public accounting firm; and the performance of the Company’s internal auditors and independent registered public accounting firm. The Committee’s function is more fully described in its charter, which the Board has adopted and is available on the Company's web site at http://www.hermanmiller.com/content/dam/hermanmiller/documents/investors/audit_committee_charter.pdf. The Committee reviews the charter on an annual basis. The Board annually reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that each member of the Committee meets that standard.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent registered public accounting firm, Ernst & Young, LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. Ernst & Young, LLP is also responsible for auditing and providing an opinion on the effectiveness of the Company’s internal control over financial reporting.

We have reviewed-and discussed with management and Ernst & Young, LLP-the Company’s audited financial statements for the year ended May 30, 2015, management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and Ernst & Young, LLP’s evaluation of the Company’s internal controls over financial reporting.

We have discussed with Ernst & Young, LLP the results of the independent auditors’ examinations and the judgments of the independent auditors concerning the quality, as well as the acceptability, of the Company’s accounting principles and such other matters that we are required to discuss with the independent auditors under applicable rules, regulations or generally accepted auditing standards, including the matters required to be discussed by applicable rules of the Public Company Accounting Oversight Board (PCAOB). We have also received and reviewed the written disclosures and the letter from Ernst & Young, LLP per the applicable requirements of the PCAOB regarding Ernst and Young LLP's communications with the Audit Committee around independence and we have discussed with Ernst & Young, LLP their independence including a consideration of the compatibility of non-audit services with their independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Form 10-K Report for the year ended May 30, 2015, and we selected Ernst & Young LLP as the independent auditor for fiscal year 2016. The Board is recommending that shareholders ratify that selection at the annual meeting.

Lisa A. Kro (chair)	Heidi J. Manheimer	Douglas D. French

Herman Miller, Inc., and Subsidiaries 17

Proposal #3 - Proposal to Approve the Second Amendment to the Herman Miller, Inc. 2011 Long-Term Incentive Plan
In 2011, our Board of Directors adopted, and our shareholders approved, the Herman Miller, Inc. 2011 Long-Term Incentive Plan (the "Plan"). The Plan provides for the grant of a variety of equity-based awards, described in more detail below, such as stock options, including incentive stock options as defined in Section 422 of the Internal Revenue Code, as amended (the "Code"), stock appreciation rights, restricted stock, restricted stock units, performance shares, and other stock-based awards.

The Plan is intended to promote the long-term success of the Company for the benefit of our shareholders through stock-based compensation, by aligning the personal interests of Plan participants with those of our shareholders. The Plan is designed to allow selected Plan participants to participate financially in our future, as well as to enable us to attract, retain, and reward those individuals.

The Amendment and its Purpose
On July 13, 2015, our Board adopted an amendment to the Plan, subject to shareholder approval (the “Amendment”). The purpose of the Amendment is to (1) place annual individual limits on awards under the Plan by specifying the maximum number of shares of common stock that may be granted to any one employee during a single fiscal year and (2) place a maximum annual limit of 40,000 shares of common stock that may be subject to any award granted to a non-employee director. Under the Amendment, the maximum number of shares of common stock that may be subject to any Full Value Award under the Plan to any one employee during any fiscal year may not exceed 250,000 shares. Full Value Awards are defined as all awards of equity-based compensation other than stock options and stock appreciation rights. Also, the maximum number of shares of common stock that may be subject to any award under the Plan that is not a Full Value Award to any one employee during any fiscal year may not exceed 500,000 shares. All of the limitations are subject to adjustment from time to time in accordance with the provisions of the Plan.
If the Amendment is approved, the new limitations would supplement the existing share usage provisions of the Plan. We believe that these new limitations will provide greater clarity regarding the limits that apply to awards to employees and directors.
We also believe we have demonstrated our commitment to sound equity compensation practices. We recognize that equity compensation awards can dilute shareholder equity; therefore, we have carefully managed our equity incentive compensation to assure that the cost of equity compensation to our shareholders is reasonable in relation to the important benefits gained. Consistent with this commitment, the Plan includes the following features:

•	Contingent forfeiture of awards for certain conduct in violation of Company policies or agreements (Section 3.3)

•	“Claw-back” provision to recoup awards under specific circumstances (Section 3.4)

•	No repricing of stock options and stock appreciation rights without prior shareholder approval (Section 3.5)

•	Prohibition on certain share recycling practices (Section 4.2.d)

•	Prohibition on grants of discounted stock options and stock appreciation rights (Sections 6.4.b and 7.2.b)

Description of the Plan
The following paragraphs summarize the material features of the Plan. The full text of the Plan, as amended by the amendment approved by our Board and being submitted for approval by our shareholders, is included as Appendix I to this proxy statement.
Administration
The Plan is administered by the Executive Compensation Committee of the Board (the “Committee”), which is required to consist of no fewer than three non-employee directors, as defined in Rule 16b-3(b)(3) of the Securities Exchange Act of 1934 and each of whom must qualify as an “outside director” under Section 162(m) of the Code. The Committee determines who may participate in the Plan, the types of awards (or combinations thereof) to be granted, the number of shares of common stock to be covered by each award, the terms and conditions of any award, such as conditions of forfeiture, transfer restrictions, and vesting requirements.

Eligible Participants
The Plan authorizes awards to consultants, directors and employees of the Company or its subsidiaries. As of August 14, 2015, consultants, ten non-employee directors, and all employees were eligible to participate in the Plan.

Subject to adjustment under the terms of the Plan, the maximum aggregate number of shares of common stock that may be issued under the Plan is limited to 5,509,751 shares. The number of shares subject to an award will be counted as used as of the date the award is made. Shares subject to awards will be counted against the overall limit as (1) two shares for every one share subject to a Full Value Award, and (2) one share for every share subject to any award that is not a Full Value Award. If the number of shares subject to an award is variable, the number of shares to be counted against the overall limit prior to the settlement of the award will be the maximum number of shares that can be received under that award. All 5,509,751 shares may be issued in the form of incentive stock options under the Plan.

18 2015 Proxy Statement

Proposal to Approve the Second Amendment to the Herman Miller, Inc. 2011 Long-Term Incentive Plan (continued)
Any shares subject to an award that terminates without the issuance of the shares, including awards that are settled in cash in lieu of shares, will be available again for issuance under the Plan, and will increase the total number of shares available for grant by (1) two shares if such share is subject to a Full Value Award and (2) one share if such share was subject to any other type of award. The number of shares available for issuance under the Plan will not, however, be increased by the number of shares that are (a) tendered by the participant or withheld by the Company in payment of the purchase price of an option, (b) tendered by the participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award, (c) purchased by the Company with proceeds received from the exercise of an option, (d) subject to a stock appreciation right that is not issued in connection with the stock settlement of that right upon its exercise, (e) subject to the cancellation of a stock appreciation right granted in tandem with an option upon the exercise of the option and (f) subject to the cancellation of an option granted in tandem with a stock appreciation right upon the exercise of that right.

As of August 14, 2015, there were 4,616,833 shares of common stock available for the grant of future awards under the Plan. Our Restated Articles of Incorporation authorize the issuance of 240,000,000 shares of common stock. There were 59,841,101 shares of our common stock issued and outstanding as of August 14, 2015, and the market value of a share of our common stock as of that date was $28.54.
Forfeiture of Awards
Awards may be subject to forfeiture by participants to the extent a participant violates or breaches any agreement between the participant and the Company or any Company policy or procedure, including the Company’s Code of Conduct. Also, awards may be subject to forfeiture if a participant is terminated for cause. Awards under the Plan are subject to mandatory repayment by a participant to the extent that participant is or becomes subject to any Company clawback or recoupment policy or any law or regulation that imposes mandatory recoupment.

Types of Awards
The following types of awards may be granted under the Plan.

An “Option” is a contractual right to purchase a number of shares at a price determined at the date the option is granted. The exercise price included in both incentive stock options and nonqualified stock options must equal at least 100 percent of the fair market value of our stock at the date of the grant. The Plan prohibits the repricing of options. Except as otherwise provided in the Plan, options may not be exercised prior to the first anniversary of the date they are granted and options that vest solely by the passage of time cannot vest in full in less than three years from the date they are granted, although they may vest pro-rata during such period. Subject to these limitations, options will be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in the option agreement.
A “Stock Appreciation Right” is an award with the right to receive stock or cash of an equivalent value in an amount equal to the difference between the price specified in the stock appreciation right and the prevailing market price of the company’s common stock at the time of exercise. As with options, the per share exercise price for a stock appreciation right may not be less than 100 percent of the fair market value of our stock on the date of grant. The Plan prohibits the repricing of stock appreciation rights. Except as otherwise provided in the Plan, stock appreciation rights may not be exercised prior to the first anniversary of the date they are granted and stock appreciation rights that vest solely by the passage of time cannot vest in full in less than three years from the date they are granted, although they may vest pro-rata during such period. Subject to these limitations, stock appreciation rights will be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee on the date the award is made.
“Restricted Stock” is an award of common stock granted to an employee for no or nominal consideration. A recipient of a restricted stock award will have all the rights of a shareholder, including the right to vote and receive dividends. In general, shares of restricted stock are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified vesting period and/or the attainment of specified Company performance objectives.
“Restricted Stock Unit” is an award representing the right to receive, in cash and/or shares of common stock, subject to certain conditions such as continuing employment and/or the achievement of specified performance or other objectives.
An “Other Stock-Based Award” is any other award that may be granted under the Plan that is valued in whole or in part by reference to or is payable in or otherwise based, on common stock.

Herman Miller, Inc., and Subsidiaries 19

Proposal to Approve the Second Amendment to the Herman Miller, Inc. 2011 Long-Term Incentive Plan (continued)
“Performance Share” is an award of the right to receive stock or cash of an equivalent value at the end of the designated performance period upon the attainment of specified performance goals. Performance Awards are a type of award where the grant, exercise and/or settlement of such award is contingent upon the achievement of pre-established performance goals and other terms established by the Committee. The Committee may designate certain Performance Awards as qualified awards under section 162(m) of the Code, entitling the cost of such awards to be deductible by the Company for income tax purposes. Performance goals for the Performance Awards may include any of the following business criteria:

(1)	adjusted earnings;

(2)	return on equity (which includes adjusted return on equity);

(3)	earnings per share growth (which includes adjusted earnings per share growth);

(4)	basic earnings per common share;

(5)	diluted earnings per common share;

(6)	adjusted earnings per common share;

(7)	net income;

(8)	adjusted earnings before interest and taxes;

(9)	earnings before interest, taxes, depreciation and amortization;

(10)	operating cash flow;

(11)	EVA® performance under the Company’s EVA® Management System Technical Manual;

(12)	operations and maintenance expense;

(13)	total shareholder return;

(14)	operating income;

(15)
strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, new growth opportunities, market penetrations, and goals relating to the acquisitions or divestitures, or goals relating to capital-raising and capital management.

(16)	common share price; and

(17)	any combination of the foregoing.

Amendment or Termination of the Plan.
The Board may at any time amend, discontinue, or terminate all or any part of the Plan. No amendment may be made without shareholder approval that would increase the aggregate number of shares of common stock that may be issued under the Plan, change the definition of employees eligible to receive awards under the Plan, or otherwise materially increase the benefits to participants in the Plan. Except as required by law, the termination or any amendment of the Plan may not impair the rights of any participant, without his or her consent.

Federal Tax Consequences
The following summarizes the consequences of the grant and acquisition of awards under the Plan for federal income tax purposes, based on management’s understanding of existing federal income tax laws. This summary is necessarily general in nature and does not purport to be complete. Also, foreign, state and local income tax consequences are not discussed and may vary from locality to locality. The exact federal income tax treatment of transactions under the Plan will vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and the disposition of any acquired shares.
Options
Plan participants will not recognize taxable income at the time an option is granted under the Plan unless the option has readily ascertainable market value at the time of grant. Management understands that options to be granted under the Plan will not have readily ascertainable market value; therefore, income will not be recognized by participants before the time of exercise of an option. For nonqualified stock options, the difference between the fair market value of the shares at the time an option is exercised and the option price generally will be treated as ordinary income to the optionee, in which case the Company will be entitled to a deduction equal to the amount of the optionee’s ordinary income.
With respect to incentive stock options, provided certain employment and holding period conditions are met, participants will not realize income for federal income tax purposes as a result of the exercise of such options. In addition, if the shares acquired as a result of the exercise of an incentive stock option are disposed of more than two years after the date the option is granted and more than one year after the date the option was exercised, the entire gain, if any, realized upon disposition of such shares will be treated as capital gain for federal income tax purposes. Under these circumstances, no deduction will be allowable to the Company in connection with either the grant or exercise of an incentive stock option. Exceptions to the general rules apply in the case of a “disqualifying disposition.”

20 2015 Proxy Statement

Proposal to Approve the Second Amendment to the Herman Miller, Inc. 2011 Long-Term Incentive Plan (continued)
If a participant disposes of shares of common stock acquired pursuant to the exercise of an incentive stock option before the expiration of one year after the date of exercise or two years after the date of grant, the sale of such stock will be treated as “disqualifying disposition.” As a result, the participant would recognize ordinary income and the Company would be entitled to a deduction in the year in which such disposition occurred. The amount of the deduction and the ordinary income recognized upon a disqualifying disposition would generally be equal to the lesser of: (i) the sale price of the shares sold minus the option price; or (ii) the fair market value of the shares at the time of exercise minus the option price. If the disposition is to a related party (such as a spouse, brother, sister, lineal descendant, or certain trusts for business entities in which the seller holds a direct or indirect interest), the ordinary income recognized generally is equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. Any additional gain recognized upon disposition, in excess of the ordinary income, will be taxable as capital gain. In addition, the exercise of incentive stock options may result in an alternative minimum tax liability.
Stock Appreciation Rights
Upon the grant of stock appreciation right, the participant will realize no taxable income, and the Company will receive no deduction. Upon the exercise of the stock appreciation right, the value of the shares and/or cash received is generally taxable to the participant as ordinary income, and the Company generally will be entitled to a corresponding tax deduction. If the stock appreciation right is settled in shares of common stock, upon the participant’s subsequent disposition of such shares, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).
Restricted Stock
Recipients of shares of restricted stock that are not “transferable” and are subject to a “substantial risk of forfeiture” at the time of grant will not be subject to federal income taxes until the lapse or release of the restrictions or sale of the shares, unless the recipient files a specific election under the Code to be taxed at the time of grant. The recipient’s income and the Company’s deduction will be equal to the excess of the then fair market value (or sale price) of the shares less any purchase price. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse or are released will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the date the restrictions lapse or are released). Dividends paid in cash and received by a participant prior to the time the restrictions lapse or are released will constitute ordinary income to the participant in the year paid and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock may be treated as an award of additional restricted stock subject to the tax treatment described herein.
Restricted Stock Units
No taxable income is realized by a participant upon the grant of a restricted stock unit award. Upon distribution of the shares subject to the award or payment of cash, the participant would recognize ordinary income based upon the fair market value of the shares at the time the stock is delivered or in the amount of cash received by the participant. The Company will be entitled to a deduction at the time and in the amount that the participant recognized ordinary income. If the restricted stock units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extend the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).
Performance-Based Awards
Participants are not taxed upon the grant of performance-based awards. Upon receipt of the underlying shares or cash, a participant will be taxed at ordinary income tax rates on the amount of cash received and/or the current fair market value of stock received; the Company will be entitled to a corresponding deduction. Upon the participant’s subsequent disposition of any shares received, the participant will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extend the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).
Tax Deductibility Limitations
The Plan is intended to enable the Company to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. The Code limits the allowable tax deduction that may be taken by the Company for compensation paid to its chief executive officer and the three other highest paid executive officers (other than the CFO). The limit is currently set at $1,000,000 per executive per year; however, compensation payable solely on the account of the attainment of performance goals is excluded from this limitation.

Herman Miller, Inc., and Subsidiaries 21

Proposal to Approve the Second Amendment to the Herman Miller, Inc. 2011 Long-Term Incentive Plan (continued)
Adjustments for Certain Corporate Transactions
General Antidilution Adjustments
The Plan provides for the adjustment of the terms of outstanding awards to preserve the proportionate interest of the holders in those awards if the number of outstanding shares of the Company’s common stock has increased or decreased or other changes in the Company’s stock occur due to the result of any recapitalization, reclassification, stock split, adverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distributions payable in capital stock or other similar adjustments in the Company’s common stock. If the Company is the surviving entity in any reorganization, merger or similar transaction with one or more entities which does not result in the change of control, any options, stock appreciation rights, restricted stock or restricted stock units will pertain to and apply to the securities to which a holder of the number of shares of common stock subject to those awards would have been entitled immediately after the transaction, with any corresponding, proportionate adjustment to the per share option price or SAR price. In addition, as a result of any such transaction, performance-based awards will be adjusted to apply to the securities that a holder of the number of shares of stock subject to such performance-based awards would have been entitled to receive immediately after the transaction. The Plan also provides for the adjustment of the share limits in the Plan, including those under the Amendment, under these circumstances.
Adjustments for Change in Control Transactions in Which Awards Are Not Assumed
Except as otherwise provided in an award agreement, upon a change in control of the Company in which the outstanding awards are not assumed or continued, awards other than performance-based awards, will be deemed to be immediately vested, or the Committee, at its election, may cancel those awards and pay the value of those awards to participants. With respect to performance-based awards under any such transaction, if less than half the performance period has lapsed, those awards will be converted into shares or similar securities assuming target performance has been achieved. If at least half of the performance period has lapsed, those performance-based awards will be converted into shares or similar securities based upon actual performance to date.
Adjustments for Change in Control Transactions in Which Awards Are Assumed or the Company is the Surviving Entity
Except as otherwise provided in an award agreement, in the event of a change in control in which the Company is the surviving entity or under which outstanding awards are assumed or continued, the Plan provides for a corresponding adjustment to the outstanding awards to preserve the intrinsic value of those awards by the Company or its successor; provided, those outstanding awards would be subject to accelerated vesting, if, within a two (2) year period following a change in control the participant’s employment is terminated without cause or the participant terminates for good reason.
Required Vote for Approval
The affirmative vote of the majority of the Company's outstanding common stock represented and voted at the annual meeting, by person or by proxy, is required to approve the proposed Amendment. Broker non-votes and abstentions will not be treated as votes cast on the proposal. Unless otherwise directed by marking the accompanying proxy the proxy holders named therein will vote for the approval of the proposed Amendment.

The Board of Directors recommends a vote FOR the approval of the proposed Amendment.

22 2015 Proxy Statement

Proposal #4 - Proposal to Approve, on an Advisory Basis, the Compensation Paid to the Company's Named Executive Officers
Consistent with our Board's recommendation, and as approved by our shareholders, we allow our shareholders the opportunity to vote, on an advisory and annual basis, on the compensation of our named executive officers. As a result, you are asked to vote upon the following resolution at this year's annual meeting,

“RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for this annual meeting pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosure, is hereby APPROVED."

The Executive Compensation Committee ("Committee") has considered the results of the 2014 advisory vote on executive compensation for which more than 98% of the votes cast on that matter were voted for the approval of the compensation of our named executives as described in the 2014 Proxy Statement. Consistent with those voting results, the Committee believes that the total compensation paid to the Chief Executive Officer and the other named executive officers, as disclosed in the Compensation Discussion and Analysis, is fair and appropriate and should be approved by our shareholders. The compensation of the named executive officers is designed to vary with the results of the business and to reward consistent improvement in the results delivered to shareholders. In fiscal year 2015 changes in the base compensation of each executive officer primarily reflects changes in the benchmarking data for the position. The change in the variable element of each executive's compensation reflects our financial and related performance relative to performance criteria approved by the Committee and Board. The Committee believes that the compensation to each named executive officer as disclosed in the Compensation Discussion and Analysis is appropriate in the light of the Company's and the officer's performance during the fiscal year. In addition, each of the elements of compensation at target has been benchmarked against comparable positions.

The Board of Directors recommends a vote FOR this proposal. This vote is advisory and non-binding; however, the Board of Directors and Committee will review and consider the voting results in connection with future deliberations concerning our executive compensation program.

Herman Miller, Inc., and Subsidiaries 23

Voting Securities and Principal Shareholders
On August 14, 2015, we had 59,841,101 shares of common stock issued and outstanding, par value $.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on August 14, 2015, the record date fixed by our Board of Directors. Votes cast at the meeting and submitted by proxy will be tabulated by Broadridge Financial Solutions, Inc. As of August 14, 2015, no person was known by management to be the beneficial owner of more than five percent of our common stock, except as follows.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.	4,424,443(1)	7.39
40 E 52nd Street
New York, NY 10022
The Vanguard Group, Inc.	3,815,376(2)	6.38
PO Box 2600
Valley Forge, PA 19482

(1)
This information is based solely upon information as of June 30, 2015 contained in filings with the SEC on August 07, 2015 by BlackRock Fund Advisors and BlackRock Institutional Trust Company NA, including notice that  they have, collectively, sole voting power as to 4,295,226 shares and sole dispositive power as to 4,424,443 shares.

(2)
This information is based solely upon information as of June 30, 2015 contained in a filing with the SEC on August 13, 2015 by The Vanguard Group Inc., including notice that it has sole voting power as to 81,238 shares and sole dispositive power as to 3,737,238 shares, and shared voting power with respect to 1,800 shares and shared dispositive power with respect to 78,138 shares.

24 2015 Proxy Statement

Director and Executive Officer Information
Security Ownership of Directors
The following table shows, as of August 14, 2015, the number of shares beneficially owned by each of the nominees and directors, except for Brian Walker who is reported in Security Ownership of Management below. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Mary Vermeer Andringa	47,467	0.08
David A. Brandon	12,939	0.02
Douglas D. French	9,969	0.02
J. Barry Griswell	20,807	0.03
John R. Hoke III	25,679	0.04
Lisa A. Kro	12,001	0.02
Heidi J. Manheimer	4,410	0.01
Dorothy A. Terrell	34,877	0.06
David O. Ulrich	65,537	0.11
Brian C. Walker	see table below
Michael A. Volkema	75,000	0.13

(1)
Shares shown for each director include the following number of shares that each director has the right to acquire beneficial ownership under stock options exercisable within 60 days: 5,519 shares for Mr. French; 25,183 shares for Ms. Terrell; and 49,970 shares for Dr. Ulrich.

(2)	Percentages are calculated based upon shares outstanding plus shares that may be acquired under stock options exercisable within 60 days.

Security Ownership of Management
The following table shows, as of August 14, 2015, the number of shares beneficially owned by each of the Named Executive Officers (NEOs) identified in the executive compensation tables of this Proxy Statement, and by all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Brian C. Walker	591,077	0.99
Jeffrey M. Stutz	14,558	0.02
Gregory J. Bylsma	67,222	0.11
John G. Edelman(4)	—	—
John J. McPhee(4)	—	—
Andrew J. Lock	71,686	0.12
Curtis S. Pullen	48,526	0.08
All executive officers and directors as a group (24 persons)(3)	1,294,151	2.16

(1)
Includes the following number of shares with respect to which the NEOs have the right to acquire beneficial ownership under stock options exercisable within 60 days: 255,743 shares for Mr. Walker; 8,184 shares for Mr. Stutz; 27,617 shares for Mr. Bylsma; 45,806 shares for Mr. Lock; and 25,587 shares for Mr. Pullen.

(2)	Percentages are calculated based upon shares outstanding plus shares that may be acquired under stock options exercisable within 60 days.

(3)	Included in this number are 567,306 shares with respect to which executive officers and directors have the right to acquire beneficial ownership under options exercisable within 60 days.

(4)
Messrs. Edelman and McPhee also own 687,952 (4.96%) and 386,215 (2.79%) shares of common stock, respectively, of Herman Miller Consumer Holdings which is a subsidiary of the Company, for a total of 1,074,167 shares (7.75%). No other executive officer or director holds shares of that entity.

Herman Miller, Inc., and Subsidiaries 25

Compensation Discussion and Analysis
Executive Summary

Fiscal Year 2015 Company Performance
We continued to make significant progress in 2015 toward our long-term vision and financial objectives: delivering on our SHIFT strategy for diversified growth, expanding into higher margin segments and categories, and continuing to enhance the Herman Miller global brand. In particular, the acquisition of Design Within Reach (DWR) in July 2014 accelerated the portions of our strategy focused on moving from the office to everywhere and from an industry brand to an industry plus consumer brand.
In addition to meaningful progress on our long-term objectives, we achieved increased sales and orders for the fifth consecutive year. Strong margin performance coupled with effective expense management helped offset foreign exchange headwinds and resulted in further improvements in adjusted EBITDA which is discussed elsewhere in this Proxy. We also continued to maintain a strong balance sheet and cash flow profile. Accordingly, we recently announced an increase to our quarterly dividend rate beginning in October 2015.
Executive Officers Covered by this Compensation Discussion and Analysis
For fiscal year 2015, we are required to provide information regarding our compensation policies and decisions relating to our President and Chief Executive Officer (CEO), the two individuals who served as Chief Financial Officer (CFO) for portions of the year, the three other most highly compensated executive officers serving as executive officers at the end of the year and one additional executive officer who would have been among the group of three most highly compensated but for the fact that he was not serving as an officer at the end of the year. We refer to our CEO, current and former CFOs and the other executive officers and former executive officer for whom disclosure is required collectively as our “named executive officers” or “NEOs.” This Compensation Discussion and Analysis is intended to provide information regarding, among other things, the overall objectives of our compensation program and each element of compensation we provided to the NEOs.
The NEO’s for fiscal 2015, their titles, and changes during the year are listed in the following table:

Name	Title	Changes During Fiscal Year 2015
Brian C. Walker	President and Chief Executive Officer	None
Jeffrey M. Stutz	Executive Vice President and Chief Financial Officer	Served as Chief Accounting Officer until February 26, 2015. Assumed current title on that date.
Gregory J. Bylsma	Executive Vice President and Chief Operating Officer of Herman Miller North America Work and Learning	Served as Executive Vice President, Chief Financial Officer until February 26, 2015
John G. Edelman	Executive Vice President, and Chief Executive Officer of Design Within Reach, Inc.	Joined the company and assumed current title on July 28, 2014
John J. McPhee	Executive Vice President, and President of Design Within Reach, Inc.	Joined the company and assumed current title on July 28, 2014
Andrew J. Lock	Executive Vice President and President of Herman Miller International	None
Curtis S. Pullen	Former Executive Vice President and President of Herman Miller North America
Served as Executive Vice President and President of Herman Miller North America until February 26, 2015. As previously disclosed, Mr. Pullen stepped down from this position effective February 26, 2015.

Effect of Acquisition of DWR
Following our acquisition of DWR in July 2014, DWR’s Chief Executive Officer, John Edelman, and President, John McPhee, continued their employment with DWR. Because of the significance of DWR to our operations and their key roles with DWR, Messrs. Edelman and McPhee also became executive officers of the company. Further, due to the value of equity awards they received in connection with the acquisition and the manner of determining the NEOs under applicable rules, they are NEOs for fiscal year 2015. Because the compensation we awarded to Messrs. Edelman and McPhee for fiscal year 2015 was determined primarily through arm’s-length negotiations in the context of our acquisition of DWR, and because we employed Messrs. Edelman and McPhee only for part of fiscal year 2015, this Compensation Discussion and Analysis focuses primarily on the compensation we awarded to our other NEOs for fiscal year 2015. This Compensation Discussion and Analysis also discusses the compensation we awarded to Messrs. Edelman and McPhee to the extent material. But, references to the “Named Executive Officers,” the “NEOs” and the “Corporate Officers” (which is a term we define below) in this Compensation Discussion and Analysis generally relate to the NEOs other than Messrs. Edelman and McPhee except to the extent the context indicates otherwise.

26 2015 Proxy Statement

Compensation Discussion and Analysis (continued)
2014 Say on Pay Vote
At the 2014 annual shareholders’ meeting, our shareholders overwhelmingly approved, on an advisory basis, the compensation we paid to our named executive officers during fiscal year 2014. The Board Executive Compensation Committee (Committee) believes that the performance of the executive compensation programs during 2015 was consistent with our compensation philosophy and objectives, as described below, and that the compensation we paid to our named executive officers was appropriate in light of our overall performance.
Our shareholders will have the opportunity to cast an advisory “Say on Pay” vote at this year’s annual meeting as well. The Committee will take the vote into consideration in evaluating the effectiveness of the company’s executive compensation programs.
Compensation Philosophy
The goal of our compensation philosophy is to allow for an appropriate level of risk and a corresponding compensation reward within a range that bears a relationship to the competitive market, to the responsibilities of the employee and to the performance of the employee and our company. Consistent with this philosophy, the key objectives of our executive compensation program are to:

•	Link a material portion of executives' total annual compensation directly to the company's performance

•	Reinforce our values, build corporate community, and focus employees on common goals

•	Align the interests of executives with the long-term interests of shareholders

•	Attract, motivate, and retain executives of outstanding ability

Compensation Policies and Practices That Reflect Our Compensation Philosophy

What We Do
✓	Pay for Performance
✓	Balance Long-Term and Short-Term Incentives
✓	Benchmark Compensation Against an Appropriate Peer Group
✓	Maintain Clawback Rights
✓	Monitor for Risk-Taking Incentives
✓	Maintain Stock Ownership Requirements
✓	Prohibit Hedging
✓	Limit Perquisites
✓	Engage an Independent Compensation Consultant
✓	Hold Executive Sessions at Each Committee Meeting
What We Do Not Do
X	No Gross-Ups for Taxes
X	No “Single Trigger” Severance Agreements
X	No Repricing of Options
X	No Guaranteed Bonuses or Salary Increases

Role of the Committee
The Committee is comprised of three directors, each qualifying as an independent director under NASDAQ's listing requirements. The Board has determined that each member of the Committee also meets the definition of independence under our corporate governance guidelines and qualifies as a non−employee director for purposes of Rule 16b−3 under the Securities Exchange Act of 1934.
The Committee's primary functions are to oversee the compensation philosophy and strategy, to determine or recommend the compensation of company officers, including the NEOs, and to act as the Administrative Committee for our executive compensation plans.
The Committee is responsible for recommendations to the full Board with respect to all aspects of the annual compensation of our President and CEO. The Committee, based upon recommendations from our CEO, approves the annual compensation for all other officers covered by Section 16 of the Securities Exchange Act of 1934 including the NEOs (Corporate Officers). Our President and CEO establishes the base salary of all other executives. The Committee establishes any performance objectives for the Executive Incentive Cash Bonus Plan and our equity-based compensation plans, which cover the President and CEO, other Corporate Officers, and other executive employees. Among other duties,

Herman Miller, Inc., and Subsidiaries 27

Compensation Discussion and Analysis (continued)
the Committee also reviews and advises on the compensation philosophy and strategy of the company in accordance with the Corporate Compensation Policy Perspective, reviews and approves compensation and benefit plans requiring Committee approval, and reviews annual compensation plans’ risk analysis.
Role of the External Compensation Consultants
The Committee has the authority and sole discretion to select independent compensation consultants, legal consultants and other advisors to provide it independent advice. During fiscal year 2015, the Committee retained Pearl Meyer & Partners (Pearl Meyer) as independent compensation consultants to the Committee with respect to the compensation we paid to our Corporate Officers (excluding Messrs. Edelman and McPhee who joined us in connection with the acquisition of DWR). Pearl Meyer was not permitted to provide other consulting services to the company. The independent services that Pearl Meyer provided to the Committee included reviewing the elements of compensation of the President and CEO as well as the other Corporate Officers and comparing those elements to our compensation philosophy and objectives and to market practices. Pearl Meyer concluded that our compensation program established for those officers is consistent with our compensation philosophy and objectives as well as with market practices.
With the approval of the Committee, we retained Meridian Compensation Partners LLC in fiscal year 2015 to provide marketplace compensation data and compensation consulting services to management for employees other than the Corporate Officers and, from time to time, other specialized work as may be requested, such as conducting a review of retirement or other benefit programs.
Compensation Discussion

Overview of Compensation Program
Our compensation program is intended to provide executives who are judged to perform their duties at a proficient level with compensation that approximates the market median compensation for their position based upon the data that our independent compensation consultant provides (as described in the section on Benchmarking of Compensation). The compensation program is also intended to have the portion of a corporate officer's compensation determined by the company's performance increase as the responsibility and authority of the corporate officer increases. The Committee believes that the compensation program, through the use of base salary, annual incentive cash bonus and long-term incentives, operates in a manner consistent with these objectives and rewards performance that generates both consistent and long-term enhancement of shareholder value.
The Committee is responsible for establishing our executive compensation programs. The Committee seeks to ensure that the compensation we pay to the Corporate Officers is fair, reasonable, competitive and consistent with our compensation philosophy.
Benchmarking of Compensation
To ensure that executive compensation is competitive, the Committee uses marketplace compensation data to compare our compensation programs to general market pay practices. The Committee in 2015 also adopted a specific peer group for use in both benchmarking compensation and for measuring performance under the Relative TSR Performance Share Unit Awards (the members of the peer group are listed in the Additional Compensation Information, Peer Group section later in this Compensation Discussion and Analysis). This peer group includes both direct competitors of ours as well as comparable companies in other industries. The Committee believes the competitive market for executive talent in which we operate is the general corporate talent market, not just the office furniture or West Michigan talent markets. The Committee also believes that it is important to use the same peer group for both benchmarking compensation and measuring performance under the Relative TSR Performance Share Units.
Pearl Meyer used the peer group information along with the following survey sources when analyzing fiscal year 2015 market competitiveness pay levels of Corporate Officers other than Messrs. Edelman and McPhee: Towers Watson Executive Compensation Database, Aon Hewitt Executive Total Compensation Database, Mercer Executive Database and Equilar Insight Database (collectively the peer group information and these survey sources are referred to as “Survey Data”). We use the Survey Data to determine competitiveness of base pay, cash incentive bonus and long term incentive awards. Pearl Meyer uses a regression analysis and aging to make allowances for time differences in the data and to align the data so that it is representative of companies having revenues equivalent to the operations managed by our individual Corporate Officers. Pearl Meyer compares the base salary, target total cash and target total direct compensation of each Corporate Officer to the 25th, 50th (market median) and 75th percentile of the Survey Data for a comparable benchmark position. We benchmark positions based upon comparability of responsibilities and the annual revenues of the operations managed.
Pearl Meyer provided the Committee with benchmarking data, market practices and trends, peer group selection and pay for performance evaluation information to provide appropriate context for the Committee's deliberations. Our CEO makes recommendations to the Committee regarding the compensation package for each of the Corporate Officers (other than himself). The CEO's recommendations with respect to Corporate Officers are based on the Pearl Meyer information, his evaluation of the individual's performance, the company's performance and other factors. The Committee's approval of the CEO's recommendations as to the compensation of Corporate Officers (other than the CEO) is

28 2015 Proxy Statement

Compensation Discussion and Analysis (continued)
based upon the Committee's review of the information from Pearl Meyer relative to market pay, advice from Pearl Meyer and the Committee members’ own judgment, including their judgment on the relative performance of both the company and its executives. Based upon these same factors relative to the CEO's performance, the Committee makes a recommendation to the full Board for the CEO's compensation. The Board of Directors determines the compensation of the CEO.
In fiscal year 2015, the compensation of Messrs. Edelman and McPhee was determined through arm’s length negotiations in the context of our acquisition of DWR. In fiscal year 2016, Messrs. Edelman and McPhee will be included in the company’s benchmarking analysis.
Elements of the Compensation Program
Our Corporate Officer compensation package includes five distinct elements:

•	Base Salary

•	Annual Executive Incentive Cash Bonus

•	Long-Term Equity Incentives

•	Retirement and Health Benefits

•	Other Executive Compensation Plans

The compensation package of Messrs. Edelman and McPhee for fiscal year 2015 following the acquisition of DWR, as negotiated in connection with the acquisition, included base salary, short-term incentive programs covering a portion of fiscal year 2015, an award of options to purchase stock of our subsidiary, Herman Miller Consumer Holdings, Inc. (HMCH), retirement and health benefits and other executive compensation plans.
An executive’s total cash compensation is comprised of both base salary and annual executive incentive cash bonus. An executive’s total direct compensation is comprised of base salary, annual executive incentive cash bonus, and long-term equity incentives. It is our goal to align the compensation packages with prevailing market rates. The alignment is accomplished primarily through adjustments to each Corporate Officer's total direct compensation.
For the Corporate Officers other than Messrs. Edelman and McPhee, each element of total direct compensation is benchmarked to the prevailing market rates and our custom peer group; however, globally, in certain circumstances, local practices related to long-term incentives and bonuses may be significantly different than those applicable to the company as a whole. In those circumstances, we emphasize consistency in the application of our long-term incentive programs and adjust base and bonus so as to maintain total direct compensation in an amount that is consistent with our compensation philosophy. As noted above, our compensation program is intended to provide executives who are judged to perform their duties at a proficient level with a total direct compensation package that approximates the market median compensation for such position based upon the Survey Data specific to each individual Corporate Officer. However, because of the performance-based nature of the Annual Executive Incentive Cash Bonus and the Long-Term Equity Incentives, actual compensation of the NEOs may vary from year to year.
The Committee determined that the total direct compensation for each NEO other than Messrs. Edelman and McPhee for fiscal year 2015, and as approved for fiscal year 2016, is within the benchmarked range given the NEO's performance, position and the company's performance.
Base Salary
The CEO evaluates each of the Corporate Officers annually and makes recommendations to the Committee for base salary. The Board of Directors sets the base salary of the CEO. In general, but subject to individual circumstances, base salaries reflect market rates for comparative positions and the NEO's historical level of proficiency and performance. The base salary of NEOs assessed by the CEO and the Committee to be proficient is generally targeted at the market median of the Survey Data. The base compensation of NEOs with less experience in general would be below the market median and those judged to be performing at a level higher than proficient generally would be above the market median. The Committee or the Board in each circumstance uses its judgment and experience in setting the specific level of base salary relative to the general market median data.

Herman Miller, Inc., and Subsidiaries 29

Compensation Discussion and Analysis (continued)
Base Salary in Fiscal 2015
The Committee and the Board granted merit increases for fiscal year 2015 to our employees, including the NEOs (other than Messrs. Edelman and McPhee, whose base salaries were negotiated in connection with the acquisition of DWR). Each of the base salaries of our NEOs was within the range established for their performance and position. Salary changes went into effect July 14, 2014.

•
Brian Walker, President and Chief Executive Officer: The Board approved an increase in the base salary of Mr. Walker to $875,000 (4.2%), which reflects the Board’s continuing recognition of Mr. Walker’s significant contributions to the company’s performance.

•	Jeffrey Stutz, Executive Vice President and Chief Financial Officer: The Committee approved an increase in the base salary of Mr. Stutz to $250,000 (2.0%).

•	Gregory Bylsma, Executive Vice President and Chief Operating Officer of Herman Miller North America: The Committee approved an increase in the base salary of Mr. Bylsma to $407,000 (3.0%).

•
Andrew Lock, President of Herman Miller International: The Committee approved an increase in the base salary Mr. Lock to $395,000 (2.6% - the percentage increase of which is measured in pounds sterling). Mr. Lock's compensation was paid in pounds sterling and is reported in this proxy statement in U.S. dollars based on the exchange rate in effect at the time the compensation was approved as as otherwise indicated.

•
Curtis Pullen, Former Executive Vice President and President of Herman Miller North America: Prior to Mr. Pullen’s resignation, the Committee had approved an increase in the base salary of Mr. Pullen to $407,000 (3.0%).

Messrs. Edelman and McPhee each received a base salary at an annual rate of $450,000 pursuant to their employment agreements.
Base Salary in Fiscal 2016
The Committee and Board of Directors approved the following changes in the base salaries of the continuing NEOs for fiscal year 2016.

•
Brian Walker, President and Chief Executive Officer: The Board of Directors approved an increase in the base salary of Mr. Walker to $900,000 (2.9%), which reflects the Board’s continuing recognition of Mr. Walker’s significant contributions to the company’s performance.

•
Jeffrey Stutz, Executive Vice President and Chief Financial Officer: The Committee approved an increase in the base salary of Mr. Stutz to $350,000 (40.0%), which increase is a result of his promotion to Chief Financial Officer.

•	Gregory Bylsma, Executive Vice President and Chief Operating Officer of Herman Miller North America: The Committee approved an increase in the base salary of Mr. Bylsma to $430,000 (5.7%).

•
Andrew Lock, President of Herman Miller International: The Committee approved an increase in the base salary of Mr. Lock to $417,000 (3.0% - the percentage increase of which is measured in pounds sterling).

Each of the base salaries set for the NEOs by the Committee or the Board were within the range established for their performance and position.
Annual Executive Incentive Cash Bonus
The annual executive incentive cash bonus for the Corporate Officers (other than Messrs. Edelman and McPhee) is paid pursuant to the Executive Incentive Cash Bonus Plan. This plan is intended to link annual incentive compensation to the creation of shareholder value. The Executive Incentive Cash Bonus Plan provides for the annual payment of a cash bonus (Incentive Cash Bonus) to selected executives based upon the performance of the company (and in some cases various business units and/or functional goals) during the fiscal year. We report the annual Incentive Cash Bonus in the Summary Compensation Table under the column titled “Non-equity Incentive Plan Compensation.” Payments are made following the end of the fiscal year.
The primary measure of performance for the Incentive Cash Bonus is EBITDA, which represents the company’s earnings before interest, taxes, depreciation and amortization (excluding non-controlling ownership interests). The Committee at the beginning of each fiscal year establishes a target bonus pool amount representing the amount of Incentive Cash Bonuses that may be paid under the Plan if the company achieves the EBITDA amount contained in the company’s annual financial plan as approved by the Committee and the Board. The Committee also establishes a target bonus for each participant, expressed as a percentage of base salary, the target amount of EBITDA for the company and the amount of variation from target EBITDA that would result in either a doubling of the target bonus or no bonus, referred to as maximum and threshold performance, respectively. The target EBITDA and the interval used for maximum and threshold performance are the three points that are used to determine the slope of the bonus factor line. The actual bonus factor paid to an employee represents a point on the line.

30 2015 Proxy Statement

Compensation Discussion and Analysis (continued)
The Committee sets the EBITDA targets annually. The Committee also establishes annually any Incentive Cash Bonus targets based upon divisional, functional or operational EBITDA or other goals for each participant. The Incentive Cash Bonus earned by participants is expected over time to average 100% of his or her individual target. The target Incentive Cash Bonus percentage for the NEOs generally is set so that the incentive cash bonus at on-target performance will equal 100% of the market median bonus amount for comparable positions as shown in the Survey Data, although base pay and bonus may be adjusted to maintain total compensation in an amount that is consistent with our compensation philosophy. The Committee believes that this use of Incentive Cash Bonus is consistent with the objective of making compensation for senior Corporate Officers more variable with the company's performance.
The Committee has adopted guidelines for determining when adjustments to the company’s EBITDA are appropriate in calculating incentive plan performance. Under these guidelines, the Committee will consider whether adjustments are appropriate to best reflect the operating results of our business and appropriately incent management in a manner that is in the best interest of shareholders. Some common examples of potential adjustments under the guidelines include excluding restructuring costs and certain contingent consideration, transaction costs, effects of purchase accounting and income associated with acquisitions. We may exclude these items only in limited circumstances or only for certain periods or specified awards, and these are only examples of the types of adjustments that may be appropriate. The guidelines also include a framework for evaluating potential EBITDA adjustments that considers with respect to a potential item of adjustment:
Whether it is material to the result of the business;
Its impact on near-term cash flows;
Whether it is an accounting adjustment that does not reflect the ongoing operations of the business;
Whether it aligns the company’s performance outlook with long-term shareholder interests;
Whether the adjustment unfairly impacts one particular business unit;
Whether the company has made similar adjustments in recent reporting periods; and
Whether the related income or expense was offset in a prior reporting period (and, if so, if it was excluded from EBITDA).
We intend this framework to be used by management in recommending adjustments and by the Committee in evaluating potential adjustments. The adjustments that we disclose below were based on the Committee’s conclusion that they were consistent with the guidelines.
The Committee is responsible for administering all elements of the Executive Incentive Cash Bonus Plan, except those elements of the plan relating to the CEO (including target percentage payment), which the Board approves. The Committee approves participants in the Plan, the target payment percentage and the plan EBITDA goals. The Audit Committee at the end of each fiscal year approves the calculation of EBITDA results for the year and the EBITDA change from the previous year and the resulting bonus factor. The Committee certifies the use of the bonus factor for use in the Incentive Cash Bonus calculation.
Incentive Cash Bonus for Fiscal 2015
The Committee originally approved target EBITDA for 2015 of $237 million. The dollar amount of variance between actual EBITDA for the fiscal year and the plan amount (Interval) necessary to achieve either maximum performance or threshold was $47.4 million. Accordingly, actual EBITDA of $284.4 million would result in the doubling of the target cash bonus; no bonus would have been paid if EBITDA was less than $189.6 million.
Following the acquisition of DWR in July 2014, the Committee adjusted the target, threshold and maximum EBITDA levels to reflect the projected EBITDA for DWR for the remaining 10 months of fiscal year 2015. Following these adjustments, target EBITDA was $241.6 million, maximum EBITDA was $289.9 million and threshold EBITDA was $193.3 million.
The Committee also approved basing a portion of certain NEOs’ incentive cash bonus on functional goals or business unit operating results. The payment target percentage for our CEO and NEOs are listed below. The incentive cash bonus for Brian Walker, Jeffrey Stutz and Gregory Bylsma remained 100% based upon consolidated EBITDA for the entire company. The incentive cash bonus for Andrew Lock and Curtis Pullen were 25% based upon the modified EBITDA driven metrics of their respective business units and functional goals; and 75% upon the consolidated EBITDA. Vertical market EBITDA goals were then limited such that they could not exceed 200% of vertical market targeted EBITDA or the blended multiple could not exceed the corporate EBITDA multiple plus 100 basis points in the case of Andrew Lock and Curtis Pullen. The Committee believes that the Incentive Cash Bonus target percentages reflect the appropriate market information provided by the Survey Data and are within the appropriate range for each NEO.

Herman Miller, Inc., and Subsidiaries 31

Compensation Discussion and Analysis (continued)
For fiscal year 2015, the company's EBITDA (as adjusted in the manner described below) was 0.6488 of target EBITDA. The Committee believes that the incentive plan calculation should be focused on and reward for EBITDA resulting from operating performance. Therefore, the annual calculation of EBITDA for incentive plan purposes is subject to various adjustments to minimize the impact of non-operating results. The Committee and Board review the adjustments and in certain instances the Committee and /or the Board decides whether certain adjustments should apply to all incentive plan participants or to a specific participant. In so doing, this fiscal year the Board decided not to make the non-cash impairment charge adjustment to EBITDA for purposes of calculating the CEO’s fiscal year 2015 bonus amount, which resulted in EBITDA for CEO incentive cash bonus purposes of 0.5064 of target EBITDA. In the Board’s view, the CEO is responsible for positively executing the company’s acquisition strategy. Therefore, in instances where in the Board’s view and discretion the execution of such strategy has not materialized as expected, the CEO is ultimately responsible. Accordingly, the Board did not allow the adjustment for purposes of calculating the CEO’s bonus. Subject to the above discussion regarding the CEO’s bonus, for fiscal year 2015, the EBITDA performance for incentive plan purposes has been adjusted to reflect the following:

Description	Adjustment to EBITDA ($ millions)	Rationale for the Adjustment
1. Current year pre-tax restructuring expense	$1.9
Board approved restructuring actions are not included in the calculation of adjusted EBITDA to help ensure management’s near-term compensation goals are not in conflict with the long-term strategic objectives of the business. Instead, it will be amortized over a 5 year period and such amortization will be included in the calculation.

2.Amortization of previous pre-tax restructuring expenses to the carrying values of certain intangible trade name assets	$(1.1)	As referred to in item 1, above the impact of past restructuring actions is amortized over a 5 year period in the calculation of adjusted EBITDA.
3. Pre-tax impairment expense relating to the carrying values of certain intangible trade name assets	$10.8
The Committee determined it is reasonable to exclude these impairment charges from the calculation on the basis that these charges are non-cash in nature and do not reflect the ongoing operation of the business.

4. Professional fees associated with the implementation of a foreign holding company legal structure.	$0.4
The implementation of a foreign holding company legal structure provided a one-time income tax savings of $5.5 million. Because the tax savings from this new structure did not benefit EBITDA, the Committee excluded the cost of implementation from EBITDA.

The Incentive Cash Bonus award percentage results of the adjusted operating EBITDA and vertical market EBITDA or functional goal results for each NEO who has such goals were as follows: Andrew Lock 0.7847 and Curtis Pullen 0.6615. The EBITDA bonus amounts awarded to the NEOs (other than Messrs. Edelman and McPhee) were as follows:

Name	Target Bonus Percent Tied to Company EBITDA	Company Performance Factor	Bonus Earned For Company Performance	Target Bonus Percent tied to Function/Bus Unit	Function/ Bus Unit Performance Factor	Bonus Earned For Function/Bus Unit Performance	Total Bonus Amount Paid	Bonus Amount Deferred(1)
Brian C. Walker	100.00%	0.5064	$440,714				$440,714	$35,257
Jeffrey M. Stutz	50.00%	0.6488	$80,882				$80,882	$25,643
Gregory J. Bylsma	65.00%	0.6488	$170,951				$170,951	$2,426
Andrew J. Lock	48.75%	0.6488	$125,904	16.25%	1.1924	$77,143	$203,047	$—
Curtis S. Pullen	48.75%	0.6488	$128,223	16.25%	0.6997	$46,092	$174,315	$26,147
(1) - This amount represents the portion of his bonus that the NEO elected to defer under the Herman Miller, Inc. Executive Equalization Retirement Plan described later in this Compensation Discussion and Analysis.

32 2015 Proxy Statement

Compensation Discussion and Analysis (continued)
Bonus Plan for Messrs. Edelman and McPhee
For the first month following the acquisition of DWR, Messrs. Edelman and McPhee participated in a “legacy” bonus plan based on the bonus plan in which they had participated at DWR. Under this plan, they were entitled to receive a payment in cash equal to 10% of the positive difference between DWR’s EBITDA (excluding bonus amounts) and their combined base salaries. Beginning September 1, 2014, the legacy bonus plan was replaced by a new HMCH Fiscal Year 2015 Bonus Plan under which Messrs. Edelman and McPhee were eligible to receive a target bonus equal to 60% of base salary based on the EBITDA of HMCH for fiscal year 2015. Pro-rated target EBITDA was set at $22.6 million. The bonus earned could range from zero to 1.3 times the target amount if actual EBITDA were 20% below or 30% or more above, respectively, target EBITDA. Any bonus earned would be paid 25% in the form of shares of HMCH and 75% in the form of cash, and would be pro rated for the partial plan year from September 1, 2014 through May 30, 2015. Actual EBITDA for fiscal year 2015 was $10.6 million, resulting in earned bonuses of 50% of target. The amounts earned as pro rated for the partial plan year are reported in the Summary Compensation Table under the columns titled "Stock Awards", to the extent paid in the form of shares of HMCH, and “Non-equity Incentive Plan Compensation”, to the extent paid in cash. Payments are made following the end of the fiscal year.
Incentive Cash Bonus for Fiscal 2016
For fiscal year 2016, the payment target percentages for the NEOs changed slightly from fiscal year 2015. The measure of achievement under the Executive Incentive Cash Bonus Plan continues to be EBITDA. The Corporate EBITDA target established by the Committee is $237.0 million with a threshold set at $189.6 million and maximum at $284.4 million. Other provisions of the fiscal year 2016 plan, such as the use of functional and business unit goals, are the same as the fiscal year 2015 plan described above.
Long-Term Equity Incentives
Our 2011 Long-Term Incentive Plan (LTI Plan) authorizes us to grant various forms of equity-based compensation (Long-Term Incentive Grants). The key objectives of making Long-Term Incentive Grants under the LTI Plan are:

•	To provide an appropriate level of equity reward to Corporate Officers that ties a meaningful part of their compensation to the long-term returns generated for shareholders.

•	To provide an appropriate equity award to the next level of executives where market data would support their inclusion in an annual equity award plan.

•	To assist the achievement of our share ownership requirements.

•	To attract, retain and reward key employees.

We believe that a significant portion of executive pay should be aligned with long-term shareholder returns and that encouraging long-term strategic thinking and decision-making requires that executives have a significant stake in the long-term success of Herman Miller. The Committee is responsible for administering all elements of the LTI Plan and for making all Long-Term Incentive Grants, except that the Board approves the grants to our CEO.
Historically, the Committee has established Long Term Incentive award targets at the beginning of each fiscal year with the amount of the actual award being subject to adjustment depending upon the company’s financial performance for that year. Typically, the Committee and the Board at their June and July meetings, respectively, take four actions in connection with our LTI Plan; (a) set the target value for the LTI awards for the current fiscal year, (b) determine the types of awards to be used, (c) establish the performance criteria, if any, for certain awards and (d) grant the long term incentive awards for the just completed fiscal year based upon the company's performance relative to target.
The Committee and Board generally grant four types of long term incentive awards: Restricted Stock Units, Herman Miller Value Added Performance Share Unit Awards, Relative TSR Performance Share Unit Awards and Stock Options. For each NEO, the Committee calculates a target value of LTI grants that is expressed as a percentage of base salary. The Committee set the total target value of the LTI grants for each of these NEOs at a level intended to ensure that the NEO’s total direct compensation would correspond with the market median of the Survey Data for a comparable NEO’s individual position. We convert the target value for each NEO into grants of Restricted Stock Units, Herman Miller Value Added Performance Share Units, Relative TSR Performance Share Unit Awards and/or Stock Options. For this conversion, we value each Restricted Stock Unit, Herman Miller Value Added Performance Share Unit at an amount equal to the closing price of our stock on the date of grant. We value each relative TSR Performance Share unit through the use of the Monte Carlo valuation model. We value each stock option through the use of the Black Scholes valuation model.
The key features of each award are as follows:
Restricted Stock Units: The restricted stock units (RSU) consist of units representing the right to receive shares of Herman Miller, Inc. common stock. Each unit represents the equivalent of one share of the common stock as of the date of grant and cliff vests after three years. RSUs convert into shares after they vest. Dividends accrue on the RSUs and are added to the total value of the units at the time of vesting.

Herman Miller, Inc., and Subsidiaries 33

Compensation Discussion and Analysis (continued)
Herman Miller Value Added Performance Share Units: The Herman Miller value added performance share units are units representing the right to receive shares of Herman Miller, Inc. at the end of the specified performance period. These units reflect the fair market value of the common stock as of the date of grant and cliff vest after three years if certain Herman Miller Value Added tests are met. The awards provide that the total number of shares that finally vest may vary between 0 and 200% of the target amount depending upon performance relative to the established Herman Miller Value Added goal. The Committee establishes the Herman Miller Value Added goals. The Herman Miller Value Added goal for on target vesting is a 3 year average. The awards also grant the Committee the ability to extend the performance period to a total of five years; however, if the extension is granted, then no more than 34% of the target grant may vest. Units convert into shares after they vest. Dividends do not accrue on the awards.
Herman Miller Value Added is defined as the company’s annual earnings before interest, taxes, depreciation and amortization (EBITDA) (excluding non-controlling ownership interests) less a capital charge. The capital charge is determined annually by multiplying the company’s capital by its cost of capital. The determination of the cost of capital and EBITDA for purposes of the Herman Miller Value Added Performance Share Units is approved by the Committee.
For grants made in fiscal 2015 and fiscal 2016, the Value Added goals are as follows:

Payout % of Target	2015 - 2017 Average Value Added	2016 - 2018 Average Value Added
200% of Target PSUs	$187 million or more	$193 million or more
100% of Target PSUs	$165 million	$170 million
No PSUs Earned	Below $150 million	Below $154 million
Capital Charge	10%	10.0%

Relative TSR Performance Share Units: The Relative TSR Performance Share Unit Awards are units representing the right to receive shares of Herman Miller, Inc. at the end of the specified performance period and reflect the fair market value of the common stock as of the date of grant. The number of performance units initially granted are determined by dividing the target award value by the Monte Carlo valuation on the Relative TSR shares at the time of grant. These units cliff vest after three years if certain total shareholder return (TSR) objectives are met. The awards provide that the total number of shares that finally vest may vary between 0 and 200% of the target amount depending upon performance relative to established total shareholder return goals. The Committee establishes the goals.
TSR is the total shareholder return to Herman Miller shareholders including reinvested dividends and share price changes that occur during a fiscal year. TSR performance is determined by comparing the company’s TSR to a peer group of companies. The peer group of companies for fiscal year 2015 is the same as the peer group used for purposes of benchmarking NEO compensation and those companies are listed in the Additional Compensation Information, Peer Group section later in the CD&A.
For Relative TSR PSUs granted in fiscal 2015 and fiscal 2016, vesting is based on the relative performance as follows:

Payout % of Target	3-year Average Relative TSR
200% of Target PSUs	80th percentile or greater
100% of Target PSUs	50th percentile
No PSUs Earned	Below 25th percentile

Stock Options: The options vest equally over three years, have a ten year life and the exercise price of each option equals the fair market value of our stock on the date of grant. In fiscal year 2015 and fiscal year 2016 (as of the date of this Proxy Statement), stock options to purchase our stock were granted only to the CEO.
The vesting of outstanding awards under our LTI Plan may accelerate upon certain types of termination of employment. These vesting provisions are described below under “Potential Payments upon Termination, Death, Disability, Retirement or Change in Control.”
Tax Deductibility of Restricted Stock Units
In June 2014, the Committee created a pool of shares from which the 2015 RSU awards to selected participants could be made provided that certain operating results are achieved. The Committee retained the authority to award less than the full value of the pool even if the performance targets were met. The provisions of this arrangement are intended to meet the requirements of Internal Revenue Code section 162(m) for the deductibility of certain compensation. The value of equity awards that could be made from the pool with respect to performance during fiscal year 2015 was limited to a maximum $5,000,000 with the requirement that we needed to achieve $4,000,000 of operating income after taking

34 2015 Proxy Statement

Compensation Discussion and Analysis (continued)
the charge for those awards and that the grants given to any individual could not exceed 30% of the pool. The participants in the pool were the Corporate Officers. The results we achieved in fiscal year 2015 permitted granting of awards having the $5,000,000 maximum value.
For fiscal year 2016 RSU grants, the Committee created a pool of shares using the same guidelines as fiscal year 2015.
LTI Grants Awarded in Fiscal 2015
The target value of the LTI grants originally awarded to our NEOs other than Messrs. Edelman and McPhee (including all types) in July 2014 as a percent of base salary was 280% for Brian Walker, 40% for Jeffrey M. Stutz, 115% for Gregory Bylsma, 90% for Andrew Lock and 115% for Curtis Pullen. The total target value was allocated approximately equally among the award types that we granted to each NEO. Our CEO received all four types of LTI awards, while our other NEOs received only three types of awards: RSUs, Herman Miller Value Added Performance Share Units and Relative TSR Performance Share Units. The Committee chose to award stock options as an additional award type to our CEO because the Committee desired to provide our CEO with an additional incentive to execute strategies that drive increased shareholder value, and it believed that stock options were well-suited for this purpose. Stock options provide value to the recipient only if the price of the stock increases after the grant date, and the Committee therefore granted options to our CEO with the intention of providing him an additional incentive to increase the underlying stock price. The Committee granted our CEO all four types of LTI awards, rather than options only, to ensure that our CEO would have a balance of incentives rather than having an incentive tied solely to increasing our stock price.
The following table discloses the types of awards granted in July 2014 (fiscal year 2015) based upon fiscal year 2014 performance:

Name	Restricted Stock Units	Herman Miller Value Added Performance Share Units	Relative TSR Performance Share Units	Number of Options	Option Exercise Price
Brian Walker	19,457	19,457	15,520	75,954	$30.22
Jeffrey Stutz	1,081	1,081	862
Gregory Bylsma	5,010	5,010	3,997
Andrew Lock	3,928	3,928	3,133
Curtis Pullen	5,010	5,010	3,997
Equity Awards to Messrs. Edelman and McPhee
In connection with the acquisition of DWR in July 2014, Messrs Edelman and McPhee each received options under the HMCH Stock Option Plan to purchase 198,700 shares of HMCH stock at an exercise price equal to the fair market value per share at the time of the acquisition. The options will become exercisable only to the extent HMCH’s EBITDA exceeds specified amounts during the first five years after the acquisition. Any shares acquired upon exercise are subject to the terms of a stockholders agreement.
LTI Grants Awarded in Fiscal 2016
The value of the LTI grants originally awarded (including all types) in July 2015 as a percent of base salary was 280% for Brian Walker, 50% for Jeffrey Stutz, 120% for Greg Bylsma, and 95% for Andrew Lock.
The following table discloses the types of awards granted in July 2015 (fiscal year 2016) based upon fiscal year 2015 performance:

Name	Restricted Stock Units	Herman Miller Value Added Performance Share Units	Relative TSR Performance Share Units	Number of Options	Option Exercise Price
Brian Walker	21,099	21,099	17,466	91,070	$29.03
Jeffrey Stutz	1,435	1,435	1,118
Gregory Bylsma	5,608	5,608	4,642
Andrew Lock	4,355	4,355	3,605
Mr. Pullen did not receive any LTI grant for fiscal year 2016 due to the change in his employment status in fiscal year 2015.
In July 2016, as we have previously disclosed, the Committee also approved a special award of conditional stock options to the executive leadership team that is conditioned on achievement of one-year performance objectives in fiscal year 2016.  The number of shares subject to the special award granted to each recipient at the end of the one-year performance period will be based upon the relative achievement of sales, EBITDA and EBITDA growth performance objectives for fiscal 2016, each of which is weighted equally. The actual number of shares that are subject to each option grant may vary based upon performance relative to the special award objectives and the value of our stock at the end of

Herman Miller, Inc., and Subsidiaries 35

Compensation Discussion and Analysis (continued)
fiscal year 2016. If granted, the options would vest ratably over a three year period following the date of grant, the exercise price would equal the fair market value of our stock as of the date of the grant, and each option would have a term of 10 years.  The Committee made the special awards to provide an additional incentive for the executive leadership team to drive further growth across the Company’s business.  The Committee determined the amount of the special award to each executive on the basis of their relative impact to the improvement in the Company’s business.

Practices Concerning Grant Dates
Grants under the LTI Plan are typically made in connection with the Board of Directors meeting in July of each year following the public release of our fiscal year end financial results. We do not attempt to influence the amount of executive compensation by timing equity grants in connection with the disclosure of material information to the public. The backdating of equity award dates is specifically prohibited under policies adopted by the Board of Directors.
Retirement and Health Benefits
Health Plans
We maintain a broad base of health insurance plans available to all full-time and most part-time employees. The NEOs participate in such health insurance plans on the same terms as all other employees within their respective geographic region or business unit.
Retirement Plans
We maintain broad based retirement plans available for employees in the United States and the United Kingdom (UK). Our retirement plans are designed to provide an appropriate level of replacement income upon retirement. The benefits available to NEOs other than Messrs. Edelman and McPhee are the same as those available to other non-executive employees in their respective geographic region subject to limitations provided by law or regulation. The NEOs participate in the full range of benefits and are covered by the same plans (with exceptions noted) on the same terms as provided to non-union U.S. employees.
The retirement plans include:

•	The Herman Miller, Inc. Profit Sharing and 401(k) Plan

•	The Herman Miller Limited Retirement Benefits Plan (UK)

Profit Sharing Plan and 401(k) Plan: The Herman Miller, Inc. Profit Sharing and 401(k) Plan consists of three parts. We annually make a contribution to the profit sharing portion based upon our EBITDA results for the year that may range from 0% to 6% of base salaries, with a target contribution of 3% of base salary. Based upon our EBITDA results, the actual percentage contributed for fiscal year 2015 was 1.95%. The amount of salary included in the base for the calculation is limited to the maximum salary level permitted by the IRS. We also make a 4% core contribution to an employee’s 401(k) account on a quarterly basis. The 401(k) portion of the plan is a salary deferral plan. Each employee may elect to defer up to the maximum amount permitted by law. We also make a matching contribution to fully match employee contributions up to 3% of the employee’s compensation contributed.
Herman Miller Limited Retirement Plan: Herman Miller Limited, our wholly owned UK subsidiary, provides a defined contribution retirement plan which provides for a non-discretionary fixed company contribution and a company matching contribution. The fixed company contribution for employees varies between 2.4% and 6.4% of the employee’s eligible compensation depending upon age and date of hire. In addition, the company will match an employee’s contributions up to an additional 2.8% of eligible compensation. Andrew Lock is the only NEO who participates in this defined contribution retirement plan. He is also a participant in the frozen defined benefit plan sponsored by Herman Miller Limited for employees hired prior to March 1, 2012.
Other Executive Compensation Plans
Deferred Compensation Plan
The Herman Miller, Inc. Executive Equalization Retirement Plan was approved by the Committee and the Board in 2007. The plan is a supplemental deferred compensation plan and became available for salary deferrals beginning in January 2008. The plan is available to highly compensated United States employees who are selected for participation by the Committee. All of the NEOs other than Messrs. Edelman and McPhee are currently able to participate, except Andrew Lock due to his employment outside the United States. The plan allows participants to defer up to 50% of their base salary and 100% of their Incentive Cash Bonus. Company contributions to the plan “mirror” the amounts we would have contributed to the Herman Miller Profit Sharing and 401(k) Plan had the employee's compensation not been above the statutory ceiling (currently $265,000). Investment options under this plan are the same as those available under the 401(k) Plan except for company stock which is not an investment option under this plan. Company contributions for amounts deferred in fiscal year 2015 appear in the 2015 Summary Compensation Table under All Other Compensation.

36 2015 Proxy Statement

Compensation Discussion and Analysis (continued)
Executive Long-Term Disability Plan
The plan covers 60% of the rolling two year average of executive incentive compensation. Executives are eligible to participate when they have earned over $6,000 in annual executive incentive compensation. This benefit continues as long as the executive is disabled until age 65. The monthly benefit is capped at $10,000.
Perquisites
We are conservative in our approach to executive perquisite benefits. Company compensation practices in general do not provide for personal perquisites and the Committee has adopted a policy which specifically restricts the use of corporate aircraft for non-business purposes. We provide a limited number of perquisites to Corporate Officers. We normally provide each NEO other than Messrs. Edelman and McPhee with a specified dollar amount which can be used for a range of perquisites. These perquisites include financial planning, life insurance, spousal travel and other benefits. The calendar year benefit is $20,000 for the CEO and $12,000 for each of the other NEOs. Unspent allowances may be carried over into the next calendar year provided an executive’s continued participation in the program. The total maximum allowance (new calendar year allowance plus amount carried over) may not exceed the sum of reimbursement allowances approved for the prior two calendar years.
In fiscal year 2015, we also provided the NEOs (excluding Messrs. Edelman and McPhee) and all other Corporate Officers with the opportunity to purchase certain additional disability insurance and to obtain comprehensive physicals at our cost.
Additional Compensation Information
Change in Control Agreements
Each NEO other than Messrs. Edelman and McPhee is party to a change in control agreement with us. The Committee believes that the use of change in control agreements is appropriate as they help ensure a continuity of management during a threatened take-over and help ensure that management remains focused on completing a transaction that is likely to maximize shareholder value. Potential payments under the change in control agreements are included in the tally sheets provided annually to the Committee.
The narrative and footnotes to the tables entitled Potential Payments upon Termination in Connection with a Change in Control describe the change in control payments in greater detail.
Deductibility of Compensation
The income tax laws of the United States (Section 162(m)) limit the amount we may deduct for compensation paid to our CEO and the other three most highly-paid executives (other than the CFO). Under Section 162(m) compensation that qualifies as “performance based” is not subject to this limit. It is generally our intention to qualify compensation payments for tax deductibility under Section 162(m). Notwithstanding our intentions, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will so qualify.
In addition, the Committee reserves the right to provide compensation that does not qualify as performance based compensation under Section 162(m) to the extent it believes such compensation is necessary or appropriate to continue to provide competitive arrangements intended to attract and retain, and provide appropriate incentives to, Corporate Officers and other key employees.
Hedging Policy
The Committee and the Board of Directors has adopted a policy prohibiting the Board of Directors and the Corporate Officers from hedging the economic risk of their ownership of our stock, including options or other derivatives related to the stock.
Impact of Prior Compensation in Setting Elements of Compensation
Prior compensation of the NEOs does not normally impact how the Committee sets the current elements of compensation. The Committee believes the current competitive environment is more relevant in determining an NEO's current total level of compensation. As described earlier the Committee uses tally sheets to track all of the elements of current compensation to enable the Committee to determine whether the compensation which the NEO is currently receiving is consistent with market practices. The Committee, however, has the ability to consider the impact of any special equity grants upon the value of future grants made to Corporate Officers under the LTI Plan.
Impact of Restatements Retroactively Impacting Financial Goals
We have not had any material restatement of prior financial results. If such restatements were to occur, the Committee would review the matter and determine what, if any, adjustment to current compensation might be appropriate. The LTI Plan and the Executive Incentive Bonus Plan give the Committee the right to “claw back” Incentive Cash Bonus payments and LTI grants in the event of certain restatements.

Herman Miller, Inc., and Subsidiaries 37

Compensation Discussion and Analysis (continued)
Peer Group
The customized peer group that we use in both benchmarking compensation and for measuring performance for the Relative TSR comparison is reviewed and approved by the Committee on an annual basis. The peers used for fiscal year 2015 are:

Aaron's Inc.	HNI Corporation	Lennox International, Inc.
Acuity Brands, Inc.	Interface, Inc.	Polaris Industries, Inc.
Belden Inc.	Kimball International, Inc.	Select Comfort Corporation
Brunswick Corporation	Knoll, Inc.	Steelcase, Inc.
Ethan Allen Interiors, Inc.	La-Z-Boy, Inc.	Tempur-Pedic International, Inc.
Hill-Rom Holdings, Inc.	Leggett & Platt, Inc.
Post−Employment Compensation
Change in control and discharge for other than cause can result in additional compensation being paid to or for certain NEOs. In addition, as described above, certain of the Long-Term Incentive Bonus payments continue if the NEO leaves employment as the result of death, disability or retirement.
Stock Ownership Guidelines
The Committee believes that significant stock ownership by top management is of critical importance to our ongoing success, as it helps link the interests of senior management and our shareholders. Stock ownership requirements apply to the nine members of the Executive Leadership Team; who are required to own shares of common stock equal to a specified multiple of their annual base salary. The applicable levels are as follows:

•	President and Chief Executive Officer 6 times base salary

•	Corporate Officers with LTIP target equal to or greater than 100% 4 times base salary

•	Certain other direct reports to the CEO 3 times base salary

Until the executive meets the ownership guidelines, 40% of the pretax spread value of vested restricted stock, performance shares, restricted stock units, deferred stock, and 40% of the pretax spread value of exercised stock options must be retained in company stock. Compliance with the requirements is determined at each time an executive disposes of company stock.
Tally Sheet Review
The Committee reviewed executive compensation tally sheets provided by Pearl Meyer with respect to each Corporate Officer which reflected the total direct compensation to the NEOs and also information relating to all other elements of compensation including payments under severance or change in control obligations. The Committee uses this information to help it determine that our compensation program is consistent with market norms and with our compensation philosophy and the objectives referenced above.
Termination and Retention Payments
The NEOs are generally “at will” employees. This means that they can be discharged at any time and for no reason. We have agreed to pay Corporate Officers and other executives severance if they are terminated for reasons other than malfeasance or voluntary separation. For each NEO other than Messrs. Edelman and McPhee, severance would be equal to 18 months of base salary subject to the employee not competing with us during that period. The Committee's determination as to the amount of severance payments for these NEOs is the result of benchmarking our practices to the Published Survey Data. In addition, we maintain the health insurance on such employee during the salary continuation period. In exchange for such payments the employee provides the company with a mutual release of all claims and agrees not to work for a competitor or solicit our employees during the salary continuation period. As previously disclosed, in fiscal year 2015, Mr. Pullen stepped down from his executive officer position effective February 26, 2015 and provided notice of his intent to take a paid leave of absence for six months for personal reasons. Thereafter, he will receive severance pay equal to up to 18 months of base salary conditioned on compliance with his non-compete and non-solicitation obligations and is subject to termination upon his subsequent employment with another employer. The Committee believed this arrangement reflected appropriate terms in light of the company’s usual severance commitments for executives at this level.
Messrs. Edelman and McPhee have employment agreements that entitle them to severance if they are terminated involuntarily without cause or if they quit with good reason. These agreements each have a five-year term that expires in 2019 and automatically renew for successive one-year terms thereafter unless either provides advance notice of nonrenewal. The terms of these employment agreements were negotiated with the executives in connection with the acquisition of DWR. In addition to severance, the agreements specify the executives’ base salary levels and their participation in an annual bonus plan and other executive-level benefit programs and provide for their initial grants of options to purchase stock of HMCH that are disclosed in the Grants of Plan-Based Awards table. The severance that would be paid under the agreements is described below under “Potential Payments upon Termination without Change in Control.”

38 2015 Proxy Statement

Executive Compensation Committee Report
The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

J. Barry Griswell (chair)	David Brandon	John R. Hoke III

Herman Miller, Inc., and Subsidiaries 39

Summary Compensation Table
The summary compensation table below shows the compensation for the NEOs for the fiscal years ended May 30, 2015 (2015), May 31, 2014 (2014) and June 1, 2013 (2013). The details of the Company's executive compensation programs are found in the CD&A.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Brian C. Walker	2015	870,289	1,731,868	587,998	440,714		150,142	3,781,011
President and Chief Executive Officer	2014	834,616	1,474,217	499,998	748,149	29,798	134,425	3,721,203
	2013	791,692	980,072	1,233,335	613,403	51,157	115,033	3,784,692
Jeffrey M. Stutz	2015	249,327	96,210		80,882		7,997	434,416
EVP and Chief Financial Officer
Gregory J. Bylsma	2015	405,385	445,968		170,951		48,453	1,070,757
EVP and Chief Operating Officer,	2014	392,308	368,540		228,598	14,854	53,655	1,057,955
Herman Miller Work and Learning	2013	371,539	424,124	116,664	187,107	26,736	30,060	1,156,230
John G. Edelman	2015	380,769	25,313		83,569		5,000	494,651
EVP and Chief Executive Officer of Design Within Reach, Inc.
John J. McPhee	2015	380,769	25,313		83,569			489,651
EVP and President of Design of Design Within Reach, Inc.
Andrew J. Lock(5)	2015	398,054	349,624		203,047	200,388	146,387	1,297,500
EVP and President, Herman Miller	2014	394,435	276,513		172,900	110,486	98,014	1,052,348
International	2013	373,292	261,993	178,759	152,381	123,067	27,294	1,116,786
Curtis S. Pullen	2015	405,385	445,968		174,315		53,316	1,078,984
Former EVP and President	2014	392,308	368,540		261,748	22,894	48,297	1,093,787
of Herman Miller North America	2013	373,615	379,608	121,668	221,255	42,506	40,647	1,179,299

(1)
For all NEOs other than Messrs. Edelman and McPhee, amounts represent the aggregate grant date fair value of stock awards and option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 9 of the Company's consolidated financial statements for the fiscal year ended May 30, 2015 included in our Annual Report on Form 10-K. For Messrs. Edelman and McPhee, the $25,313 is in respect of 25% of the bonus under the HMCH Fiscal Year 2015 Bonus Plan which is the portion of the bonus that was paid in the form of shares of HMCH issued in fiscal 2016.

(2)
Includes the amounts earned in fiscal 2015 and paid in fiscal 2016 under the Executive Incentive Cash Bonus Plan as described in the Compensation Discussion and Analysis for the NEOs other than Messrs. Edelman and McPhee. For Messrs. Edelman and McPhee, these amounts include the 75% cash portion of amounts earned in fiscal 2015 and paid in fiscal 2016 under the HMCH Fiscal Year 2015 Bonus Plan ($75,937) and the amounts earned with respect to the first month following the acquisition of DWR under a “legacy” bonus plan based on the bonus plan in which they had participated at DWR ($7,632). Certain executives have elected to defer a part of the bonus under the Key Executive Deferred Compensation Plan. The amount of the deferrals and the corresponding Company contributions will be shown in next year's Nonqualified Deferred Compensation Table.

(3)	Amounts represent the aggregate change in the actuarial present value of the accumulated benefits under the Company's Retirement Plans.

(4)	The amounts for fiscal 2015 for all other compensation are described in the table on the following page.

(5)
All amounts reported for Mr. Lock were paid to him in British pounds sterling. The U.S. dollar value of the amounts paid to him for the fiscal year ended May 30, 2015 is calculated based on the average annual conversion rate for fiscal 2015 - £1=$1.5866.

40 2015 Proxy Statement

Summary Compensation Table (continued)

	Bundled Benefits(a)	Car allowance (UK only)	Payment in lieu of Pension Contribution	Dividends on restricted stock	Long-term Disability Insurance	Vesting of Registrants contributions to Deferred Compensation Plan	Nonqualified Deferred Compensation Contribution(b)	Total Other Compensation
Brian C. Walker	18,258				2,809		129,075	150,142
Jeffrey M. Stutz					729		7,268	7,997
Gregory J. Bylsma	10,788				2,358		35,307	48,453
John G. Edelman	5,000							5,000
John J. McPhee
Andrew J. Lock(c)	19,840	8,274	118,273					146,387
Curtis S. Pullen	12,000				2,820		38,496	53,316

(a)
Bundled Benefits are provided on a calendar year basis and include accounting fees, cell phone fees, club dues, family travel, education and training, home office expenses, vehicle expenses, and life insurance. Pursuant to Mr. Edelman’s employment agreement, he was entitled to receive a reimbursement for professional development fees incurred in connection with a professional organization in which he participates.

(b)	Amounts represent the Company's contribution to the Herman Miller, Inc. Executive Equalization Retirement Plan.

(c)
Mr. Lock serves the company through its United Kingdom subsidiary. As such, his benefits are paid according to the benefits paid in the United Kingdom, which are different from the benefits in the United States. His benefits include medical insurance, car allowance, spouse travel, and contributions to a pension plan. All amounts are converted from GBP to USD.

Herman Miller, Inc., and Subsidiaries 41

Grants of Plan-Based Awards
The Grant of Plan-Based Awards table below sets forth information on equity awards granted by the Company to the NEOs during fiscal 2015 under the Long Term Incentive Plan (LTI Plan) and the possible payouts to the NEOs under the Executive Incentive Cash Bonus Plan (Annual Cash Bonus Plan) for fiscal 2015. The CD&A provides further details of grants under the LTI Plan, as well as the performance criteria under the Annual Cash Bonus Plan. (The LTI grants are discussed in the CD&A under the heading LTI Grants Awarded in Fiscal 2015).

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian C. Walker	07/14/14				0	19,457	38,914				555,886
	07/14/14				0	15,520	31,040				587,991
	07/14/14							19,457			587,991
	07/14/14								75,954	30.22	587,998
		0	870,289	1,740,578
Jeffrey M. Stutz	07/14/14				0	1,081	2,162				30,884
	07/14/14				0	862	1,724				32,658
	07/14/14							1,081			32,668
		0	124,663	249,326
Gregory J. Bylsma	07/14/14				0	5,010	10,020				143,136
	07/14/14				0	3,997	7,994				151,430
	07/14/14							5,010			151,402
		0	263,500	527,000
John Edelman(7)	07/28/14								198,700	24.39	1,599,535
	05/30/15							904			25,313
		0	151,875	197,438	0	50,625	65,812
John McPhee(7)	07/28/14								198,700	24.39	1,599,535
	05/30/15							904			25,313
		0	151,875	197,438	0	50,625	65,812
Andrew J. Lock	07/14/14				0	3,928	7,856				112,223
	07/14/14				0	3,133	6,266				118,697
	07/14/14							3,928			118,704
		0	258,735	517,470
Curtis S. Pullen	07/14/14				0	5,010	10,020				143,136
	07/14/14				0	3,997	7,994				151,430
	07/14/14							5,010			151,402
		0	263,500	527,000

(1)
Under the Annual Cash Bonus Plan executives can earn incentive compensation based on the achievement of certain company performance goals. The actual Cash Bonus amount paid with respect to any year may range from 0 to 2 times of the target (except for Messrs. Edelman and McPhee described in footnote 7) based upon the relative achievement of our EBITDA targets and are set forth in the Summary Compensation Table above.

(2)
The performance share units represent the right to receive shares of the Company's common stock, and such shares are to be issued to participants at the end of a measurement period beginning in the year that performance shares are granted (except for Messrs. Edelman and McPhee described in footnote 7). The units reflect the number of shares of common stock that may be issued if certain EBITDA (earnings before interest, taxes, depreciation and amortization) and TSR return goals are met. The PSU provides that the total number of shares which finally vest may vary between 0 and 200% of the target amount depending upon performance relative to the established EBITDA and TSR goals, respectively.

(3)
The restricted stock units represent the right to receive shares of the Company's common stock (except for Messrs. Edelman and McPhee described in footnote 7). These units reflect fair market value of the common stock as of the date of grant and cliff vest after three years.

(4)	Each option has a term of ten years and vests pro rata over three years.

(5)	Stock options are awarded at an option price not less than the market value of the Company's common stock at the grant date in accordance with the LTI Plan.

42 2015 Proxy Statement

(6)
Aggregate grant date values are computed in accordance with FASB ASC Topic 718. For performance share units, the grant date fair value was determined based upon the vesting at 100% of the target units awarded.

(7)
The amounts shown in the Estimated Possible Payouts and Estimated Future Payouts columns represent potential payouts under the HMCH Fiscal Year 2015 Bonus Plan, which were payable 25% in the form of shares of HMCH and 75% in the form of cash. This arrangement is described in detail in the section titled Bonus Plan for Messrs. Edelman and McPhee in the Compensation Discussion and Analysis. The stock awards represent the actual shares of HMCH in respect of 25% of their bonus. The options are options to acquire shares of HMCH and are further described under Equity Awards to Messrs. Edelman and McPhee.

Herman Miller, Inc., and Subsidiaries 43

Outstanding Equity Awards at Fiscal Year-End
The Outstanding Equity Awards at Fiscal Year-End table below shows the option awards and stock awards that were outstanding as of May 30, 2015. The table shows both exercisable and unexercisable options. The table also shows share units and equity plan awards that have not vested.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Brian C. Walker	06/27/05	18,709		33.517	06/27/15
	07/24/06	20,066		30.536	07/24/16
	07/24/07	67,750		31.840	07/24/17
	07/18/11	48,280		25.750	07/18/21
	07/17/12		63,114	18.170	07/17/22	35,876	993,765	20,000	554,000
	07/15/13	15,609	31,220	28.740	07/15/23	18,056	500,151	30,693	850,196
	07/14/14		75,954	30.220	07/14/24	19,837	549,485	34,977	968,863
Jeffrey M. Stutz	07/19/10	1,877		17.300	07/19/20
	01/19/11	646		25.060	01/19/21
	07/18/11	1,773		25.750	07/18/21
	07/17/12	2,592	1,296	18.170	07/17/22	2,947	81,632
	07/15/13					1,060	29,362	1,801	49,888
	07/14/14					1,102	30,525	1,943	53,821
Gregory J. Bylsma	06/27/05	2,495		33.517	06/27/15
	07/24/06	2,676		30.536	07/24/16
	07/24/07	2,724		31.840	07/24/17
	07/18/11	4,310		25.750	07/18/21
	07/17/12	11,937	5,970	18.170	07/17/22	13,575	376,028	7,500	207,750
	07/17/12					3,171	87,837
	07/15/13					4,514	125,038	7,673	212,542
	07/14/14					5,108	141,492	9,007	249,494
John G. Edleman(5)	07/28/14		198,700	24.390	07/28/19

John J. McPhee(5)	07/28/14		198,700	24.390	07/28/19

44 2015 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End (continued)

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Andrew J. Lock	06/27/05	12,473		33.517	06/27/15
	07/24/06	13,378		30.536	07/24/16
	07/24/07	9,937		31.840	07/24/17
	07/19/10					10,000	277,000
	07/18/11	4,199		25.750	07/18/21
	07/17/12	9,145	9,147	18.170	07/17/22	5,200	144,040	7,500	207,750
	07/17/12					2,114	58,558
	07/15/13					3,387	93,820	5,757	159,469
	07/14/14					4,005	110,939	7,061	195,590
Curtis S. Pullen	06/27/05	4,178		33.517	06/27/15
	07/24/06	4,481		30.536	07/24/16
	07/24/07	4,929		31.840	07/24/17
	07/18/11	9,951		25.750	07/18/21
	07/17/12		6,226	18.170	07/17/22	14,156	392,121	7,500	207,750
	07/15/13					4,514	125,038	7,673	212,542
	07/14/14					5,108	141,492	9,007	249,494

(1)	Options vest in three equal annual installments beginning on the first anniversary of the grant date.

(2)
The 07/19/10 award issued to Mr. Lock cliff vests after five years. The 07/17/12 awards issued to Mr. Bylsma for 3,171 and Mr. Lock for 2,114 reflect credited dividends through the end of fiscal 2015 and cliff vest after five years. The remaining awards reflect credited dividends through the end of fiscal 2015 and cliff vest after three years.

(3)	Assumes a stock price of $27.70 per share, which was the closing price of a share of common stock on the last trading day of fiscal 2015.

(4)	The Performance Share Unit awards cliff vest after three years, depending upon the achievement of certain EBITDA and TSR return goals.

(5)	The options for Messrs. Edelman and McPhee are options to acquire shares of HMCH further described under Equity Awards to Messrs. Edelman and McPhee found in the Compensation Discussion and Analysis.

Herman Miller, Inc., and Subsidiaries 45

Option Exercises and Stock Vested
This table provides information on the number and value of options exercised in fiscal 2015 and the vesting of restricted stock (on an aggregate basis).

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Brian C. Walker	76,397	948,109	6,066	184,961
Jeffrey M. Stutz			1,456	44,391
Gregory J. Bylsma			9,353	285,173
John G. Edelman(3)	43,616	707,888
John J. McPhee(3)	43,616	707,888
Andrew J. Lock			8,676	264,534
Curtis S. Pullen	6,224	84,882	11,206	341,662

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)	Value based on the closing market price of the Company's common stock on the vesting date.

(3)
In connection with the Company’s acquisition of DWR, vested options to acquire shares of DWR that Messrs. Edelman and McPhee held were converted into options to acquire shares of HMCH. The shares in the above table represent shares of HMCH acquired upon the exercise of such options.

46 2015 Proxy Statement

Pension Benefits
The Pension Benefits table below provides certain information on the retirement benefits available under each retirement plan to each NEO at the end of fiscal 2015.
The retirement plans are described in the CD&A.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)(2)
Andrew J. Lock(1)	Herman Miller Limited Retirement Plan	14	1,382,405

(1)	Mr. Lock was covered from 1990-2002 and beginning again during fiscal 2011 under the UK Pension Plan.

Nonqualified Deferred Compensation
The Nonqualified Deferred Compensation table below provides certain information relating to our two defined contribution plans that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Brian C. Walker	129,475	129,075	67,915	268,364	2,029,824
Jeffrey M. Stutz	10,079	7,268	3,214		61,694
Gregory J. Bylsma	41,170	35,307	5,062		296,077
John G. Edelman
John J. McPhee
Andrew J. Lock			18,630		235,742
Curtis S. Pullen	74,540	38,496	29,256	6,415	668,347

(1)
Amounts in this column represent the deferral of base salary earned in fiscal 2015 which are included in Summary Compensation Table under Salary, plus deferral of amounts earned in fiscal 2014 and paid in fiscal 2015 under the Executive Incentive Cash Bonus Plan which was included in the fiscal 2014 Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(2)	Amounts in this column represent the Company's contribution and are included in the "All Other Compensation" column of the Summary Compensation Table.

(3)	Amounts reflect increases in value of the employee's account during the year, based upon deemed investment of deferred amounts.

The Company's Nonqualified Deferred Compensation Plan, which was terminated in fiscal 2007, allowed certain employees to defer part or all of their Executive Incentive Cash Bonus payment each year. The Company matched any such deferral, up to 50 percent of the incentive cash bonus payment. The matching payment vested over three years and vesting was dependent upon the executive remaining employed with the Company. Amounts deferred were converted into units having the same value as the Company's stock and were credited with amounts at the same rate as the Company's dividend on its common stock. Units are converted into shares of the Company's common stock at the time of distribution.

The Committee approved The Herman Miller, Inc. Executive Equalization Retirement Plan for salary deferrals that began in January 2008, which replaced the Company's Nonqualified Deferred Compensation Plan. The Plan allows all United States employees who have compensation above the statutory ceiling to defer income in the same proportion as if the statutory ceiling did not exist. The Company makes contributions to the plan such that the amounts in the plan “mirror” the amounts the Company would have contributed to the Company’s tax-qualified 401(k) plan had the employee's compensation not been above the statutory ceiling. Distributions from the plan are paid out in cash based on the deferral election specified by the participant. We do not guarantee a rate of return under the Plan. Instead, participants make investment elections for their deferrals and company contributions. Investment options are the same as those available under our 401(k) plan, except for our common stock, which is not an investment option under the Plan.

Herman Miller, Inc., and Subsidiaries 47

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control
The following table quantifies both the estimated payments that would be made to each NEO in the event of his termination by the Company without cause, and in the event of his termination under circumstances that would trigger payments under the change in control agreements, in each case assuming that termination occurred May 30, 2015. The table also provides information regarding the incremental amounts that would have vested and become payable on May 30, 2015, if a change in control occurred on that date or if the NEO's employment had terminated on that date because of death, disability or retirement. The amounts potentially payable to each NEO in the event of separation without cause, death, disability, or retirement or in connection with a change in control in which a termination occurs are illustrated below. The narrative that follows the tables gives more details concerning the plans and the circumstances under which either accelerated payment or vesting would occur.

Name	Benefit	Death	Disability	Retirement	Without Cause	Change in Control
Brian C. Walker	Cash Severance				1,312,500	5,250,000
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	2,023,986	2,023,986		1,383,565	2,023,986
	Performance Shares(2)	914,109	914,109		914,109	1,648,246
	Unexercisable Options					601,476
	Total	2,938,095	2,938,095		2,297,674	4,273,708
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				24,534	49,068
	Outplacement				25,000	25,000
	Total				49,534	74,068
	Total	2,938,095	2,938,095		3,659,708	9,597,776
Jeffrey M. Stutz	Cash Severance				375,000	750,000
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	140,172	140,172		102,534	140,172
	Performance Shares(2)	29,389	29,389		29,389	69,488
	Unexercisable Options					12,351
	Total	169,561	169,561		131,923	222,011
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				23,871	31,829
	Outplacement				25,000	25,000
	Total				48,871	56,829
	Total	169,561	169,561		555,794	1,028,840

48 2015 Proxy Statement

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)

Name	Benefit	Death	Disability	Retirement	Without Cause	Change in Control
Gregory J. Bylsma	Cash Severance				610,500	1,343,100
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	723,445	723,445		548,544	723,445
	Performance Shares(2)	280,352	280,352		280,352	470,665
	Unexercisable Options					56,894
	Total	1,003,797	1,003,797		828,896	1,251,004
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				23,851	31,801
	Outplacement				25,000	25,000
	Total				48,851	56,801
	Total	1,003,797	1,003,797		1,488,247	2,650,905
John G. Edelman	Cash Severance(3)				990,000	990,000
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units
	Performance Shares(2)
	Unexercisable Options(4)					715,320
	Total					715,320
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				21,324	21,324
	Outplacement
	Total				21,324	21,324
	Total				1,011,324	1,726,644
John J. McPhee	Cash Severance(3)				990,000	990,000
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units
	Performance Shares(2)
	Unexercisable Options(4)					715,320
	Total					715,320
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				21,324	21,324
	Outplacement
	Total				21,324	21,324
	Total				1,011,324	1,726,644

Herman Miller, Inc., and Subsidiaries 49

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)

Name	Benefit	Death	Disability	Retirement	Without Cause	Change in Control
Andrew J. Lock	Cash Severance				608,916	1,339,615
	Prorated Annual Incentive
	Equity
	Restricted Stock	277,000	277,000	277,000		277,000
	Restricted Stock Units	403,464	403,464	385,151	276,825	403,464
	Performance Shares(2)	249,775	249,775	375,459	249,775	399,215
	Unexercisable Options			87,171		87,171
	Total	930,239	930,239	1,124,781	526,600	1,166,850
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				9,152	12,202
	Outplacement				25,000	25,000
	Total				34,152	37,202
	Total	930,239	930,239	1,124,781	1,169,668	2,543,667
Curtis S. Pullen(5)	Cash Severance				610,500	1,343,100
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	652,389	652,389	629,032	481,435	652,389
	Performance Shares(2)	280,352	280,352	440,366	280,352	470,665
	Unexercisable Options			59,334		59,334
	Total	932,741	932,741	1,128,732	761,787	1,182,388
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				13,599	18,132
	Outplacement				25,000	25,000
	Total				38,599	43,132
	Total	932,741	932,741	1,128,732	1,410,886	2,568,620

(1)	The retirement benefits available to the Named Executive Officers are the same as those available to all salaried employees.

(2)
Performance shares vest based on actual performance, estimated performance at the end of fiscal year 2015 are as follows: EBITDA performance shares granted in 2012 = 77% of target, Herman Miller Value Added performance shares granted in 2013 = 107% of target, TSR performance shares granted in 2013 = 0% of target, Herman Miller Value Added performance shares granted in 2014 = 131% of target, TSR performance shares granted in 2014 = 0% of target.

(3)	Upon involuntary termination without cause, executive will receive pro-rata bonus at maximum performance of 2x, assuming full year payout.

(4)
Upon involuntary termination without cause in connection with a change in control, executive's unvested stock options in Springboard shares will accelerate vest. Unvested stock options were granted at an exercise price of $24.39 per share, current Springboard share price is $27.99 per share.

(5)
Mr. Pullen's employment with the Company terminated effective August 28, 2015. He is entitled to eighteen months of continued payment of his base salary and certain benefits, conditioned on compliance with his non-compete, non-solicitation and other obligations during that period, and is subject to termination upon his subsequent employment with another employer.

50 2015 Proxy Statement

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)
Potential Payments upon Termination without Change in Control
The Company under its salary continuation plan has agreed to pay Corporate Officers and other executives severance if they are terminated for reasons other than cause. The payments are equal to 18 months base salary continuation for the NEOs. In addition, the Company maintains the health insurance on such employee during the salary continuation period. In exchange for such payments, the employee provides the Company with a mutual release of all claims and agrees not to work for a competitor during the salary continuation period. In the event of a termination covered by the change in control agreements described below, the payments under those agreements is reduced by any amounts received under the salary continuation plan.

The Executive Long-Term Disability Plan provides a monthly benefit to an executive of 60% of their two year average executive incentive up to a monthly maximum of $10,000. Each of the NEOs would be entitled to a $10,000 monthly benefit if they became disabled as of May 30, 2015 as long as they are disabled or until age 65.
Potential Payments upon Termination in Connection with Change in Control
In fiscal 2015, each NEO was party to a change in control agreement with the Company. The change in control agreements are all “dual trigger” agreements. This means there both must be a change in control and the employee must incur an actual or constructive termination of employment by us in order to be entitled to a payment.

The agreements define change in control as having occurred (1) when a third party becomes the owner of 35 percent or more of the Company's stock, (2) when a majority of the Board of directors is composed of persons who are not recommended by the existing Board, or (3) under certain transactions involving a merger or reorganization, sale of all or substantially all of the company's assets or a liquidation in which the Company does not maintain certain control thresholds.

An employee is entitled to a payment under the change in control agreement if within 2 years after a change in control he or she (1) has his or her employment with the Company terminated by the Company for reasons other than cause or (2) voluntarily terminates his or her employment if (a) the responsibilities of his or her job are significantly reduced, (b) the base salary or bonus he or she receives is reduced, (c) the benefits he or she receives are reduced by more than 5 percent, (d) the location of his or her job is relocated more than 50 miles from its current location, or (e) the obligations of the change in control agreement is not assumed by any successor company.

If both triggering events occur, then the NEO is entitled to a change in control payment. The change in control payment consists of three elements (1) amounts owed for current year base salary, on target bonus prorated to the date of termination and all amounts of deferred income, (2) medical and other insurance benefits, and (3) a separation payment. In addition, all existing unvested options and other equity units become immediately vested and exercisable. The separation payment in the case of the CEO is to be equal to three times the amount described below and in the case of all other NEOs the payment is equal to two times the amount described below. The separation payment is a lump sum equal to either two or three times the sum of (a) the executive's base salary plus (b) the greater of the executive's actual bonus for the preceding year or his or her on-target bonus for the current year. This amount is reduced by any severance payment that executive receives under the severance program described above.

The Company has no obligation to make a “gross up” payment to the executive if the amount of the payments under the change in control agreements is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986.

In order to receive the payments, the NEO is obligated to comply with the non-competition covenant of the agreement, committing him or her to refrain from competing with the Company for a period equal to the number of years of compensation received by the NEO under the agreement.
Accelerated Vesting upon Death, Disability, Retirement or Change in Control
Various compensation plans contain provisions that permit accelerated vesting upon death, disability or change in control. In the event of a change in control, the Key Executive Deferred Compensation Plan, the Long-Term Incentive Plan, and the Executive Incentive Cash Bonus Plan provide for the acceleration of vesting and/or payment even if the NEO has not been terminated. These are so called single trigger payment provisions. The Long-Term Incentive Plan, Executive Incentive Cash Bonus Plan and Key Executive Deferred Compensation Plan each has provisions dealing with vesting upon death, disability or retirement. The definition of change in control for these plans is the definition contained in Treasury Regulations for Section 409A of the Internal Revenue Code.

Herman Miller, Inc., and Subsidiaries 51

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)
Key Executive Deferred Compensation Plan
The Key Executive Deferred Compensation Plan, which terminated in fiscal 2007, permits a participant to elect to have his or her account distributed immediately upon his death, disability, or termination of employment in addition to change in control. The plan also permits the Committee to distribute to the employee amounts deferred before December 31, 2005 in the event of his death, disability or termination of employment.
Long-Term Incentive Plan
Under our 2011 Long-Term Incentive Plan, except as otherwise provided in an award agreement, in the event of a change in control transaction, awards that are not assumed or continued (other than performance-based awards) will be deemed to be immediately vested, or, at the Committee's election, it may cancel those awards and pay the value of those awards to participants. With respect to performance-based awards under a change in control transaction in which awards are not assumed, if less than half the performance period has lapsed, those awards will be converted into shares or similar securities assuming target performance has been achieved. If at least half of the performance period has lapsed, those performance-based awards will be converted into shares or similar securities based upon actual performance-to-date. Conversely, and except as otherwise provided in an award agreement, upon a change in control in which the Company is the surviving entity or under which outstanding awards are assumed or continued, the Plan provides for a corresponding adjustment to the outstanding awards to preserve the intrinsic value of those awards; provided, those outstanding awards will be subject to accelerated vesting if, within a two-year period following the change in control, the participant's employment is terminated without cause or the participant terminates for good reason.

Options granted under the LTI Plan to the extent vested at the date of death or disability remain exercisable for the balance of their original term but not more than 60 months following the date of termination of employment. If an employee retires, the options granted prior to fiscal 2013 to the extent vested remain exercisable for the balance of their original term but not more than 60 months following the date of termination of employment. For options granted beginning in fiscal 2013, the grant will be prorated over 12 months if retiring within one year of the grant; after the initial 12 months they will vest in full; however, these vested grants must be held for a period of 2 years prior to exercise and remain exercisable for the balance of their original term but not more than 60 months following the date of termination of employment. In all other cases the vested options terminate three months after the termination of employment.

In the case of restricted stock units, if an employee dies or becomes disabled, units granted prior to fiscal 2011 vest ratably up to the date of termination; and units granted in fiscal 2011 or later vest immediately. All vest ratably if the employee is terminated for reasons other than cause. Vesting is determined by comparing the number of months the employee has been with the Company between the date of grant and the date of termination to the original vesting period. If an employee retires, the grant of restricted stock units prior to fiscal 2011 will continue to vest over the original vesting period, provided the employee is available to provide 10 hours per quarter of consulting services and does not work for a competitor. Awards granted in fiscal 2011 or later will be prorated over 12 months if retiring within one year of the grant; after the initial 12 months they will vest in full.

Performance shares, as explained earlier, are granted at a target value and the actual number of units converted into shares is determined at the end of a 3 year measurement period. The percentage of the performance share target grant that is eligible to vest if an employee dies, becomes disabled, or is terminated for reasons other than cause is determined by comparing the number of months between the date of grant and the date of termination to the original vesting period. If an employee retires in the first year the percentage of the performance share target grant subject to vesting will be equal to the number of months the employee remains employed during the year divided by 12. If the employee retires after the first year, 100 percent of the target performance share grant is subject to vesting.
The Executive Incentive Cash Bonus Plan
The Executive Incentive Cash Bonus Plan requires that an employee be employed by the Company on the last day of a fiscal year in order to be eligible to receive the Incentive Cash Bonus, with certain exceptions noted below. The plan provides that in the events of death, disability or retirement an employee does not need to be employed on the last day of the fiscal year in order to receive a bonus. The employee's bonus will be reduced to reflect the portion of the year that he or she was employed by the Company. In the event of a change in control, the Incentive Cash Bonus is immediately vested (based upon EBITDA results achieved through the date of the change in control) and payable and is not reduced by virtue of the fact that it is calculated upon a partial year. The same provisions governing payment in the event of death, disability, retirement or change in control are also found in the bonus plan applicable to all other employees.

52 2015 Proxy Statement

Director Compensation
The following Director Compensation table provides information on the compensation of each director for fiscal 2015. The standard compensation of each director is $142,000 (prorated if a director serves for less than a full year). The Audit Committee Chair receives an additional $20,000, the Executive Compensation Committee Chair receives an additional $15,000 and the Nominating and Governance Committee Chair receives an additional $10,000. Non-chair members of the Audit Committee receive an additional $8,000 per year, non-chair members of the Executive Compensation Committee receive an additional $6,000 per meeting and non-chair members of the Nominating and Governance Committee receive an additional $4,000 per year due to the increased workload of these committees. The Chairman of the Board of Directors receives additional annual compensation of $142,000 and is eligible to participate in the Company's health insurance plan. Brian Walker, the Company's CEO, does not receive any additional compensation for serving on the Board of Directors.

The annual retainer and any chairperson or additional fees (collectively the "Annual Fee") is payable by one or more of the following means, as selected by each director: (1) in cash; (2) in shares of our stock valued as of January 15 of each year; (3) credit under the Director Deferred Compensation Plan described below; (4) stock options valued as of January 15 of each year under the Black-Scholes Valuation Model; or (5) as a contribution to our Company employee scholarship fund. Any director who does not meet the stock ownership guideline must take at least 50 percent of his or her fee in one of the permissible forms of equity.
Stock Compensation Plan
Under our 1994 Non-Employee Officer and Director Stock Option Plan (the "Director Plan") nonemployee officers and directors may be granted options to purchase shares of our stock if they elect to receive their compensation in stock options. As explained above, the Director Plan would be merged into our LTI Plan if the proposed amendment to our LTI Plan is approved. Subject to certain exceptions, the options are not exercisable until 12 months after the date of grant and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of our stock already owned by the optionee, or a combination of shares and cash.
Deferred Compensation Plan
We also maintain a Nonemployee Officer and Director Deferred Compensation Stock Purchase Plan. The Plan permits participants to defer receipt of all or a portion of his or her Annual Fee to his or her deferred account. The account is held in a Rabbi Trust. Each account is credited with a number of stock units equal to a number of shares of the investment selected by the director including Company stock and other investment alternatives. The initial value of the deferral is equal to the dollar amount of the deferral, divided by the per share fair market value of the selected investment at the time of the deferral. The units are credited with any dividends paid on the investment.
Stock Ownership Guidelines
Director stock ownership guidelines have been in effect since 1997. These guidelines, like those of the management team, are intended to reinforce the importance of linking shareholder and director interests. Under these guidelines, beginning in 2000, each director is encouraged to reach a minimum level of share ownership having a value of at least three times the annual director retainer over a five-year period after first becoming a director.

Other
Directors are reimbursed for travel and other necessary business expenses incurred in the performance of their services for the Company, and they are covered under the Company's business travel insurance policies and under the Director and Officer Liability Insurance Policy.
Perquisites
Some directors' spouses accompany them to Board meetings. The Company pays for their expenses and for some amenities for the Directors and their spouses, including some meals and social events. The total of these perquisites is less than $10,000 per Director.

Herman Miller, Inc., and Subsidiaries 53

Director Compensation (continued)
Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation($)	Total ($)
Mary Vermeer Andringa	46,000	100,000					146,000
David A. Brandon	74,000	74,000					148,000
Douglas D. French	150,000						150,000
J. Barry Griswell	157,000						157,000
John R. Hoke III	90,000	58,000					148,000
Lisa A. Kro	81,000	81,000					162,000
Heidi Manheimer	75,000	75,000					150,000
Dorothy A. Terrell	152,000						152,000
David O. Ulrich	146,000						146,000
Michael A. Volkema	284,000						284,000

(1)
The amounts shown in the “Fees Earned or Paid in Cash” column include amounts which may be deferred under the Non-employee Officer and Director Deferred Compensation Plan. Amounts deferred are retained as units equal to shares of stock under the plan. The plan permits non-employee directors to elect to defer amounts which they would otherwise receive as director fees. Directors at the time of deferral elect the deferral period. These amounts may also reflect contributions to the Michael Volkema Scholarship fund which awards college scholarships to children of employees. During fiscal 2015, nine of the directors who received fees contributed a portion to the fund.

(2) Amounts represent the aggregate grant date fair value of stock awards and option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 9, in the Company's consolidated financial statements for the fiscal year ended May 30, 2015, included in our Annual Report on Form 10-K.

As of May 30, 2015, each Director had the following aggregate number of outstanding options:

Name	Aggregate Number of Outstanding Options
Mary Vermeer Andringa
David A. Brandon
Douglas D. French	5,519
J. Barry Griswell
John R. Hoke III
Lisa A. Kro
Heidi Manheimer
Dorothy A. Terrell	25,183
David O. Ulrich	49,970
Michael A. Volkema

54 2015 Proxy Statement

Equity Compensation Plan Information
As noted in the Compensation Discussion and Analysis, we maintain certain equity compensation plans under which common stock is authorized for issuance to employees and directors in exchange for services. We maintain our 2011 Long-Term Incentive Plan (LTI Plan) and Employees' Stock Purchase Plan.

The following table sets forth certain information regarding the above referenced equity compensation plans as of May 30, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,165,187	$26.0507	5,181,855(1)
Equity compensation plans not approved by security holders
Total	2,165,187	$26.0507	5,181,855(1)

(1)
The number of shares that remain available for future issuance under our plans is 5,181,855 which includes 3,983,466 under the Long-Term Incentive Plan and 1,198,389 under the Employees' Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance
Our directors and officers, as well as any person holding more than 10 percent of our common stock, are required to report initial statements of ownership of our securities and changes in such ownership to the Securities and Exchange Commission. Based upon written representations by each director and officer, all the reports were timely filed by such persons during the last fiscal year except for Curtis Pullen who had one delinquent filing related to a sale of shares.
Certain Relationships and Related Party Transactions
The Board of Directors has adopted a policy on Related Party Transactions. Under that policy, with certain limited exceptions, all proposed transactions between the Company and any directors or officers or their respective affiliates are required to be reported to the Nominating and Governance Committee prior to entering into such a transaction. Management is obligated to provide the Nominating and Governance Committee with information relating to the terms and conditions of the proposed transaction, how it complies with the policy, and if the proposed transaction is with a director, advise the Nominating and Governance Committee if the transaction would impact that director's status as an independent director. The Nominating and Governance Committee has the authority to determine whether the proposed transaction is exempt from approval or, if not, approve the transaction as compliant with the policy or refer the matter to the Board of Directors. All approved or exempted transactions must be reported by the Nominating and Governance Committee to the full Board of Directors.

In order to approve a transaction under the policy, the Nominating and Governance Committee must determine that either (1) the dollar amount of the transaction and other transactions with the director during that year is less than $100,000, and, for any director that is a member of the Audit Committee, does not constitute a proscribed consulting, advisory, or other compensated fee, or (2) if the proposed transaction is for the acquisition of products or services and is either less than $100,000 or is subject to a bid process involving three or more competing parties, and the transaction is in the best interest of the Company and its shareholders, provided that (a) management determined that the proposed transaction will provide the best value for the Company, (b) the compensation is consistent with the proposals submitted by the other bidders, and (c) the director did not directly participate in the proposal process.

Herman Miller, Inc., and Subsidiaries 55

Reconciliation of Non-GAAP Financial Measures
This report contains certain non-GAAP financial measures; including Adjusted EBITDA , Adjusted Operating Earnings, Organic Sales and Organic Orders Growth. Adjusted Operating Earnings and Adjusted EBITDA are calculated by excluding from Operating Earnings items that we believe are not indicative of our ongoing operating performance. Such items consist of the following:

•	Expenses associated with restructuring actions taken to adjust our cost structure to the current business climate

•	Transition-related expenses, including amortization and settlement expenses, relating to defined benefit pension plans that we terminated during fiscal 2014

•	Acquisition-related inventory adjustments and other acquisition expenses

•	Non-cash impairment expenses, and

•	Changes in contingent consideration

Organic Sales and Organic Order Growth represent the change in sales and orders excluding currency translation effects as well as the impacts of acquisitions and divestitures. We present Adjusted EBITDA, Adjusted Operating Earnings, Organic Sales and Organic Order Growth because we consider them to be important supplemental measures of our performance and believe them to be useful in analyzing ongoing results from operations. Adjusted EBITDA, Adjusted Operating Earnings, Organic Sales and Organic Order Growth are not measurements of our financial performance under GAAP and should not be considered an alternative to Operating Earnings and Reported Sales and Order Growth under GAAP. Adjusted EBITDA, Adjusting Operating Earnings, Organic Sales and Organic Order Growth have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted EBITDA, Adjusted Operating Earnings, Organic Sales and Organic Order Growth. Our presentation of Adjusted EBITDA, Adjusted Operating Earnings, Organic Sales and Organic Order Growth should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing prominence of our GAAP results and using adjusted results only as a supplement.

The following table reconciles Operating Earnings (Loss) to Adjusted Operating Earnings and Adjusted EBITDA for the years indicated.

	Fiscal Year Ended
(Dollars In millions)	May 30, 2015	May 31, 2014
Operating earnings (loss)	$163.4	$(25.7)
Percentage of net sales	7.6%	(1.4)%
Add: Restructuring and impairment expense	12.7	26.5
Add: Acquisition-related inventory adjustments	7.8	1.4
Add: Legacy pension expenses	—	164.4
Add: Acquisition expenses	2.2
Less: POSH contingent consideration	—	(2.6)
Adjusted operating earnings	$186.1	$164.0
Percentage of net sales	8.7%	8.7%
Other Income / (Expense), net	(0.7)	(0.1)
Add: Depreciation and Amortization	49.8	42.4
Adjusted EBITDA	$235.2	$206.3
Percentage of net sales	11.0%	11.0%

The following table reconciles Sales for the ELA segment to Organic Sales Growth for the segment.

	Fiscal Year Ended
(Dollars In millions)	May 30, 2015	May 31, 2014
Net Sales ELA Segment, as reported	$409.9	$392.2
Proforma Adjustments
Currency Translation Effects	16.8	—
Net Sales ELA Segment, proforma	$426.7	$392.2
% Change from Prior Year	8.8%

56 2015 Proxy Statement

Reconciliation of Non-GAAP Financial Measures (continued)
The following table reconciles Orders Growth for the North America segment to Organic Orders Growth for the segment, for the fourth quarter of fiscal 2015.

	Three Months Ended
(Dollars In millions)	May 30, 2015	May 31, 2014
Orders North America Segment, as reported	$321.5	$316.9
Proforma Adjustments
Currency Translation Effects	3.1	—
Dealer Divestitures	—	(3.6)
Orders North America Segment, proforma	$324.6	$313.3
% Change from Prior Year	3.6%

Submission of Shareholder Proposals for the 2016 Annual Meeting
Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2016 Annual Meeting of Shareholders and to be included in our proxy materials for that meeting may do so in accordance with Rule 14a-8 promulgated under the Exchange Act, whereby (1) all applicable requirements of Rule 14a-8 must be satisfied, (2) the notice must include various stock ownership and related information detailed in our Bylaws, and (3) such proposals must be received by us at our principal executive offices at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302, no later than May 4, 2016.

Our bylaws, which are available on our website at www.hermanmiller.com/bylaws, contain certain procedural requirements that shareholders must follow to nominate a person for election as a director at an annual meeting or to bring an item of business before the annual meeting. These procedures require that notice of an intention to nominate a person for election to the Board and/or to bring an item of business before our 2016 annual meeting must be received in writing by our secretary at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302 no earlier than June 14, 2016 and no later than July 14, 2016. The notice must contain certain information about the shareholder making the proposal for nomination, including a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in the notice or bring the item of business before the meeting, and about the nominee and/or the item of business and, in the case of a nomination, must be accompanied by a written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. We did not receive any proposals to be presented at the 2015 Annual Meeting.
Miscellaneous
The cost of the solicitation of proxies will be borne by us. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic means by a few of our regular employees. We may reimburse brokers and other people holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

Our mailing for the fiscal year ended May 30, 2015, includes the Notice Regarding the Availability of Proxy Materials. A copy of the Notice of 2015 Annual Meeting of Shareholders and the 2015 Form 10-K (Annual Report) as well as the Proxy Statement both filed with the Securities and Exchange Commission are available, without charge, upon written request from the Secretary of the Company, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302.

Shareholders are urged to vote promptly. Questions related to your holdings can be directed as follows:

Computershare Investor Services, LLC, 250 Royall Street, Canton, Massachusetts 02021 Phone: 1-866-768-5723 inside the United States Phone: 1-781-575-2723 outside the United States http://www.computershare.com

By Order of the Board of Directors
H. Timothy Lopez, Secretary
September 1, 2015

Herman Miller, Inc., and Subsidiaries 57

Appendix I - The Herman Miller, Inc. 2011 Long-Term Incentive Plan as Amended
ARTICLE 1
ESTABLISHMENT AND PURPOSE OF THE PLAN

1.1    Establishment of the Plan. Herman Miller, Inc., a Michigan corporation (the "Company"), hereby establishes an incentive compensation plan known as the "2011 Herman Miller, Inc. Long-Term Incentive Plan" (the "Plan"), as set forth in this document. The Plan permits the granting of stock-based awards to key employees of the Company and its subsidiaries as well as Consultants and Directors. The Plan was approved by the Company's shareholders on October 10, 2011 (the "Effective Date").

1.2    Purpose of the Plan. The purpose of the Plan is to promote the long-term success of the Company for the benefit of the Company's shareholders, through stock-based compensation, by aligning the personal interests of the Plan Participants with those of its shareholders. The Plan is also designed to allow Plan Participants to participate in the Company's future, as well as to enable the Company to attract, retain and award individuals that qualify as Participants in the Plan.

1.3    Term of Plan. The Plan shall terminate automatically on the tenth (10th) anniversary of the Effective Date and may be terminated earlier by the Board as provided in Article 11.

ARTICLE 2
DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings set forth below:

2.1    "Award" shall mean any award under this Plan of any Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or other Performance-Based Awards or Other Stock-Based Awards.

2.2    "Award Agreement" shall mean an agreement evidencing the grant of an Award under this Plan. Awards under the Plan shall be evidenced by Award Agreements that set forth the details, conditions and limitations for each Award, as established by the Committee and shall be subject to the terms and conditions of the Plan.

2.3    "Award Date" shall mean the date that an Award is made, as specified in an Award Agreement.

2.4    "Board" shall mean the Board of Directors of the Company.

2.5    "Cause" shall mean:

(a)    A material breach by the Participant of those duties and responsibilities of the Participant which (i) do not differ in any material respect from the duties and responsibilities of the Participant during the 90-day period immediately prior to such breach (other than due to Disability), (ii) is demonstrably willful and deliberate on the Participant's part, (iii) is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and (iv) is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or

(b)    The commission by the Participant of a felony involving moral turpitude.

2.6    "Change in Control" shall mean:

(a)    the acquisition by any individual, entity, or group (including any "person" within the meaning of Section 13(d)(3) of the Exchange Act, hereinafter "Person") of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 35 percent or more of either (i) the then outstanding shares of Common Stock (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this

58 2015 Proxy Statement

Section 2.6 shall be satisfied; and provided further that, for purposes of clause (B), (i) a Change in Control shall not occur solely because any Person becomes the beneficial owner of 35 percent or more of the Outstanding Company Common Stock or 35 percent or more of the Outstanding Company Voting Securities by reason of an acquisition by the Company of Outstanding Company Common Stock or Outstanding Company Voting Securities that reduces the number of outstanding shares of Outstanding Company Common Stock or Outstanding Company Voting Securities and (ii) if, after such acquisition by the Company, such Person becomes the beneficial owner of any additional shares of Outstanding Company Common Stock or any additional Outstanding Company Voting Securities, such additional beneficial ownership shall constitute a Change in Control;

(b)    individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason within any 24-month period to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

(c)    consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) more than 60 percent of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (the "Surviving Corporation") (or, if applicable, the ultimate parent corporation that beneficially owns all or substantially all of the outstanding voting securities entitled to vote generally in the election of directors of the Surviving Corporation) and more than 60 percent of the combined voting power of the then outstanding securities of the Surviving Corporation (or such ultimate parent corporation) entitled to vote generally in the election of directors is represented by the shares of Outstanding Company Common Stock and the Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such reorganization, merger or consolidation (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such reorganization, merger or consolidation) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan [or related trust] sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation [or any corporation controlled by the Company] and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 35 percent or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35 percent or more of the then outstanding shares of common stock of such corporation or 35 percent or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

(d)    consummation of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) more than 60 percent of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (the "Surviving Corporation") (or, if applicable, the ultimate parent corporation that beneficially owns all or substantially all of the outstanding voting securities entitled to vote generally in the election of directors of the Surviving Corporation) and more than 60 percent of the combined voting power of the then outstanding securities of the Surviving Corporation (or such ultimate parent corporation) entitled to vote generally in the election of directors is represented by the shares of Outstanding Company Common Stock and the Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such reorganization, merger or consolidation (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such reorganization, merger or consolidation) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan [or related trust] sponsored or maintained by the Company or such corporation [or any corporation controlled by the Company] and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, 35 percent or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35 percent or more of the then outstanding shares of common stock thereof or 35 percent or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale of other disposition.

Herman Miller, Inc., and Subsidiaries 59

2.7    "Code" shall mean the Internal Revenue Code of 1986, as amended.

2.8    "Committee" shall mean the Committee, as specified in Article 3, appointed by the Board to administer the Plan, no members of which shall be eligible to receive an Award pursuant to the Plan.

2.9    "Common Stock" shall mean the Common Stock, $.20 par value per share, of the Company.

2.10    "Consultant" means an individual retained by the Company or a Subsidiary to provide services to the Company or a Subsidiary on a contractual basis.

2.11    "Covered Employee" shall mean a Participant who is a "covered employee" within the meaning of Section 162(m)(3) of the Code.

2.12    "Director" means a member of the Board of Directors.

2.13    "Disability" shall mean:

(a)    The inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)    The receipt of income replacement benefits by a Participant for a period of not less than 3 months under an accident and health plan covering the Company's employees by reason of any medically determinable physical or mental impairment of the Participant which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

2.14    "Employee" means any common law employee of the Company or a Subsidiary.

2.15    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended.

2.16    "Fair Market Value" shall mean the closing sales price per share of the Common Stock for such date on the National Association of Securities Dealers Automated Quotation System or any successor system then in use ("NASDAQ"). If no sale of shares of Common Stock is reflected on the NASDAQ on a date, "Fair Market Value" shall be determined on the next preceding day on which there was a sale of shares of Common Stock reflected on NASDAQ. If shares of Common Stock are not traded on a national securities exchange or through any other nationally recognized quotation service, "Fair Market Values" shall be determined by the Board of Directors for the Committee acting in good faith, in either case pursuant to any method consistent with the Code.

2.17    "Full Value Award" shall mean any Award under the Plan other than an Option or Stock Appreciation Right.

2.18    "Good Reason" shall mean without the Participant's express written consent, the occurrence of any of the following events after a Change in Control:

(a)    any of (i) the assignment to the Participant of any duties inconsistent in any material adverse respect with the Participant's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control, (ii) a change in any material adverse respect in the Participant's reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control or (iii) any removal or involuntary termination of the Participant from any position held by the Participant with the Company immediately prior to such Change in Control or any failure to re-elect the Participant to any position with the Company held by the Participant immediately prior to such Change in Control;

(b)    a reduction by the Company in the Participant's rate of annual base salary or annual target bonus as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

(c)    any requirement of the Company that the Participant be based at a location in excess of 50 miles from the facility which is the Participant's principal business office at the time of the Change in Control; or

(d)    a reduction of at least 5% in the aggregate benefits provided to the Participant and the Participant's dependents under the Company's employee benefit plans (including, without limitation, retirement, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel, accident insurance plans and programs) in which the Participant is participating immediately prior to such Change in Control.

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2.19    "Incentive Stock Option" or "ISO" shall mean an option to purchase shares of Common Stock granted under Article 6, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.20    "Insider" shall mean an employee who is an officer (as defined in Rule 16a-1(f) of the Exchange Act) or director of the Company, or holder of more than ten percent (10%) of its outstanding shares of Common Stock.

2.21    "Nonemployee Director" shall have the meaning set forth in Rule 16b-3(b)(3), as promulgated by the Securities and Exchange Commission (the "SEC") under the Exchange Act.

2.22    "Nonqualified Stock Option" or "NQSO" shall mean an option to purchase shares of Common Stock, granted under Article 6, which is not an Incentive Stock Option.

2.23    "Option" means an Incentive Stock Option or a Nonqualified Stock Option.

2.24    "Other Stock-Based Award" shall mean an Award under Article 10 of this Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock.

2.25    "Participant" means a Consultant, Director or an Employee who holds an outstanding Award under the Plan.

2.26    "Performance-Based Award" shall mean an Award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or Other Stock-Based Awards made subject to the achievement of performance goals specified by the Committee under the terms of Article 9.

2.27    "Performance Shares" shall mean an Award granted under Article 9 of this Plan evidencing the right to receive Common Stock or cash of an equivalent value at the end of a specified performance period.

2.28    "Permitted Transferee" shall mean (i) the spouse, children or grandchildren of a Participant (each an "Immediate Family Member"), (ii) a trust or trusts for the exclusive benefit of the Participant and/or one or more Immediate Family Members, or (iii) a partnership or limited liability company whose only partners or members are the Participant and/or one or more Immediate Family Members.

2.29    "Prior Plan" shall mean the Herman Miller, Inc. Long-Term Incentive Plan, as amended.

2.30    "Retirement" shall mean the termination of a Participant's employment with the Company or a Subsidiary after the Participant attains normal retirement age as established by the Committee at the time an Award is made.

2.31    "Restricted Stock" shall mean an Award granted to a Participant under Article 8 of this Plan.

2.32    "Restricted Stock Unit" shall mean a bookkeeping entry representing the equivalent of one (1) share of Common Stock awarded to a Participant under Article 8 of this Plan.

2.33    "Stock Appreciation Right" or "SAR" shall mean a right granted to a Participant under Article 7 of this Plan.

2.34    "Subsidiary" shall mean any corporation in which the Company owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least fifty percent (50%) of the combined equity thereof.

2.35    "Termination of Service" shall mean the termination of a Participant's employment with the Company or a Subsidiary, and with respect to a Participant that is not an Employee, the termination of that person's service as a Director or as a Consultant to the Company or a Subsidiary. A Participant employed by a Subsidiary shall also be deemed to incur a Termination of Service if the Subsidiary ceases to be a Subsidiary and the Participant does not immediately thereafter become an Employee of the Company or another Subsidiary.

Herman Miller, Inc., and Subsidiaries 61

ARTICLE 3
ADMINISTRATION

3.1    Committee Composition. The Plan shall be administered by a Committee designated by the Board consisting of not less than three (3) directors who shall be appointed from time to time by the Board, each of whom shall qualify as (a) a Nonemployee Director, and (b) as an "outside director" within the meaning of Section 162(m)(4)(c)(i) of the Code. Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof if the Compensation Committee of the Board or such subcommittee satisfies the foregoing requirements.

3.2    Committee Authority. Subject to the Company's Articles of Incorporation, Bylaws, and the provisions of this Plan, the Committee shall have full authority to grant Awards to key employees of the Company or a Subsidiary, including the following:

(a)    To select those key Employees and Consultants to whom Awards may be granted under the Plan and, based upon recommendations of the Board or a committee of the Board, those Directors to whom Awards may be granted under the Plan;

(b)    To determine whether and to what extent Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or other Performance-Based Awards, and Other Stock-Based Awards, or any combination thereof are to be granted under the Plan;

(c)    To determine the number of shares of Common Stock to be covered by each Award;

(d)    To determine the terms and conditions of any Award Agreement, including, but not limited to, the Option Price, SAR Price, any vesting restriction or limitation, any vesting schedule or acceleration thereof, any performance conditions or any forfeiture restrictions or waiver thereof, regarding any Award and the shares Common Stock relating thereto, based on such factors as the Committee shall determine in its sole discretion;

(e)    To determine whether, to what extent and under what circumstances grants of Awards are to operate on a tandem basis and/or in conjunction with or apart from other cash compensation arrangement made by Company other than under the terms of this Plan;

(f)    To determine under what circumstances an Award may be settled in cash, Common Stock, or a combination thereof; and

(g)    To determine to what extent and under what circumstances shares of Common Stock and other amounts payable with respect to an Award shall be deferred, provided that any such deferrals shall be made in a manner that complies with Section 409A of the Code.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (including any Award Agreement) and to otherwise supervise the administration of the Plan. A majority of the Committee shall constitute a quorum, and the acts of a majority of a quorum at any meeting, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The interpretation and construction by the Committee of any provisions of the Plan or any Award granted under the Plan shall be final and binding upon the Company, the Board and Participants, including their respective heirs, executors and assigns. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or an Award granted hereunder.

3.3    Forfeiture. The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Participant with respect to an Award on an account of actions taken by, or failed to be taken by, that Participant in violation or breach of or in conflict with any (a) agreement between the Company and each Participant, or (b) any Company policy or procedure (including the Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers), or (c) any other obligation of such Participant to the Company as and to the extent specified in such Award Agreement. The Committee may terminate an outstanding Award if the Participant is terminated for Cause as defined in the Plan or the applicable Award Agreement or for "cause" as defined in any other agreement between the Company and such Participant, as applicable.

3.4    Recoupment. Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (a) any Company "clawback" or recoupment policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise, or (b) any law, rule or regulation which imposes mandatory recoupment under circumstances set forth in such law, rule or regulation.

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3.5    No Repricing. Subject to any adjustments that may be made under Article 13 of the Plan, the Company may not, without obtaining shareholder approval; (a) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (c) cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

ARTICLE 4
COMMON STOCK SUBJECT TO THE PLAN

4.1    General. Subject to adjustment as provided in Section 4.2 and Article 14, the maximum aggregate number of shares of Common Stock which may be issued under this Plan shall not exceed 5,509,751 shares, which may be either unauthorized and unissued Common Stock or issued Common Stock reacquired by the Company ("Plan Shares"). Determinations as to the number of Plan Shares that remain available for issuance under the Plan shall be made in accordance with this Article 4 and Article 14 and with such rules and procedures as the Committee shall determine from time to time.

4.2    Share Usage.

(a)    General. Shares of Common Stock subject to an Award shall be counted as used as of the Award Date.

(b)    Counting of Shares Subject to Awards. Any shares of Common Stock that are subject to Awards shall be counted against the share issuance limit set forth in Section 4.1 as (i) two (2) shares of Common Stock for every one (1) share of Common Stock subject to a Full Value Award, and (ii) one (1) share of Common Stock for every one (1) share of Common Stock subject to any Award that is not a Full Value Award. If the number of shares of Common Stock subject to an Award is variable as of the Award Date, the number of shares of Common Stock to be counted against the share issuance limit set forth in Section 4.1, prior to the settlement of the Award, shall be the maximum number of shares of Common Stock that can be received under that Award.

(c)    Conditions Under Which Shares Subject to Awards Become Available for Future Awards. Any shares of Common Stock subject to an Award under the Plan which thereafter terminate by expiration, forfeiture, cancellation, or otherwise, without the issuance of such shares, including Awards that are settled in cash in lieu of shares of Common Stock, shall be available again for issuance under the Plan. Each share of Common Stock that again becomes available for issuance under the Plan under the preceding sentence shall increase the total number of shares available for grant by (i) two (2) shares if such share is subject to a Full Value Award and (ii) one (1) share if such share was subject to any Award that is not a Full Value Award.

(d)    Conditions Under Which Shares Subject to Awards Are Not Available for Future Awards. The number of shares of stock available for issuance under the Plan shall not be increased by the number of shares of Common Stock (i) tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (ii) tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, (iii) purchased by the Company with proceeds received from the exercise of an Option, (iv) subject to an SAR that are not issued in connection with the stock settlement of that SAR upon its exercise, (v) subject to the cancellation of an SAR granted in tandem with an Option upon the exercise of the Option and (vi) subject to the cancellation of an Option granted in tandem with an SAR upon the exercise of the SAR.

4.3 Award Limits. Notwithstanding any provision in the Plan to the contrary to the extent an Award is intended to comply with the requirements of Section 162(m) of the Code:

(a)     the maximum number of shares of Common Stock that may be subject to any Full Value Award granted under the Plan to any one Participant during any fiscal year of the Company may not exceed 250,000 shares (as adjusted from time to time in accordance with the provisions of the Plan);
(b)    the maximum number of shares of Common Stock that may be subject to any Award granted under the Plan that is not a Full Value Award to any one Participant during any fiscal year of the Company may not exceed 500,000 shares (as adjusted from time to time in accordance with the provisions of the Plan); and
(c)    the maximum number of shares of Common Stock that may be subject to any Award granted under the Plan to any individual non-employee Director during any fiscal year of the Company may not exceed 40,000 shares (as adjusted from time to time in accordance with the provisions of the Plan).

Herman Miller, Inc., and Subsidiaries 63

ARTICLE 5
ELIGIBILITY

The persons who shall be eligible to receive Awards under the Plan shall be such key employees of the Company or a Subsidiary as the Committee shall select from time to time. In making such selections, the Committee shall consider the nature of the services rendered by such employees, their present and potential contribution to the Company's success and the success of the particular Subsidiary or division of the Company by which they are employed, and such other factors as the Committee in its discretion shall deem relevant. Participants may hold more than one Award, but only on the terms and subject to the restrictions set forth in the Plan and their respective Award Agreements.

ARTICLE 6
STOCK OPTIONS

6.1    Options. Options may be granted alone or in addition to other Awards granted under this Plan. Each Option granted under this Plan shall be either an Incentive Stock Option (ISO) or a Nonqualified Stock Option (NQSO).

6.2    Grants. The Committee shall have the authority to grant to any Participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Options, provided that Incentive Stock Options shall not be granted to any non-Employee Director or Consultant. To the extent that any Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof which does not qualify shall constitute a separate Nonqualified Stock Option.

6.3    Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422. An Incentive Stock Option shall not be granted to an individual who, on the date of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company. The aggregate Fair Market Value, determined on the Award Date of the shares of Common Stock with respect to which one or more Incentive Stock Options (or other incentive stock options within the meaning of Section 422 of the Code, under all other option plans of the Company) that are exercisable for the first time by a Participant during any calendar year shall not exceed the $100,000 limitation imposed by Section 422(d) of the Code.

6.4    Terms of Options. Options granted under the Plan shall be evidenced by Award Agreements in such form as the Committee shall, from time to time approve, which Agreement shall comply with and be subject to the following terms and conditions:

(a)    Participant's Agreement. Each Participant who is an employee shall agree to remain in the continuous employ of the Company for a period of at least twelve (12) months from the Award Date or until Retirement, if Retirement occurs prior to twelve (12) months from the date of the Option.

(b)    Option Price. The Option Price per share of Common Stock purchasable under an Option shall be determined by the Committee at the time of grant but shall be not less than one hundred percent (100%) of the Fair Market Value of one (1) share of Common Stock on the Award Date.

(c)    Option Term. The term of each Option shall be fixed by the Committee, but no Option shall be exercisable more than ten (10) years after the date the Option is granted.

(d)    Exercisability. Except as provided in Article 11 and Article 14, (i) no Option shall be exercisable either in whole or in part prior to the first anniversary of the Award Date and (ii) Options that vest solely by the passage of time shall not vest in full in less than three (3) years from the Award Date (but may vest pro-rata during such period). Thereafter, an Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in the Award Agreement.

(e)    Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (d) above, Options may be exercised in whole or in part at any time during the term of the Option, by giving notice of exercise specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in such form as the Committee may accept. If and to the extent determined by the Committee in its sole discretion at or after grant, payment in full or in part may also be made in the form of Common Stock owned by the Participant (and for which the Participant has good title free and clear of any liens and encumbrances) or Restricted Stock, or by reduction in the number of shares issuable upon such exercise based, in each case, on the Fair Market Value of the Common Stock on the last trading date preceding payment as determined by

64 2015 Proxy Statement

the Committee (without regard to any forfeiture restrictions applicable to Restricted Stock). No shares of stock shall be issued until payment has been made. A Participant shall generally have the rights to dividends or other rights of a shareholder with respect to shares subject to the Option when the person exercising such option has given written notice of exercise, has paid for such shares as provided herein, and, if requested, has given the representation described in Section 15.1 of the Plan.

(f)    Transferability of Options. No Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, provided, however, the Committee may, in its discretion, authorize all or a portion of a Nonqualified Stock Option to be granted to an optionee to be on terms which permit transfer by such optionee to a Permitted Transferee, provided that (i) there may be no consideration for any such transfer (other than the receipt of or interest in a family partnership or limited liability company), (ii) the stock option agreement pursuant to which such options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section 6.4(f), and (iii) subsequent transfers of transferred options shall be prohibited except those in accordance with Section 6.4(i). Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of termination of service of Sections 6.4(g), (h) and (i) hereof, and the tax withholding obligations of Section 15.3 shall continue to be applied with respect to the original optionee, following which the options shall be exercisable by the Permitted Transferee only to the extent, and for the periods specified in Sections 6(g), (h), and (i). The Company shall not be obligated to notify Permitted Transferee(s) of the expiration or termination of any option. Further, all Options shall be exercisable during the Participant's lifetime only by such Participant and, in the case of a Nonqualified Stock Option, by a Permitted Transferee. The designation of a person entitled to exercise an Option after a person's death will not be deemed a transfer.

(g)    Termination of Options. Any Option that is not exercised within whichever of the exercise periods specified in Article 11 is applicable shall terminate upon expiration of such exercise period.

(h)    Purchase and Settlement Provisions. The Committee may at any time offer to purchase an Option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made. In addition, if an Award Agreement so provides at the Award Date or is thereafter amended to so provide, the Committee may require that all or part of the shares of Common Stock to be issued with respect to the exercise of an Option, in an amount not greater than the Fair Market Value of the shares that is in excess of the aggregate Option Price, take the form of Performance Shares or Restricted Stock, which shall be valued on the date of exercise on the basis of the Fair Market Value of such Performance Shares or Restricted Stock determined without regard to the deferral limitations and/or forfeiture restrictions involved.

ARTICLE 7
STOCK APPRECIATION RIGHTS

7.1    Awards of Stock Appreciation Rights or "SARs." A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of one (1) share of Common Stock on the date of exercise over (b) the per-share exercise price of such SAR (the "SAR Price") as determined by the Committee. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or any part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the Award Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one (1) share of Common Stock on the Award Date of such SAR.
7.2    Terms of SARs. Stock Appreciation Rights granted under the Plan shall be evidenced by an Award Agreement in such form as the Committee shall, from time to time approve, which Agreement shall comply with and be subject to the following terms and conditions:
(a)    Participant's Agreement. Each Participant who is an employee shall agree to remain in the continuous employ of the Company for a period of at least twelve (12) months from the Award Date or until Retirement, if Retirement occurs prior to twelve (12) months from the date of the Award.
(b)    SAR Price. The SAR Price per share of Common Stock shall be determined by the Committee at the time of grant but shall not be less than one hundred percent (100%) of the Fair Market Value of one (1) share of Common Stock on the Award Date.
(c)    Term. The term of each SAR shall be fixed by the Committee, but no SAR shall be exercisable more than ten (10) years after the date the SAR is granted.
(d)    Exercisability and Settlement. The Committee shall determine, on the Award Date, the time or times at which and the circumstances under which a SAR may be exercised, in whole or in part (including based on the achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following Termination of Employment or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Common Stock shall be delivered or deemed to be delivered to a Participant, regardless of

Herman Miller, Inc., and Subsidiaries 65

whether a SAR shall be granted in tandem or in combination with any other Award, and any and all other terms and conditions of any SAR. Notwithstanding the foregoing, except as provided in Article 11 and Article 14, (i) no SAR shall be exercisable either in whole or in part prior to the first anniversary of the Award Date, and (ii) SARs that vest solely by the passage of time shall not vest in full in less than three (3) years from the Award Date (but may vest pro rata during such period).
7.3    Transferability. SARs shall be subject to the transfer conditions of Options set forth in Section 6.4(f) above.
ARTICLE 8
RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1    Awards of Restricted Stock and Restricted Stock Units. Shares of Restricted Stock and Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the time or times at which, grants of Restricted Stock or Restricted Stock Units will be made, the number of shares to be awarded, the price (if any) to be paid by the Participant, the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof (a "Restriction Period"), and all other terms and conditions of the Awards. The Committee may condition the grant of Restricted Stock or Restricted Stock Units upon the achievement of specific business objectives, measurements of individual or business unit or Company performances, or such other factors as the Committee may determine. The provisions of Restricted Stock or Restricted Stock Unit Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years. Notwithstanding the foregoing, and except for Awards of Restricted Stock or Restricted Stock Units granted to non-Employee Directors or Consultants or as provided in Article 11 and Article 14: (a) Restricted Stock and Restricted Stock Units that vest solely by the passage of time shall not vest in full in less than three (3) years from the Award Date (but may vest pro-rata during such period), and (b) Restricted Stock and Restricted Stock Units that vest upon the achievement of performance goals shall not vest, in full, in less than one (1) year from the Award Date.

8.2    Awards and Certificates. A prospective Participant selected to receive a Restricted Stock shall not have any rights with respect to such Award, unless and until such Participant has executed an Award Agreement evidencing the Award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

(a)    Acceptance. Awards under this Article 8 must be accepted within a period of thirty (30) days (or such shorter period as the Committee may specify at grant) after the Award Date, by executing an Award Agreement and by paying whatever price (if any) the Committee has designated for such shares of Restricted Stock or Restricted Stock Units.

(b)    Legend for Restricted Stock Awards. To the extent that ownership of Restricted Stock is evidenced by a book-entry registration or a similar registration, such registration shall be notated to evidence that restrictions imposed on such Award of Restricted Stock under this Plan and the applicable Award Agreement. If the Company issues, in the name of the Participant to whom the Restricted Stock has been granted, a stock certificate in respect of such shares of Restricted Stock such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

"The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the 2011 Herman Miller, Inc. Long-Term Incentive Plan and related Award Agreement entered into between the registered owner and the Company, dated . Copies of such Plan and Agreement are on file in the offices of the Company, 855 East Main Avenue, Zeeland, Michigan 49464."

(c)    Custody. The Committee may require that the stock certificates evidencing shares of Restricted Stock be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Stock, the Participant shall have delivered a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Award.

8.3    Rights of Holders of Restricted Stock. Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividends declared or paid with respect to such shares of Restricted Stock. Unless the Committee otherwise provides in an Award Agreement, dividends paid on Restricted Stock which vest or are earned based upon the achievement of performance goals shall not vest unless such performance goals for such Restricted Stock are achieved. All stock distributions, if any, received by a Participant with respect to Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the vesting conditions and restrictions applicable to such Restricted Stock.
8.4    Rights of Holders of Restricted Stock Units. Holders of Restricted Stock Units shall have no rights as shareholders of the Company, including the right to receive cash or dividend payments or distributions attributable to the shares of Common Stock subject to such

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Restricted Stock Units, or to direct the voting of the shares of Common Stock subject to such Restricted Stock Units. The Committee may provide in an Award Agreement evidencing a grant of Restricted Stock Units that the holder of such Restricted Stock Units shall be entitled to receive, upon the Company's payment of a cash dividend on its outstanding shares of Common Stock, a cash payment for each such Restricted Stock Unit which is equal to the per-share dividend paid on such shares of Common Stock. Such Award Agreement also may provide that a cash payment shall be deemed reinvested in additional Restricted Stock Units at a price per unit equal to the Fair Market Value of a share of Common Stock on the date that such cash dividend is paid. Such cash payments paid in connection with Restricted Stock Units which vest or are earned based upon the achievement of performance goals shall not vest unless such performance goals for such Restricted Stock Units are achieved. A holder of Restricted Stock Units shall have no rights other than those of a general unsecured creditor of the Company. Restricted Stock Units shall represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.
8.5    Delivery of Shares. Upon the expiration or termination of the Restriction Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to Restricted Stock or Restricted Stock Units settled in shares of Common Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book entry or direct registration or a share certificate evidencing ownership of such shares of Common Stock shall be issued, free of all such restrictions, to the Participant or such Participant's beneficiary or estate, as the case may be.

ARTICLE 9
PERFORMANCE-BASED AWARDS

9.1    Performance-Based Awards. The Committee, at any time, and from time to time, may grant Performance-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine. Each grant of a Performance-Based Award shall have an initial value or target number of shares of Common Stock that is established by the Committee at the time of grant. The Committee shall establish (a) performance goals in its discretion which, depending on the extent to which they are achieved, shall determine the value and/or number of shares subject to a Performance-Based Award that will be paid out to the Participant, and (b) the Performance Period, which shall mean the period of time during which the performance goals must be achieved in order to determine the degree of payout after vesting with respect to any such Performance-Based Award. Except as provided in Article 11 and Article 13, the Performance Period may not be less than one (1) year from the applicable Award Date.

9.2    Form of Payment and Timing of Performance-Based Awards. Payment of earned Performance-Based Awards shall be as determined by the Committee and as evidenced in the applicable Award Agreement. Earned Performance-Based Awards may be paid in shares of Common Stock and shall be payable, to the extent earned, at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals have been achieved. Any shares of Common Stock paid out under such Awards may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement.

9.3    Performance-Based Awards Granted to Designated Covered Employees. If and to the extent that the Committee determines that a Performance-Based Award to be granted to a Participant should constitute "qualified performance-based compensation" for purposes of Section 162(m) of the Code, the grant, exercise and/or settlement of such Award shall be contingent upon the achievement of pre-established performance goals and other terms set forth in this Section 9.3.

(a)    Performance Goals Generally. The performance goals for Performance-Based Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee, consistent with this Section 9.3. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code. The Committee may determine that such Awards shall be granted, exercised and/or settled upon the achievement of any single performance goal or that two (2) or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Awards. Performance goals may differ for Awards granted among Participants.

(b)    Performance Measures. The performance goals for Performance-Based Awards to a Covered Employee which are intended to qualify as qualified performance-based compensation, shall be limited to the following "Performance Measures," with or without adjustment:

(1)    adjusted earnings;
(2)    return on equity (which includes adjusted return on equity);
(3)    earnings per share growth (which includes adjusted earnings per share growth);
(4)    basic earnings per common share;
(5)    diluted earnings per common share;
(6)    adjusted earnings per common share;
(7)    net income;

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(8)    adjusted earnings before interest and taxes;
(9)    earnings before interest, taxes, depreciation and amortization;
(10)    operating cash flow;
(11)    EVA® performance under the Company's EVA® Management System Technical Manual;
(12)    operations and maintenance expense;
(13)    total shareholder return;
(14)    operating income;
(15)    strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, new growth opportunities, market penetrations, and goals relating to the acquisitions or divestitures, or goals relating to capital-raising and capital management.
(16)    common share price; and
(17)    any combination of the foregoing.

The Committee also shall have the authority to provide for accelerated vesting of any Performance-Based Award based on the achievement of the Performance Measures specified in this Article 9.

(c)    Evaluation of Performance. The Committee may provide in any Performance-Based Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) a Change in Control; (b) a declaration and distribution of stock dividends or stock splits; (c) mergers, consolidations or reorganizations; (d) acquisitions or dispositions of material business units; (e) extraordinary, non-core, non-operating or non-recurring items; (f) infrequently occurring or extraordinary gains or losses; and (g) any restructuring. To the extent such inclusions or exclusions affect Awards to Covered Employees that are intended to qualify as performance-based compensation, such inclusions or exclusions shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

(d)    Adjustment of Performance-Based Compensation. The Committee shall have the sole discretion to adjust Awards that are intended to qualify as Performance-Based Compensation, either on a formula or discretionary basis, or on any combination thereof, as the Committee determines consistent with the requirements of Section 162(m) of the Code for deductibility. In the event that applicable laws or regulations change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval, provided that the exercise of such discretion shall not be inconsistent with the requirements of Section 162(m) of the Code.

(e)    Status of Awards Under Section 162(m). It is the intent of the Company that Awards under Section 9.3 granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder shall, if so designated by the Committee, constitute "qualified performance-based compensation" within the meaning of Section 162(m) of the Code. Accordingly, the terms of Section 9.3, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Section 162(m) of the Code. If any provision of the Plan or any Award Agreement does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to such requirement.

ARTICLE 10
OTHER STOCK-BASED AWARDS

10.1    Other Awards. Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock ("Other Stock-Based Awards"), may be granted either alone or in addition to other Awards under this Plan. Subject to the provisions of this Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such awards, and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified performance period. The provisions of Other Stock-Based Awards need not be the same with respect to each Participant and such Awards to individual Participants need not be the same in subsequent years.

10.2    Terms and Conditions. Other Stock-Based Awards made pursuant to this Article 9 shall be set forth in an Award Agreement and shall be subject to the following terms and conditions:

(a)    Nontransferability. Subject to the provisions of this Plan and the Award Agreement, shares of Common Stock subject to Awards made under this Article 10 may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

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(b)    Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of this Plan and the Award Agreement, the recipient of an Award under this Article 10 shall be entitled to receive on a deferred stock basis, dividends or other distributions with respect to the number of shares of Common Stock covered by the Award.

(c)    Vesting. Any Award under this Article 10 and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(d)    Waiver of Limitation. In the event of the Participant's Disability or death, the Committee may, in its sole discretion, waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Award under this Article 10.

(e)    Price. Common Stock issued or sold under this Article 10 may be issued or sold for no cash consideration or such consideration as the Committee shall determine and specify in the Award Agreement.

ARTICLE 11
TREATMENT OF AWARDS UPON AND SUBSEQUENT TO
TERMINATION OF SERVICE

11.1    Termination of Service for Reasons other than Retirement, Disability or Death. Except as otherwise provided by the Committee and as set forth in the Award Agreement, upon Termination of Service for any reason other than Retirement or on account of Disability or death, Awards under this Plan shall be treated as follows:

(a)    Options and SAR's. Each Option and SAR held by the Participant shall, to the extent rights to purchase shares under such Option and/or SAR have vested at the date of such Termination of Service shall not have been fully exercised, be exercisable, in whole or in part, at any time and within a period of three (3) months following Termination of Service, subject to prior expiration of the term of such Option and/or SAR.

(b)    Restricted Stock and Restricted Stock Units. Any shares of Restricted Stock or Restricted Stock Units held by the Participant that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited.

(c)    Performance-Based Awards. Any Performance-Based Awards held by the Participant that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited.

11.2    Termination of Service for Disability. Except as otherwise provided by the Committee and as set forth in the Award Agreement, upon Termination of Service by reason of Disability, Awards under this Plan shall be treated as follows:

(a)    Options and SAR's. Each Option and SAR held by the Participant shall, to the extent rights to purchase shares under such Option and/or SAR have vested at the date of such Termination of Service and shall not have been fully exercised, be exercisable in whole or in part, for a period of five (5) years following such Termination of Service, subject, however, to prior expiration according to its terms and other limitations imposed by the Plan. If the Participant dies after Disability, the Participant's Options and/or SAR's shall be exercisable in accordance with Section 11.4 below.

(b)    Restricted Stock and Restricted Stock Units. Any shares of Restricted Stock or Restricted Stock Units held by a Participant as of the date of his or her Disability shall become immediately vested as of such date.

(c)    Performance Shares. The number of shares subject to a Participant's Performance-Based Award shall be determined by multiplying the number of shares subject to that Award by a fraction, the numerator of which shall be the number of full calendar months of employment service subsequent to the Award Date, and the denominator of which shall be the number of full calendar months during the Performance Period. The Participant's actual number of shares subject to the Award shall vest, in full, at the end of the Performance Period.

11.3    Termination of Service for Retirement. Except as otherwise provided by the Committee and as set forth in the Award Agreement, upon Termination of Service by reason of Retirement, Awards under this Plan shall be treated as follows:

(a)    Options and SAR's. Each Option and SAR held by the Participant for a period of less than twelve (12) consecutive months after the Award Date shall be deemed vested by multiplying the number of shares subject to the Award by a fraction, the numerator of which is the number of full calendar months of employment or service subsequent to the date of the Award, and the denominator of which is twelve (12). Conditioned upon Participant's compliance with the noncompete covenant set forth in the Award

Herman Miller, Inc., and Subsidiaries 69

Agreement, each Option and SAR held by the Participant for a period of twelve (12) consecutive months or greater after the Award Date shall continue to vest in accordance with the stated vesting period, provided that such period not exceed five (5) years from the Participant's Termination of Service. Conditioned upon Participant's compliance with the noncompete covenant set forth in the Award Agreement, the Participant shall have the right to exercise such Option and/or SAR, to the extent vested, following the expiration of the noncompete covenant and prior to the fifth (5th) anniversary of the Participant's Termination of Service, subject, however, to prior expiration according to its terms and other limitations imposed by the Plan. If the Participant dies after such Retirement, the Participant's Options and/or SAR's shall be exercisable in accordance with Section 11.4 below.

(b)    Restricted Stock and Restricted Stock Units. Any shares of Restricted Stock or Restricted Stock Units held by the Participant for a period of less than twelve (12) consecutive months after the Award Date shall be deemed vested by multiplying the number of shares subject to the Award by a fraction, the numerator of which is the number of full calendar months of employment or service subsequent to the date of the Award, and the denominator of which is twelve (12). Any shares of Restricted Stock or Restricted Stock Units held by the Participant for a period of twelve (12) consecutive months or greater after the Award Date shall be deemed vested in full. Conditioned upon Participant's compliance with the noncompete covenant set forth in the Award Agreement, the shares subject to the Restricted Stock or Restricted Stock Units shall be distributable to the Participant following the expiration of the noncompete covenant.

(c)    Performance-Based Awards. The number of shares subject to a Participant's Performance-Based Award shall be determined by multiplying the number of shares subject to that Award by a fraction, the numerator of which shall be the number of full calendar months of employment or service subsequent to the Award Date and the denominator of which is twelve (12). Condition upon Participant's compliance with the noncompete covenant set forth in the Award Agreement, the Participant's actual number of shares subject to the Award shall vest, in full, at the end of the later of the Performance Period or the expiration of the noncompete covenant.

11.4    Termination of Service for Death. Except as otherwise provided by the Committee and as set forth in the Award Agreement, upon Termination of Service due to death, Awards under this Plan, shall be treated as follows:

(a)    Options and SAR's. Each Option and SAR held by the Participant shall, to the extent rights to purchase shares under such Option and/or SAR have vested at the date of death and shall not have been fully exercised, be exercisable, in whole or in part, by the personal representative or the estate of the Participant, or Permitted Transferee or by any person or persons who shall have acquired the Option directly from the Participant or Permitted Transferee by bequest or inheritance, only under the following circumstances and during the following periods: (i) if the Participant dies while employed by the Company, at any time within five (5) years after the date of death, or (ii) if the Participant dies during the extended exercise period following Termination of Service specified in Sections 11.2 and 11.3, at any time within the longer of such extended period or one (1) year after death, subject, however, in any case, to the prior expiration of the term of the Option and/or SAR and any other limitation on the exercise of such Option and/or SAR in effect at the date of exercise.

(b)    Restricted Stock and Restricted Stock Units. Any shares of Restricted Stock or Restricted Stock Units held by the Participant at the date of death while employed by or in the service of the Company shall become immediately vested as of the date of death.

(c)    Performance-Based Awards. The number of shares subject to a Participant's Performance-Based Award shall be determined by multiplying the number of shares subject to that Award by a fraction, the numerator of which shall be the number of full calendar months of employment or service subsequent to the date of death, and the denominator of which shall be the number of full calendar months during the Performance Period. The Participant's actual number of shares subject to the Award shall vest, in full, at the end of the Performance Period.

ARTICLE 12
TERMINATION OR AMENDMENT OF THE PLAN

The Board may at any time amend, discontinue or terminate this Plan or any part thereof (including any amendment deemed necessary to ensure that the Company may comply with any applicable regulatory requirement); provided, however, that, unless otherwise required by law, the rights of a Participant with respect to Awards granted prior to such amendment, discontinuance or termination, may not be impaired without the consent of such Participant and, provided further, without the approval of the Company's shareholders, no amendment may be made which would (i) increase the aggregate number of shares of Common Stock that may be issued under this Plan (except by operation of Article 14); (ii) change the definition of employees eligible to receive Awards under this Plan; or (iii) otherwise materially increase the benefits to Participants under the Plan. The Committee may amend the terms of any Award previously granted, prospectively or retroactively, but, subject to Article 14, no such amendment or other action by the Committee shall impair the rights of any Participant without the Participant's consent. Awards may

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not be granted under the Plan after the Termination Date, but Awards granted prior to such date shall remain in effect or become exercisable pursuant to their respective terms and the terms of this Plan.

ARTICLE 13
UNFUNDED PLAN

This Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payment not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

ARTICLE 14
ADJUSTMENT PROVISIONS

14.1    Antidilution. If the number of outstanding shares of Common Stock is increased or decreased or the shares of Common Stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Common Stock effected without receipt of consideration by the Company, the number and kinds of shares of stock for which grants of Awards may be made under the Plan, including the share limits set forth in Article 4, shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Participant in such Award immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but shall include a corresponding proportionate adjustment in the per share Option Price or SAR Price, as the case may be. Notwithstanding the foregoing, in the event of any distribution to the Company's shareholders of securities of any other entity or other asset (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee shall, in such manner as the Board or the Committee deems appropriate, adjust (a) the number and kind of shares of stock subject to outstanding Awards and/or (b) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Price of outstanding Stock Appreciation Rights as required to reflect such distribution.

14.2    Reorganization in Which the Company is the Surviving Entity Which Does Not Constitute a Change in Control. If the Company is the surviving entity in any reorganization, merger or consolidation of the Company with one or more entities which does not constitute a Change in Control, any Option, SAR, Restricted Stock or Restricted Stock Unit granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to such Option, SAR, Restricted Stock or Restricted Stock Unit would have been entitled immediately following such transaction, with a corresponding, proportionate adjustment of the per share Option Price or SAR Price so that the aggregate Option Price or SAR Price thereafter shall be the same as the aggregate Option Price or SAR Price of the shares of Common Stock remaining subject to the Option or SAR as in effect immediately prior to such transaction. Subject to the contrary language in an Award Agreement, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Participant as a result of such transaction. In the event of any transaction referred to in this Section 14.2, Performance-Based Awards shall be adjusted (including any adjustment to the performance goals or Performance Measures applicable to such Awards deemed appropriate by the Committee) so as to apply to the securities that a holder of the number of shares of Common Stock subject to the Performance-Based Awards would have been entitled to receive immediately following such transaction.

In connection with a transaction under this Section 14.2 or transaction involving the acquisition by the Company of the equity interests of another enterprise, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan by another business entity that is a party to such transaction and to substitute Awards under the Plan for such awards. The number of shares of Common Stock available for issuance under the Plan pursuant to Section 4.1 shall be increased by the number of shares of Common Stock subject to any such assumed awards and substitute awards. Shares available for issuance under a shareholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Plan and shall not reduce the number of Plan Shares otherwise available for issuance under the Plan, subject to applicable rules of NASDAQ or of any stock exchange on which the Common Stock is listed.

14.3    Change in Control in Which Awards Are Not Assumed. Except as otherwise provided in the applicable Award Agreement, upon the occurrence of a Change in Control in which outstanding Awards are not being assumed or continued, the following provisions shall apply to such Awards:

(a)    For Awards other than Performance-Based Awards,

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(i)    all outstanding Restricted Stock and Restricted Stock Units shall be deemed to have vested and the shares of Common Stock subject thereto shall be delivered immediately prior to the occurrence of such Change in Control, and fifteen (15) days prior to the scheduled consummation of such Change in Control, all outstanding Options and SARs shall become immediately exercisable and shall remain exercisable for a period of fifteen (15) days; or

(ii)    the Committee may elect, in its sole discretion, to cancel any outstanding awards of Options, SARs, Restricted Stock and Restricted Stock Units and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock and Restricted Stock Units (for shares of Common Stock subject thereto) equal to the formula or fixed price per share paid or payable to holders of shares of Common Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Common Stock subject to such Options or SARs (the "Award Stock") multiplied by the amount, if any, by which (x) the formula or fixed price per share paid or payable to holders of shares of Common Stock pursuant to such transaction exceeds (y) the Option Price or SAR Price applicable to such Award Stock.

(b)    For Performance-Based Awards, if less than half of the Performance Period has lapsed, such Performance-Based Awards shall be converted into Restricted Stock or Performance Shares assuming target performance has been achieved (or into Unrestricted Stock if no further restrictions apply). If at least half the Performance Period has lapsed, such Performance-Based Awards shall be converted into Restricted Stock or Performance Shares based on actual performance to date (or into Unrestricted Stock if no further restrictions apply). If actual performance is not determinable, such Performance-Based Awards shall be converted into Restricted Stock or Performance Shares assuming target performance has been achieved, based on the discretion of the Committee (or into Unrestricted Stock if no further restrictions apply).

(c)    Other Equity-Based Awards shall be governed by the terms of the applicable Award Agreement.

With respect to the Company's establishment of an exercise window, (a) any exercise of an Option or SAR during the fifteen (15)-day period referred above shall be conditioned upon the consummation of the applicable Change in Control and shall be effective only immediately before the consummation thereof, and (B) upon consummation of any Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate. The Committee shall send notice of an event that shall result in such termination to all Participants or Permitted Transferees who hold Options and SARs not later than the time at which the Company gives notice thereof to its shareholders.

14.4    Change in Control in which Awards are Assumed or the Company is the Surviving Entity. If a Change in Control occurs and the Company is the surviving entity and any adjustments necessary to preserve the intrinsic value of the Participant's outstanding Awards have been made, or the Company's successor at the time of the Change in Control irrevocably assumes the Company's obligations under this Plan or replaces the Participants' outstanding Awards having substantially the same intrinsic value and having terms and conditions no less favorable to the Participant than those applicable to the Participants' Awards immediately prior to the Change in Control, then such Awards or their replacement awards shall become immediately exercisable, in full, only if within two years after the Change in Control the Participant's employment:

(a)    is terminated without Cause;

(b)    terminates with "Good Reason"; or

(c)    terminates under circumstances that entitle the Participant to accelerated exercisability under any individual employment agreement between the Participant and the Company, a Subsidiary, or any successor thereof.

14.5    Adjustments by Committee. Any adjustments pursuant to this Article 13 will be made by the Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding, and conclusive. No fractional interest will be issued under the Plan on account of any such adjustments. Only cash payments will be made in lieu of fractional shares.

ARTICLE 15
GENERAL PROVISIONS

15.1    Legend. The Committee may require each person purchasing shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by this Plan, the certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any

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stock exchange upon which the Stock is then listed, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.2    No Right to Employment. Neither this Plan nor the grant of any Award hereunder shall give any Participant or other employee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall there be a limitation in any way on the right of the Company or any Subsidiary by which an employee is employed to terminate his or her employment at any time.

15.3    Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld. Unless otherwise prohibited by the Committee, each Participant may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold from the shares otherwise issuable to the Participant a number of shares having a Fair Market Value as of the "Tax Date" up to the amount of the withholding tax obligation; or (c) delivering to the Company unencumbered shares owned by the Participant having a Fair Market Value, as of the Tax Date, up to the amount of the withholding tax obligation. The "Tax Date" shall be the date that the amount of tax to be withheld is determined.

15.4    No Assignment of Benefits. No Option, Award or other benefit payable under this Plan shall, except as otherwise specifically transfer, provided by law, be subject in any manner to anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, attach, sell, transfer, assign, pledge, encumber or charge, any such benefits shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

15.5    Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws and in the courts of the state of Michigan.

15.6    Application of Funds. The proceeds received by the Company from the sale of shares of Common Stock pursuant to Awards granted under this Plan will be used for general corporate purposes.

15.7    Rights as a Shareholder. Except as otherwise provided in an Award Agreement, a Participant shall have no rights as a shareholder of the Company until he or she becomes the holder of record of Common Stock.

15.8    Section 409A of the Code. The Company intends to administer this Plan in order to comply with Section 409A of the Code, or an exemption to Section 409A of the Code, with regard to Awards that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code. To the extent that the Company determines that a Participant would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A of the Code as a result of any provision of any Award granted under the Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Committee.

Herman Miller, Inc., and Subsidiaries 73